PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-219625

GREENPRO CAPITAL CORP.

7,996,123 Shares of Common Stock

This prospectus relates to the resale of 7,996,123 shares of our common stock by the selling stockholders named in this prospectus.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our common stock is currently quoted on the OTCQB Marketplace (the “OTCQB”) under the symbol “GRNQ.” There is a limited public trading market for our common stock. Our common stock has been approved for listing on the NASDAQ Capital Market under the symbol “GRNQ.” Prior to the commencement of trading of our common stock, we are required to provide to NASDAQ the final number of shares to be sold and a full list of participants in the primary offering of up to 2,500,000 shares of our common stock pursuant to the public offering prospectus filed contemporaneously herewith.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 7 of this prospectus before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this registration statement. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2018

The above graphic depicts our logo and motto.

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The above graphic depicts our core concept of “Worldwide Wealth Wisdom”, which encompasses wealth creation, wealth protection and wealth succession.

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The above graphic depicts two publications by our Company – Greenpro Capital Corp.

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The above graphics depict sharing sessions, seminars and activities the Company conducted or participated in, in the past.

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The above graphics depict sharing sessions, seminars and activities the Company conducted or participated in, in the past.

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The above graphics depict sharing sessions, seminars and activities the Company conducted or participated in, in the past.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized any person to provide you with different information. We are not offering to sell, or seeking an offer to buy, our common stock in any jurisdiction where such offer or sale is not permitted. You should assume that the information contained in this prospectus and any supplement or amendment hereto is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless the context otherwise indicates, all references in this prospectus to:

●	The “Company,” “we,” “us,” or “our,” “Greenpro” are references to Greenpro Capital Corp., a Nevada corporation.

●	“China” or “PRC” are references to People’s Republic of China;

●	“HK” refers to the Hong Kong Special Administrative Region;

●	“U.S. dollar,” “$” and “US$” refer to the legal currency of the United States;

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to “yuan” or “RMB” are to the Chinese yuan (also known as the renminbi). References to “MYR” are to the Malaysian Ringgit. References to “HK$” are to the Hong Kong Dollar.

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SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus before investing in our common stock.

Overview

We currently operate and provide a wide range of business solution services to small and medium-size businesses located in Asia and South-East Asia, with an initial focus on Hong Kong, China and Malaysia. Our comprehensive range of services includes cross-border business solutions, record management services, and accounting outsourcing services. Our cross border business services include, among other services, tax planning, trust and wealth management, cross border listing advisory services and transaction services. As part of the cross border business solutions, we have developed a package solution of services (“Package Solution”) that can reduce business costs and improve revenues.

We also operate a venture capital business through Greenpro Venture Capital Limited, an Anguilla corporation. Our venture capital business is focused on (1) establishing a business incubator for start-up and high growth companies to support such companies during critical growth periods, which includes education and support services, and (2) searching for investment opportunities in selected start-up and high growth companies, which we expect can generate significant returns to the Company. We expect to target companies located in Asia and South-East Asia including Hong Kong, Malaysia, China, Thailand and Singapore. We anticipate our venture capital business will also engage in the purchase, acquisition and rental of commercial properties in the same Asia and South-East Asia region.

To support our venture capital business, we partnered with QSC Asia Sdn. Bhd., an education and training company that arranges seminars and courses in Malaysia, to provide business, educational and support services. We operate our venture capital related education and support services through our subsidiary, Greenpro Capital Village Sdn. Bhd. We have started arranging seminars called the CEO & Business Owners Strategic Session (CBOSS) in Malaysia and Singapore for business owners who are interested in the following:

●	Developing business globally,

●	Expanding business with increased capital funds,

●	Creating a sustainable SME business model,

●	Accelerating the growth of the business, or

●	Increasing company cash flow significantly.

The objective of the CBOSS seminars is to educate the chief executive officers or business owners on how to acquire “smart capital” and the considerations involved. The seminars include an introduction to the basic concepts of “smart capital,” “wealth and value creation,” recommendation and planning and similar topics. We believe that the seminar will synergistically support our venture capital business segment.

Our Growth Strategy

Our growth strategy is highly dependent on our ability to market our services effectively. We are focused on three primary marketing strategies, which include offline marketing, online marketing and content marketing.

Offline Marketing

Due to the nature of our business where trust is a critical element in client engagement, we are focusing approximately 60% of our time on our offline marketing activities and approximately 40% of our time on our online marketing activities. For offline marketing, we believe physical presence in the market is a key to build trust from the public and targeted marketing.

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Educational Events & Seminars

Consistent with this principal of physical engagement, we organize frequent and targeted events, such as workshops, industry conferences and other investor education and social events to share our knowledge with prospective clients. We invite potential clients and prospects through our collaborated partners and existing database to attend our events. At these events, we introduce our services to see if any potential clients would like to engage in any of our services. These events are often organized in cooperation with chambers of commerce, distinguished alumni associations and high-profile entrepreneurs.

Roadshow Platform & Networking Events

For our venture capital portfolio and our business solution services, our priority objective is to identify potential investments with solid and sound businesses. Consistent with this objective, we participate in company roadshow events. These roadshow events allow companies to showcase themselves and their potential for future development. From these events, we are able to promote and source potential projects or companies that need our business solution services in their corporate development.

Word of Mouth

Word of mouth is one of the most effective marketing tools for our business. We intend to engage in nationwide marketing initiatives to further raise our brand awareness while continuing to improve client satisfaction to strengthen our word of mouth referrals. We intend to continue to focus on referrals as the major avenue of new client development. We also encourage our employees to introduce or recommend new clients to us by providing incentive bonuses.

Online Marketing

We believe our public brand awareness will further contribute to our brand recognition and improve our performance. We also believe the most cost effective way to gain awareness is by leveraging the use of the internet and various mobile social network applications.

Social Network Marketing

Wechat has been the mainstream mobile online marketing tool for companies in China. According to a 2017 Wechat User Behavior Report, published by Tencent Penguin Intelligence as of the fourth quarter of 2016, Wechat had 889 million monthly active users worldwide. The top two reasons for group chats through Wechat are corporate internal communications and professional networking. As a result of the work-related features of Wechat, we believe that using Wechat can bolster our brand and networking opportunities.

Weibo is a leading social media platform for people to create, distribute and discover Chinese-language content. Weibo combines the means of public self-expression in real time with a powerful platform for social interaction, as well as content aggregation and distribution. Weibo Corporation reported in their official website that in December 2016, Weibo had 313 million monthly active users, which had increased from 236 million monthly active users in December 2015. Weibo serves a wide range of users including ordinary citizens, celebrities and other public figures, as well as media outlets, businesses, government agencies, charities and other organizations, making it a microcosm of Chinese society. For many people in China, Weibo allows them to be heard publicly and exposed to the rich ideas, cultures and experiences of the broader world.

We have an official company account in Wechat and Weibo, serving as contact platforms for potential clients to contact us. At the same time, we continuously introduce basic products and services information, market research and updates to our members, as well as publish articles and proprietary research reports on major business and finance to our accounts.

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Search Engine Optimization (SEO) & Search Engine Marketing

Search Engine Optimization and Search Engine Marketing are current strategies we implement to enhance our online appearance in search engines. We have recruited an internal SEO team to handle technical operations in order to improve our exposure by enhancing higher rankings in key word searching.

Content Marketing

Knowledge sharing & publication

We have a team of editors who prepare market research and updates to our members. We also publish articles and proprietary research reports in major business and finance. These contents are the substance and tools to support our existing marketing channel and activities.

Competitive Advantages

Cross Border Advantages:

●	With our offices setup across the East Asia and South-East Asia regions, we have better information flow within those markets and a better understanding of the needs in those markets, which allow us to provide services to our clients and fulfill their needs in a better manner.

●	We have an advantage in sourcing better investment opportunities with our local teams who understand risk-opportunity in the local industry.

●	With our offices throughout the regions we serve, we have better connectivity as we have more contact points reaching out to potential local clients, in another way, achieving timely and effective communication.

Multi-lingual:

●	Our professional teams are multi nationals who add value to our operations. They are proficient in English, Chinese, Malay, Thai, Cantonese Dialect, and other local dialects in the East Asia and South-East Asia regions. The multi-national teams allow us to easily adapt and communicate with clients from all areas in the regions. Such strength is an added value as we are facing clients from all over the East Asia and South-East Asia regions with different default languages during interaction.

●	Such capabilities enable us to produce efficient and effective communication with our clients.

Company Secretarial Services:

●	We have professional and experienced teams established in Hong Kong, China and Malaysia specializing in corporate advisory services and company secretarial services that range from advising local and overseas clients for company formation in Hong Kong, U.S., China and other overseas jurisdictions, maintaining of statutory records and filing statutory returns of respective clients with local companies’ registry, applying for business licenses and preparing meeting minutes or resolutions.

●	With our offices and experienced teams in Hong Kong, China and Malaysia, we have better knowledge, skills and resources for servicing our clients.

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Risk Related to Our Business

Our ability to implement our business strategy is subject to numerous risks and uncertainties that you should be aware of before making an investment decision. As a technology company, we face many risks inherent in our business and our industry generally. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors,” prior to making an investment in our common stock. These risks include, among others, the following:

●	We have business operations in Hong Kong, China and Malaysia and we may be negatively affected by any instability in the economic and political development of any of the above region.

●	We have incurred operating losses since we began operations and may not be profitable in the future.

●	The Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2017 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern.

●	We may be unable to gain any significant market acceptance for our services and establish a significant market presence to attract customers under increasing competition.

●	If we fail to cost-effectively acquire new customers or retain our existing customers, our business could be materially adversely affected.

●	If we fail to manage future growth effectively, our business could be materially adversely affected.

Our Corporate Information

We were incorporated on July 19, 2013 in the State of Nevada. Our principal executive offices are located at Room 1701-1703, 17/F, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. Our telephone number is +852 3111 7718. We maintain a website at www.greenprocapital.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

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THE OFFERING

Common Stock offered by the selling stockholders	7,996,123 shares

Common stock outstanding	53,233,960 shares (1)

Use of proceeds:	We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus.

(1) Assumes no issuance by us of up to 2,500,000 shares of our common stock pursuant to the public offering prospectus filed contemporaneously herewith.

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SUMMARY FINANCIAL AND OTHER DATA

The following tables set forth our summary historical financial data for the periods presented. The following summary financial data for the years ended December 31, 2017 and 2016 are derived from our audited financial statements appearing elsewhere in this prospectus.

This summary financial data should be read together with the historical financial statements and related notes to those statements, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

The pro forma as adjusted balance sheet data reflects the balance sheet data as of December 31, 2017, as adjusted to reflect our receipt of the estimated net proceeds from our sale of the minimum offering amount (500,000 shares) and maximum offering amount (2,500,000 shares) in this offering at an assumed public offering price of $6.00 per share, which is set forth on the cover page of this prospectus, after deducting the estimated placement agent commissions and estimated offering expenses payable by us.

	As of December 31,	As of December 31
	2016	2017
			Pro Forma, as adjusted
		Actual	Minimum Offering	Maximum Offering
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Balance Sheet Data:
Current Assets	$1,596,156	$1,853,878	$4,060,578	$15,280,578
Other Assets	6,815,080	9,160,429	9,160,429	9,160,429
Total Assets	8,411,236	11,014,307	13,221,007	24,441,007
Current Liabilities	1,997,397	3,924,079	4,181,649	5,211,929
Total Liabilities	2,551,525	5,766,919	6,024,489	7,054,769
Total Stockholders’ Equity	$5,859,711	$5,247,388	$7,196,518	$17,386,238

	Year Ended December 31,
	2017	2016
	(Audited)	(Audited)
Statements of Operations Data:
Revenues	$3,916,372	$3,091,735

Cost and Expense
Cost of Revenues	(1,487,801)	(1,135,307)
General and Administrative Expenses	(3,350,896)	(1,924,293)
Impairment of goodwill and intangible assets	(1,898,721)	-

Income (Loss) From Operations	(2,821,046)	32,135

Loss before Income Tax	(3,048,537)	(32,207)

Net Loss	(3,116,909)	(39,666)

Net Loss Attributed to Common Stockholders of Greenpro Capital Corp.	$(2,284,559)	$(50,815)

Comprehensive Income Loss	$(2,212,940)	$(61,837)

Basic and diluted loss per common share	$(0.04)	$(0.00)
Basic and diluted loss per common share - pro forma – minimum offering 500,000	$(0.04)	$(0.00)
Basic and diluted loss per common share - pro forma – maximum offering 2,500,000	$(0.04)	$(0.00)

*	The pro forma number of shares to be outstanding immediately after this offering as shown above is based on shares outstanding as of December 31, 2017, on an as adjusted basis to give effect to the sale of the minimum and maximum number of shares of common stock by us in this offering at the assumed public offering price of $6.00 per share, which is the set forth on the cover page of this prospectus.

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RISK FACTORS

You should carefully consider the risks described below and elsewhere in this report, which could materially and adversely affect our business, results of operations or financial condition. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may materially affect our business, results of operations, or financial condition. If any of these risks occur, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to our Business

We have a limited operating history that you can use to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company.

We were incorporated in Nevada in July 2013. For the year ended December 31, 2017 and 2016, we have generated $3,916,372 and $3,091,735, respectively, in revenues and incurred net loss of $3,116,909 and $39,666, respectively. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small company starting a new business enterprise and the highly competitive environment in which we will operate. We have a limited operating history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	our ability to market our product and services;

●	our ability to generate revenues; and

●	our ability to raise the capital necessary to continue marketing and developing our product.

We are not currently profitable and may not become profitable.

As of December 31, 2017, we had $1,162,394 cash on hand, our stockholder’s equity was $5,247,388. We have generated $3,916,372 in revenue in 2017 and have incurred operating loss of $2,821,046 and net loss of $3,116,909. We expect to incur losses and negative operating cash flows for the foreseeable future, and we may not achieve profitability. We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our business.

We are dependent upon the proceeds of this offering to fund our business. If we do not sell enough shares in this offering to continue operations, this could have a negative effect on the value of your common stock.

As of December 31, 2017, we had $11,014,307 in assets and limited capital resources. In order to continue operating for the next twelve months, in the event that we do not generate sufficient revenues, we must raise approximately $3,000,000 in gross proceeds from this offering.

Unless we begin to generate sufficient revenues to finance operations as a going concern, we may experience liquidity and solvency problems. Such liquidity and solvency problems may force us to cease operations if additional financing is not available.

Also, as a public company, we will incur professional and other fees in connection with our quarterly and annual reports and other periodic filings with the SEC. Such costs can be substantial and we must generate enough revenue or raise money from offerings of securities or loans in order to meet these costs and our SEC filing requirements. We are offering our securities to the public; however, there is no guarantee that we will be able to sell the securities. And even if we sell the securities, there is no guarantee that the proceeds will be sufficient to fund our planned operations. We anticipate a burn rate of approximately $250,000 per month. At 10% of the minimum offering sold, our burn rate would be 1.2 months, if 25% of the minimum offering is sold, our burn rate would be 3 months, if 50% of the minimum offering is sold, our burn rate would be 6 months, and if 100% of the minimum offering is sold, our burn rate would be 12 months. At 10% of the maximum offering sold, our burn rate would be 6 months, if 25% of the maximum offering is sold, our burn rate would be 15 months, if 50% of the maximum offering is sold, our burn rate would be 30 months, and if 100% of the maximum offering shares is sold, our burn rate would be 60 months.

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We may not be able to continue to operate as a going concern.

For the year ended December 31, 2017, the Company incurred a net loss of $3,116,909 and used cash in operating activities of $442,711, and at December 31, 2017, the Company had a working capital deficiency of $2,070,201. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s December 31, 2017 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stock holders, in the case of equity financing.

We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

Management identified material weaknesses in our internal control over financial reporting as of December 31, 2017. See “Item 9A – Controls and Procedures” of our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on April 13, 2018. These material weaknesses resulted in the restatement of our consolidated financial statements for the year ended December 31, 2016.

Although we are undertaking steps to address these material weaknesses, the existence of a material weakness is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in the current or any future period. Remediation efforts are still in process and have not yet been completed. We cannot assure you that the steps taken will remediate such weakness, nor can we be certain of whether additional actions will be required or the costs of any such actions.

In addition, we may in the future identify further material weaknesses in our internal control over financial reporting that we have not discovered to date. Although we are engaged in remediation efforts with respect to the material weaknesses, the existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our common stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed. We cannot assure you that we will be able to remediate these material weaknesses in a timely manner.

Our operating results may prove unpredictable which could negatively affect our profit.

Our operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which we have no control. Factors that may cause our operating results to fluctuate significantly include: our inability to generate enough working capital from future equity sales; the level of commercial acceptance by clients of our services; fluctuations in the demand for our service the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure and general economic conditions. If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results.

If we are unable to gain any significant market acceptance for our service or establish a significant market presence, we may be unable to generate sufficient revenue to continue our business.

Our growth strategy is substantially dependent upon our ability to successfully market our service to prospective clients. However, our planned services may not achieve significant acceptance. Such acceptance, if achieved, may not be sustained for any significant period of time. Failure of our services to achieve or sustain market acceptance could have a material adverse effect on our business, financial conditions and the results of our operations.

Management’s ability to implement the business strategy may be slower than expected and we may be unable to generate a profit.

Our business plans, including offering a cloud auditing system and consulting services, may not occur. Our growth strategy is subject to significant risks which you should carefully consider before purchasing the shares we are offering.

Our services may be slow to achieve profitability, or may not become profitable at all, which will result in losses. There can be no assurance that we will succeed.

We may be unable to enter into our intended markets successfully. The factors that could affect our growth strategy include our success in (a) developing our business plan, (b) obtaining our clients, (c) obtaining adequate financing on acceptable terms, and (d) adapting our internal controls and operating procedures to accommodate our future growth.

Our systems, procedures and controls may not be adequate to support the expansion of our business operations. Significant growth will place managerial demands on all aspects of our operations. Our future operating results will depend substantially upon our ability to manage changing business conditions and to implement and improve our technical, administrative and financial controls and reporting systems.

Competitors may enter this sector with superior service which would affect our business adversely.

We have identified a market opportunity for our business. We believe that barriers to entry are low to medium because of economies of scale, cost advantage and brand identity. Potential competitors may enter this sector with superior services. This would have an adverse effect upon our business and our results of operations. In addition, a high level of support is critical for the successful marketing and recurring sales of our services. Despite having accumulated customers from the past four years, we may still need to continue to improve our platform and software in order to assist potential customers in using our platform, and we also need to provide effective support to future clients. If we are unable to increase customer support and improve our platform in the face of increasing competition, with the increase in competition, our ability to sell our services to potential customers could adversely affect our brand, which would harm our reputation.

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Our use of open source and third-party software could impose limitations on our ability to commercialize our services.

We intend to incorporate open source software into our platform. Although we monitor our use of open source closely, the terms of many open source licenses have not been interpreted by U.S. courts or jurisdictions elsewhere, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our services. We could also be subject to similar conditions or restrictions should there be any changes in the licensing terms of the open source software incorporated into our products. In either event, we could be required to seek licenses from third parties in order to continue our services in the event re-engineering cannot be accomplished on a timely or successful basis, any of which could adversely affect our business, operating results and financial condition.

We also intend to incorporate certain third-party technologies, including software programs, into our website and may need to utilize additional third-party technologies in the future. However, licenses to relevant third-party technology may not continue to be available to us on commercially reasonable terms, or at all. Therefore, we could face delays in releases of our platform until equivalent technology can be identified, licensed or developed, and integrated into our current products. These delays, if they occur, could materially adversely affect our business, operating results and financial condition. Any disruption in our access to software programs or third-party technologies could result in significant delays in releases of our platform and could require substantial effort to locate or develop a replacement program. If we decide in the future to incorporate into our products any other software program licensed from a third party, and the use of such software program is necessary for the proper operation of our appliances, then our loss of any such license would similarly adversely affect our ability to release our products in a timely fashion.

The security of our computer systems may be compromised and harm our business.

A significant portion of our business operations is conducted through use of our computer network. Although we intend to implement security systems and procedures to protect the confidential information stored on these computer systems, experienced computer programmers and hackers may be able to penetrate our network security and misappropriate our confidential information or that of third parties. As well, they may be able to create system disruptions, shutdowns or effect denial of service attacks. Computer programmers and hackers also may be able to develop and deploy viruses, worms, and other malicious software programs that attack our networks or client computers, or otherwise exploit any security vulnerabilities, or that misappropriate and distribute confidential information stored on these computer systems. Any of the foregoing could result in damage to our reputation and customer confidence in the security of our products and services, and could require us to incur significant costs to eliminate or alleviate the problem. Additionally, our ability to transact business may be affected. Such damage, expenditures and business interruption could seriously impact our business, financial condition and results of operations.

Adverse developments in our existing areas of operation could adversely impact our results of operations, cash flows and financial condition.

Our operations are focused on utilizing our sales efforts which are principally located in South-East Asia. As a result, our results of operations, cash flows and financial condition depend upon the demand for our services in these regions. Due to the lack of broad diversification in industry type and geographic location, adverse developments in our current segment of the midstream industry, or our existing areas of operation, could have a significantly greater impact on our results of operations, cash flows and financial condition than if our operations were more diversified.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to follow the extended transition period, and as a result, we will delay adoption of certain new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

Risks Related to Doing Business in East Asia and South-East Asia

Our contractual arrangements may not be as effective in providing control over the variable interest entities as direct ownership.

We rely on contractual arrangements with our variable interest entities to hold part of our assets in Hong Kong. For a description of these contractual arrangements, see “Acquisition and Reorganization History - VIE Structure and Arrangements.” These contractual arrangements may not be as effective as direct ownership in providing us with control over our variable interest entities.

If we had direct ownership of the variable interest entities, we would be able to exercise our rights as an equity holder directly to effect changes in the boards of directors of those entities, which could effect changes at the management and operational level. Under our contractual arrangements, we may not be able to directly change the members of the boards of directors of these entities and would have to rely on the variable interest entities and the variable interest entity equity holders to perform their obligations in order to exercise our control over the variable interest entities. The variable interest entity equity holders may have conflicts of interest with us or our shareholders, and they may not act in the best interests of our company or may not perform their obligations under these contracts. For example, our variable interest entities and their respective equity holders could breach their contractual arrangements with us by, among other things, failing to conduct their operations, including maintaining our websites and using our domain names and trademarks which the relevant variable interest entities have exclusive rights to use, in an acceptable manner or taking other actions that are detrimental to our interests. Pursuant to the call option, we may replace the equity holders of the variable interest entities at any time pursuant to the contractual arrangements. Consequently, the contractual arrangements may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership.

Our business is subject to the risks of international operations.

Substantially all of our business operations are conducted in South-East Asia. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in the Asian countries we intend to develop business. Following the closing of our initial public offering, we will derive a significant portion of our revenue and earnings from the operation in Hong Kong, our principal business place and also in Malaysia and other South-East Asian countries. Operating in multiple foreign countries involves substantial risk. For example, our business activities subject us to a number of laws and regulations, such as anti-corruption laws, tax laws, foreign exchange controls and cash repatriation restrictions, data privacy and security requirements, labor laws, intellectual property laws, privacy laws, and anti-competition regulations. As we expand into additional countries, the complexity inherent in complying with these laws and regulations increases, making compliance more difficult and costly and driving up the costs of doing business in foreign jurisdictions. Any failure to comply with foreign laws and regulations could subject us to fines and penalties, make it more difficult or impossible to do business in that country and harm our reputation.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the foreign corrupt practices act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We will have operations, agreements with third parties and make sales in South-East Asia, which may experience corruption. Our proposed activities in Asia create the risk of unauthorized payments or offers of payments by one of the employees, consultants, or sales agents of our Company, because these parties are not always subject to our control. It will be our policy to implement safeguards to discourage these practices by our employees. Also, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, or sales agents of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

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You may have difficulty enforcing judgments against us.

We are a Nevada corporation and most of our assets are and will be located outside of the United States. Almost all of our operations will be conducted in Hong Kong. In addition, our officers and directors are nationals and residents of a country other than the United States. All of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon them. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officer and director, since he is not a resident in the United States. In addition, there is uncertainty as to whether the courts of Hong Kong or other Asian countries would recognize or enforce judgments of U.S. courts.

Payment of dividends is subject to restrictions under Nevada, Hong Kong, Malaysia and the PRC laws.

Under Nevada law, we may only pay dividends subject to our ability to service our debts as they become due and provided that our assets will exceed our liabilities after the dividend. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits. Under the Hong Kong Companies Ordinance, we are permitted to make payments of dividends from distributable profits (that is, accumulated realized profits less its accumulated realized losses). Under the Laws of Malaysia, we may only make a distribution to the shareholders out of our profits available if we are solvent. The Company is regarded as solvent if the Company is able to pay its debts as and when the debts become due within twelve months immediately after the distribution is made. In addition, because of the various rules applicable to our operations in China and the regulations on foreign investments as well as the applicable tax law, we may be subject to further limitations on our ability to declare and pay dividends to our shareholders.

We can give no assurance that we will declare dividends of any amounts, at any rate or at all in the future. The declaration of future dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the central government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social environment.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect our business.

The PRC legal system is a codified legal system made up of written laws, regulations, circulars, administrative directives and internal guidelines. Unlike common law jurisdictions like the U.S., decided cases (which may be taken as reference) do not form part of the legal structure of the PRC and thus have no binding effect on subsequent cases with similar issues and fact patterns. Furthermore, in line with its transformation from a centrally-planned economy to a more free market-oriented economy, the PRC government is still in the process of developing a comprehensive set of laws and regulations. As the legal system in the PRC is still evolving, laws and regulations or the interpretation of the same may be subject to further changes. For example, the PRC government may impose restrictions on the amount of service fees that may be payable by municipal governments to wastewater and sludge treatment service providers. Also, the PRC central and municipal governments may impose more stringent environmental regulations which would affect our ability to comply with, or our costs to comply with, such regulations. Such changes, if implemented, may adversely affect our business operations and may reduce our profitability

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The Hong Kong economy may be vulnerable to slowdown in Chinese activity and world trade.

Since Hong Kong is now closely linked to China with respect to economic and political development, Hong Kong economic and political development will be more likely to be affected by China’s development. As there are more and more mainland Chinese companies listed on The Hong Kong Stock Exchange and industries in general are becoming delocalized to mainland China, the Hong Kong stock market and local economy will become more vulnerable to the economic development in the mainland China. If the economic development in China becomes unstable, the Hong Kong economy will be negatively affected. Besides, the Hong Kong economy is externally oriented and highly dependent on trade with the rest of the world. Our business may be subject to the cyclical effect of the economic development in the world.

We face the risk that changes in the world economy and political developments in Malaysia may adversely affect our business.

In recent years, there have been political instabilities in Malaysian government which may reduce investors’ confidence, result in reduction in foreign direct investment and weigh on consumer and business sentiment, depressing growth. In addition, the Malaysian economy is reliant on external demand. Any possible worsening global demand is likely to hinder the export development and any economic weakness may possibly lead to market intervention and the government may impose capital controls. Under these circumstances, our business operation may be adversely affected.

Risks Related to this Offering

Prior to this offering, we had a limited public market for our shares of common stock and you may not be able to resell our shares at or above the price you paid, or at all.

Prior to this offering, there was a limited public market for our common stock in the OTC Market. We cannot assure you that an active public market for our common stock will develop or that the market price of our shares will not decline below the public offering price. The public offering price of our shares may not be indicative of prices that will prevail in the trading market following the offering.

Together, our Chief Executive Officer, Mr. Lee Chong Kuang, and our Chief Financial Officer, Mr. Loke Che Chan Gilbert, own a large percentage of our outstanding stock and could significantly influence the outcome of our corporate matters.

Mr. Lee Chong Kuang, our CEO, beneficially owns 37.76% of our outstanding shares of common stock, and Mr. Loke Che Chan Gilbert, our CFO, beneficially owns 34.64% of our outstanding shares of common stock. As a result, Messrs. Lee and Loke are able to exercise significant influence over all matters that require us to obtain shareholder approval, including the election of directors to our board and approval of significant corporate transactions that we may consider, such as a merger or other sale of our company or its assets. This concentration of ownership in our shares by executive officers will limit the other shareholders’ ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Future sales of substantial amounts of the shares of common stock by existing shareholders could adversely affect the price of our common stock.

If our existing shareholders sell substantial amounts of the shares following this offering, the market price of our common stock could fall. Such sales by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. The shares of common stock offered in this offering will be eligible for immediate resale in the public market without restrictions. All remaining shares, which are currently held by our existing shareholders, may be sold in the public market in the future subject to the lock-up agreements and the restrictions contained in Rule 144 under the Securities Act. If any existing shareholders sell a substantial amount of shares, the prevailing market price for our shares could be adversely affected.

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The market price of our shares is likely to be highly volatile and subject to wide fluctuations in response to factors such as:

●	variations in our actual and perceived operating results;

●	news regarding gains or losses of customers or partners by us or our competitors;

●	news regarding gains or losses of key personnel by us or our competitors;

●	announcements of competitive developments, acquisitions or strategic alliances in our industry by us or our competitors;

●	changes in earnings estimates or buy/sell recommendations by financial analysts;

●	potential litigation;

●	general market conditions or other developments affecting us or our industry; and

●	the operating and stock price performance of other companies, other industries and other events or factors beyond our control.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the shares.

In the event that our shares are traded, they may trade under $5.00 per share and thus will be a penny stock. Trading in penny stocks has many restrictions and these restrictions could severely affect the price and liquidity of our shares.

In the event that our shares are traded, and our stock trades below $5.00 per share, our stock would be known as a “penny stock”, which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The U.S. Securities and Exchange Commission (the “SEC”) has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a “penny stock”. A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, he must receive the purchaser’s written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is often volatile and you may not be able to buy or sell the stock when you want to.

We do not anticipate paying cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future. Presently, we intend to retain all of our earnings, if any, to finance development and expansion of our business. Consequently, your only opportunity to achieve a positive return on your investment in us will be if the market price of our common stock appreciates.

We will have discretion in applying a portion of the net proceeds of this offering and may not use these proceeds in ways that will enhance the market value of our common stock.

Our management will have considerable discretion in the application of the proceeds received by us from this offering. Such proceeds may be used to development of Financial Technology, China Service Centre Expansion and Worldwide Business Expansion and for working capital and general corporate purposes. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our common stock price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. Future issuances of capital stock may depress the trading price of our common stock. Any issuance of shares of our common stock after this offering could dilute the interests of our existing stockholders and could substantially decrease the trading price of our common stock. We may issue additional shares of common stock in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions).

Sales of a substantial number of shares of our common stock in the public market could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. We operate in a very competitive and rapidly changing environment. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Accordingly, you should not place undue reliance on our forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

15

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTCQB under the trading symbol “GRNQ.” Our common stock did not trade prior to July 9, 2015.

Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Fiscal Year 2018	High Bid	Low Bid
First Quarter	$6.00	$6.00
Second Quarter (through April 27, 2018)	$10.00	$6.00
Third Quarter	$-	$-
Fourth Quarter	$-	$-

Fiscal Year 2017	High Bid	Low Bid
First Quarter	$5.70	$5.70
Second Quarter	$5.70	$5.70
Third Quarter	$6.50	$5.70
Fourth Quarter	$7.00	$5.10

Fiscal Year 2016	High Bid	Low Bid
First Quarter	$5.25	$5.20
Second Quarter	$5.25	$5.20
Third Quarter	$5.70	$5.20
Fourth Quarter	$5.70	$5.70

Holders

As of April 27, 2018, we had 53,233,960 shares of our common stock issued and outstanding. There were approximately 320 record holders of our common stock. Such number does not include any shareholders holding shares in nominee or “street name.”

Dividend Policy

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our board of directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the board of directors. There are no contractual restrictions on our ability to declare or pay dividends.

Equity Compensation Plan Information

We have not adopted an equity compensation plan. There are no securities that have been issued outside of such a plan.

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EXCHANGE RATE INFORMATION

Substantially all of our business operations are conducted in Asia and South-East Asia. We will derive a significant portion of our revenue and earnings from the operation in Hong Kong, our principal business place and also in Malaysia and other South-East Asian countries. Our reporting currency is the United States Dollars (“US$”) and the audited financial statements have been expressed in US$. Our operating subsidiaries maintain their books and records in a local currency, Malaysian Ringgit (“MYR”), Renminbi (“RMB”), and Hong Kong Dollars (“HK$”), which is also the respective functional currencies for each subsidiary as they are the primary currency of the economic environment in which each subsidiary operates.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not the US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity. No representation is made that the MYR, RMB and HKD amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

Assets and liabilities are translated at the exchange rates as of the balance sheet date.

Balance sheet items, except for equity accounts	December 31, 2017	December 31, 2016
MYR:USD	4.05	4.48
RMB:USD	6.51	6.95
HKD:USD	7.75	7.75

Items in the statements of operations and comprehensive loss, and statements of cash flows are translated at the average exchange rate of the period.

	Year ended
	December 31,
	2017	2016
MYR:USD	4.28	4.14
RMB:USD	6.74	6.66
HKD:USD	7.75	7.75

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SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table presents our selected historical financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statement and notes thereto included elsewhere in this prospectus.

The following selected consolidated financial and operating data for the fiscal years ended December 31, 2017 and 2016, and the consolidated balance sheet data as of December 31, 2017 and 2016, have been derived from our consolidated financial statements included elsewhere in this prospectus.

	As of December 31,	As of December 31,
	2017	2016
	(Audited)	(As Restated)
Balance Sheet Data:
Current Assets	$1,853,878	$1,596,156
Other Assets	9,160,429	6,815,080
Total Assets	11,014,307	8,411,236
Current Liabilities	3,924,079	1,997,397
Total Liabilities	5,766,919	2,551,525
Total Stockholders’ Equity	$5,247,388	$5,859,711

	Year Ended December 31,
	2017	2016
	(Audited)	(As Restated)
Statements of Operations Data:
Revenues	$3,916,372	$3,091,735

Cost and Expense
Cost of Revenues	(1,487,801)	(1,135,307)
General and Administrative Expenses	(3,350,896)	(1,924,293)
Impairment of goodwill and intangible assets	(1,898,721)	-

Income (Loss) From Operations	(2,821,046)	32,135

Loss before Income Tax	$(3,048,537)	$(32,207)

Net Loss	$(3,116,909)	$(39,666)

Net Loss Attributed to Common Stockholders of Greenpro Capital Corp.	$(2,284,559)	$(50,815)

Comprehensive Loss	$(2,212,940)	$(61,837)

Basic and diluted loss per common share	$(0.04)	$(0.00)

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in this prospectus.

Company Overview

Greenpro Capital Corp. (the “Company” or “Greenpro”), was incorporated in the State of Nevada on July 19, 2013. We provide cross-border business solutions and accounting outsourcing services to small and medium-size businesses located in Asia and South-East Asia, with an initial focus on Hong Kong, Malaysia and China. Greenpro provides a range of services as a package solution (the “Package Solution”) to our clients and we believe that our clients can reduce their business costs and improve their revenues.

In addition to our business solution services, we also operate a venture capital business through Greenpro Venture Capital Limited, an Anguilla corporation. One of our venture capital business segments is focused on (1) establishing a business incubator for start-up and high growth companies to support such companies during critical growth periods, which will include education and support services, and (2) searching the investment opportunities in selected start-up and high growth companies, which may generate significant returns to the Company. Our venture capital business is focused on companies located in Asia and South-East Asia including Hong Kong, Malaysia, China, Thailand and Singapore. Another one of our venture capital business segments is focused on rental activities of commercial properties and the sale of investment properties.

Results of Operations

During the years ended December 31, 2017 and 2016, we operated in three regions: Hong Kong, Malaysia and China. We derived revenue from rental activities of our commercial properties, sale of properties, and the provision of services. A table further describing our revenue and cost of revenues is set forth below:

	Year ended December 31,
	2017	2016
		(As Restated)
REVENUES:
Service revenue (including $281,962 and $399,792 of service revenue from related parties, respectively)	$3,313,819	$2,991,592
Sale of properties	423,871	-
Rental revenue (including $47,683 and $6,839 of rental revenue from related parties, respectively)	178,682	100,143
Total revenues	3,916,372	3,091,735

OPERATING COSTS AND EXPENSES:
Cost of service revenue	(1,071,910)	(1,086,393)
Cost of properties sold	(347,479)	-
Cost of rental revenue	(68,412)	(48,914)
General and administrative	(3,350,896)	(1,924,293)
Impairment of goodwill and intangible assets	(1,898,721)	-
Total operating costs and expenses	(6,737,418)	(3,059,600)

INCOME (LOSS) FROM OPERATIONS	$(2,821,046)	$32,135

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Comparison of the years ended December 31, 2017 and 2016

Total Revenues

Total revenue was $3,916,372 and $3,091,735 for the years ended December 31, 2017 and 2016, respectively. The increased amount of $824,637 was due to the broadening of the range of business services offered and the increase in our client base. We expect revenue from our business services segment to increase as we continue to grow our business and expand into new territories.

Rental Revenue

Revenue from rentals was $178,682 and $100,143 for the years ended December 31, 2017 and 2016, respectively. It was derived principally from leasing properties in Malaysia and Hong Kong. We believe our rental income will be stable in the near future.

Sale of properties

Revenue from the sale of properties was $423,871 for the year ended December 31, 2017, which was derived from the sale of certain commercial properties located in Hong Kong. There was no revenue generated from the sale of properties for the year ended December 31, 2016.

As opportunities permit, management expects to continue to purchase and sell commercial real estate in the near future. Accordingly, we expect revenue and costs attributable to the sale of properties to fluctuate on a going forward basis.

Service Revenue

Revenue from the provision of business services was $3,313,819 and $2,991,592 for the years ended December 31, 2017 and 2016, respectively. It was derived principally from the provision of business consulting and advisory services as well as company secretarial, accounting and financial review services. We experienced an increase in service income as a result of our integration of clients in connection with our acquisitions and increased focus on high-end services.

Total Operating Costs and Expenses

Total operating costs and expenses was $6,737,418 and $3,059,600 for the years ended December 31, 2017 and 2016, respectively. They consist of cost of service revenue, cost of properties sold, cost of rental income, general and administrative and impairment of goodwill and intangible assets.

The overall income (loss) from operations for the Company for the years ended December 31, 2017 and 2016 were $(2,821,046) and $32,135, respectively. The increase in loss from operations was mainly due to an increase in general and administrative expenses and impairment of goodwill and intangible assets.

Cost of rental revenue

Cost of rental revenue was $68,412 and $48,914 for the years ended December 31, 2017 and 2016, respectively. It includes the costs associated with government rent and rates, repairs and maintenance, property insurance, depreciation and other related administrative costs. Property management fee and utility expenses are paid directly by tenants.

Cost of service revenue

Costs of revenue on provision of services were $1,071,910 and $1,086,393 for the years ended December 31, 2017 and 2016, respectively. It primarily consists of employee compensation and related payroll benefits, company formation cost and other professional fees directly attributable to cost in related to the services rendered.

Cost of properties sold

Costs of revenue on properties sold were $347,479 and $0 for the years ended December 31, 2017 and 2016, respectively. It primarily consists of the purchase price of property, legal fees, improvement costs to the building structure, and other acquisition costs. Selling and advertising costs are expensed as incurred.

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General and administrative expenses

General and administrative expenses were $3,350,896 and $1,924,293 for the years ended December 31, 2017 and 2016, respectively. The general and administrative expenses consist primarily of salary and wages of $1,014,700, rent and rates of $474,741, directors’ remuneration of $330,000, and audit, legal, and other professional fees of $482,343. We expect our G&A to continue to increase as we integrate our business acquisitions, expand our offices into new jurisdictions, and deepen our existing businesses.

Impairment of Goodwill and Intangible Assets

The impairment losses of goodwill were $1,734,384 and $0 for the years ended December 31, 2017 and 2016, respectively. The impairment losses of Intangible Assets were $164,337 and $0 for the years ended December 31, 2017 and 2016, respectively. The Company performed an impairment test on the goodwill as of December 31, 2017 based on ASC 350 “Goodwill and Other”. We performed a free cash flow to equity forecast of our acquired subsidiaries and we expect that from 2018 to 2022, two of these subsidiaries will contribute a negative free cash flow to equity, while probably constituting a negative fair value of those entities. As a result, we decided to write off all of the goodwill and intangible assets of these two subsidiaries at December 31, 2017.

Attributable to noncontrolling interest

The Company records income attributable to noncontrolling interest in the consolidated statements of operations for any noncontrolling interest of consolidated subsidiaries.

At December 31, 2017, the Company holds 60% of the shareholdings of Forward Win International Limited, Yabez (Hong Kong) Company Limited, Greenpro Wealthon Sdn Bhd, Billion Sino Holdings Limited, and Parich Wealth Management Limited (Hong Kong). At December 31, 2017, the Company holds 51% of the shareholdings of each of Greenpro Capital Village Sdn Bhd and Greenpro Family Office Limited.

For the year ended December 31, 2017, the Company recorded net loss attributable to noncontrolling interest of $832,350. For the year ended December 31, 2016, the Company recorded net income attributable to non-controlling interest of $11,149. The increase in loss attributable to noncontrolling interest was due to impairment of goodwill and intangible assets of $795,168 allocated to noncontrolling interests in Billion Sino Holdings Limited and Yabez (Hong Kong) Company Limited.

Net Loss

Net losses were $3,116,909 and $39,666 for the year ended December 31, 2017 and 2016, respectively. The increase in net loss was mainly due to an increase in operating costs and expenses, and impairment of goodwill and intangible assets.

There were no seasonal aspects that had a material effect on the financial condition or results of operations of the Company.

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events for the year ended December 31, 2017 that are reasonably likely to have a material adverse effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

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Off Balance Sheet Arrangements

We have no significant off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders as of December 31, 2017.

Contractual Obligations

As of December 31, 2017, the Company’s subsidiaries lease an office in Hong Kong under a non-cancellable operating lease that expires in April 2018. In January 2018, the tenancy agreement was renewed for three years commencing from May 1, 2018 and expiring on April 30, 2021.

Related Party Transactions

Related party transactions amounted to $329,645 and $406,631 for the years ended December 31, 2017 and 2016, respectively, in service revenue and rental revenue.

The amount due from related parties was $1,761 and $30,215 as of December 31, 2017 and 2016, respectively. The amounts due to related parties were $1,813,930 and $1,509,492 as of December 31, 2017 and 2016, respectively.

Our related parties are those companies where Greenpro Venture Capital Limited owns a certain percentage of the shares of such companies, and companies that we have determined that we can significantly influence based on our common business relationships. One related party is under common control of Mr. Loke Che Chan, Gilbert, a director of the Company.

Critical Accounting Policies and Estimates

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates include certain assumptions related to, among others, the allowance for doubtful accounts receivable, impairment analysis of real estate assets and other long term assets including goodwill, valuation allowance on deferred income taxes, and the accrual of potential liabilities. Actual results may differ from these estimates.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Categories	Expected useful life	Residual value
Office leasehold	27 years
Furniture and fixtures	3 - 10 years	5%
Office equipment	3 - 10 years	5% - 10%
Leasehold improvement	Over the shorter of estimated useful life or term of lease	-

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value.

Investment in real estate

Real estate held for sale is reported at the lower of its carrying amount or fair value, less estimated costs to sell. The cost of real estate held for sale includes the purchase price of property, legal fees, improvement costs to the building structure, and other acquisition costs. Project wide costs such as land and building acquisition and certain development costs are allocated to the specific units based upon their relative fair value before construction. We continue to actively market all properties that are designated as held for sale. Real estate held for sale is not depreciated.

Real estate held for investment is stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Categories	Expected useful life	Residual value
Leasehold land and buildings	50 years	-
Furniture and fixtures	3 – 10 years	5%
Office equipment	3 – 10 years	5% - 10%
Leasehold improvement	Shorter of the estimated useful life or term of lease	-

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Intangible assets, net

Intangible assets are stated at cost less accumulated amortization. Intangible assets represented customer lists and order backlogs acquired in business combinations and certain trademarks registered in Hong Kong, the PRC, and Malaysia. Intangible assets are amortized on a straight-line basis over their estimated useful life’s ranging from five to ten years.

The Company follows ASC 360 in accounting for intangible assets, which requires impairment losses to be recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by the assets are less than the assets’ carrying amounts. The Company’s policy is to perform its annual impairment testing for its intangible assets on December 31, of each fiscal year.

Goodwill

Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. Under the guidance of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit and would be measured as the excess carrying value of goodwill over the derived fair value of goodwill. The Company’s policy is to perform its annual impairment testing for its reporting units on December 31, of each fiscal year.

Impairment of long-lived assets

Long-lived assets primarily include real estate held for investment, real estate held for use, and equipment and intangible assets. In accordance with the provision of ASC 360, the Company generally conducts its annual impairment evaluation to its long-lived assets, usually in the fourth quarter of each year, or more frequently if indicators of impairment exist, such as a significant sustained change in the business climate. The recoverability of long-lived assets is measured at the reporting unit level. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset.

Revenue recognition

The Company follows the guidance of ASC 606 which creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company’s revenue consists of revenue from providing business consulting and corporate advisory services (“service revenue”), revenue from the sale of real estate properties, and revenue from the rental of real estate properties.

Revenue from services

For certain of our service contracts providing assistance to clients in capital market listings, our services provided are considered to be one performance obligation. Revenue and expenses are deferred until the performance obligation is complete and collectability of the consideration is probable. For service contracts where the performance obligation is not completed, deferred costs of revenue are recorded as incurred and deferred revenue is recorded for any payments received on such yet to be completed performance obligations. On an ongoing basis, management monitors these contracts for profitability and when needed may record a liability if a determination is made that costs will exceed revenue.

For other services such as company secretarial, accounting financial analysis and related services, the Company’s performance obligations are satisfied, and the related revenue is recognized, as services are rendered. For contracts in which we act as an agent, the Company reports revenue net of expenses paid.

The Company offers no discounts, rebates, rights of return, or other allowances to clients which would result in the establishment of reserves against service revenue. Additionally, to date, the Company has not incurred incremental costs in obtaining a client contract.

Revenue from the sale of real estate properties

Effective January 1, 2018, the Company adopted the guidance of ASC 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (“ASC 610-20”), which applies to sales or transfers to noncustomers of nonfinancial assets or in substance nonfinancial assets. Generally, the Company’s sales of its real estate properties would be considered a sale of a nonfinancial asset as defined. Under ASC 610-20, the Company will derecognize the asset and recognize a gain or loss on the sale of the real estate when control of the underlying asset transfers to the buyer.

Revenue from the rental of real estate properties

Rental revenue represents lease rental income from the Company’s tenants. The tenants pay monthly in accordance with lease agreements and the Company recognizes the income ratably over the lease term as this is the most representative of the pattern in which the benefit is expected to be derived from the underlying asset.

Cost of revenues

Cost of service revenue primarily consists of employee compensation and related payroll benefits, company formation costs, and other professional fees directly attributable to the services rendered.

Cost of real estate properties sold primarily consist of the purchase price of property, legal fees, improvement costs to the building structure, and other acquisition costs. Selling and advertising costs are expensed as incurred.

Cost of rental revenue primarily includes costs associated with repairs and maintenance, property insurance, depreciation and other related administrative costs. Property management fees and utility expenses are paid directly by tenants

Recent accounting pronouncements

Refer to Note 1 in the accompanying financial statements.

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Liquidity and Capital Resources

As of December 31, 2017, we had a working capital deficiency of $2,070,201 as compared to a working capital deficiency of $401,241 as of December 31, 2016. The increase was mainly due to an increase of amounts due to related parties, an increase of accounts payable and accrued liabilities, and an increase of loan borrowings. We had total current assets of $1,853,878 consisting of cash and cash equivalents of $1,162,394, accounts receivable of $345,734, prepaids and other current assets of $270,760, and deferred costs of revenue of $74,990, compared to total current assets of $1,596,156 as of December 31, 2016. The increase in current assets was mainly due to the increase in prepaids and other current assets. We had current liabilities of $3,924,079 mainly consisting of amounts due to related parties of $1,813,930, and accounts payable and accrued liabilities of $768,994. The Company’s net losses were $3,116,909 and $39,666 for the years ended December 31, 2017 and 2016, respectively. The Company’s comprehensive losses were $2,212,940 and $61,837 for the years ended December 31, 2017 and 2016, respectively. The increase in net loss was due to a significant increase in general and administrative expenses and impairment of goodwill and intangible assets.

For the year ended December 31, 2017, the Company incurred a net loss of $3,116,909 and used cash in operating activities of $442,711, and at December 31, 2017, the Company had a working capital deficiency of $2,070,201. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. In addition, the Company’s independent registered public accounting firm, in its report on our December 31, 2017 financial statements, has raised substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stockholders, in the case of equity financing.

As of December 31, 2017, $1,441,548 was due to a related party for advances to the Company to purchase real estate held for sale in 2014 and another related party advanced $175,693 to the Company for business operations of one of the subsidiaries of the Company. These advances are non-interest bearing and are due upon demand.

As of December 31, 2017, our long-term liabilities consist of loans secured by real estate from:

(a)	Standard Chartered Saadiq Berhad, with 300 monthly installments of MYR9,287 (approximately $2,840) each and will mature in May 2038;
(b)	United Overseas Bank (Malaysia) Berhad, with 360 monthly installments of MYR5,382 (approximately $1,645) each and will mature in August 2043;
(c)	Bank of China Limited, with 120 monthly installments of an amount determined by the sum of (i) 25% premium above the 5-year-or-above RMB base lending rate per annum on 20th day of each month for the interest payment and (ii) RMB75,000 (approximately $11,528) for the fixed repayment of principal. The current interest rate of the loan is 6.125% per annum, assuming the 5-year-or-above RMB base lending rate to be maintained at 4.90% for the whole period of the loan agreement.
(d)	Laboratory JaneClare Limited, a non-banking lender located in Hong Kong. The loan is secured by the Company’s real estate held for sale, bears interest at 8.4% per annum, and is due September 12, 2018.

The maturity dates of the long-term bank loans for each of the five years and thereafter following December 31, 2017 are as follows:

Year ending December 31:
2018	$928,147
2019	154,703
2020	155,413
2021	156,311
2022	157,175
Thereafter	1,219,238

Total	$2,770,987

Operating activities

Net cash used in operating activities was $442,711 for the year ended December 31, 2017 as compared to net cash used in operating activities of $500,228 for the year ended December 31, 2016. The cash used in operating activities in 2017 was mainly from net losses for the year, while the cash used in operating activities in 2016 consisted primarily of a decrease in deferred revenue, accounts payable and accrued liabilities, and an increase in accounts receivable. Non-cash expenses totaled $2,426,577 and $231,010 for the years ended December 31, 2017 and 2016, respectively, which were primarily composed of depreciation and amortization of $188,487, and an impairment of goodwill and intangible assets of $1,898,721 for the year ended December 31, 2017.

The Company has incurred operating losses and used cash in its operating activities for the past two years. In fiscal 2017, the Company suffered an increase in net loss and prepaids and other current assets, which resulted in negative operating cash flow. The increase in net loss was due to an increase in general and administrative expenses and impairment of goodwill and intangible assets. The Company’s management believes it will have an improvement in accounts receivable turnover and accounts payable turnover ratios in fiscal 2018. However, there can be no assurance that the anticipated sales level will be achieved.

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Investing activities

Net cash used in investing activities was $2,813,869 and $16,726 for the years ended December 31, 2017 and 2016, respectively.

The cash used in investing activities was mainly for the long-term investment and purchase of property and equipment, offset by the cash proceeds from real estate held for sale and from acquisition of subsidiaries in 2017. Net cash used in investing activities consisted primarily of purchases of property and equipment in 2016.

Financing activities

Net cash provided by financing activities for the year ended December 31, 2017 was $3,367,258 while net cash used in financing activities for the year ended December 31, 2016 was $46,162.

The cash provided by financing activities mainly resulted from the proceeds from share issuances of $984,864 and proceeds from loans secured by real estate of $2,368,085 in 2017.

Below is a tabular summary of the financing activities of the Company during 2017 and 2016:

Date	Shares of common stock issued	Cash proceeds from share issuance	Recipients of shares
May 20, 2016 (1)	257,500	$412,000	Three shareholders
December 7, 2016 (2)	27,700	$49,860	Dato Seri Dr. How Kok Choong
December 27, 2016 (3)	138,804	$249,847	Two shareholders
January 13, 2017 (4)	199,922	$359,860	Two shareholders
March 8, 2017 (5)	278,162	$556,324	Two shareholders
April 18, 2017 (6)	27,472	$68,680	One Shareholder
April 25, 2017 (7)	340,645	$-	Two shareholders

1.	The Company completed the sale of 257,500 shares of restricted common stock at a price of $1.60 per share for aggregate gross proceeds of $412,000 in a private placement to Fortune Wealth (Asia) Limited, Bosy Consultancy Sdn. Bhd. and Dongjia Holdings Limited.

2.	The Company completed the sale of 27,700 shares of restricted common stock at a price of $1.80 per share for aggregate gross proceeds of $49,860 in a private placement to Dato Seri Dr. How Kok Choong.

3.	The Company completed the sale of 138,804 shares of restricted common stock at a price of $1.80 per share for aggregate gross proceeds of $249,847 in a private placement to Dongjia Holdings Limited and Fortune Wealth (Asia) Limited.

4.	The Company completed the sale of 199,922 shares of restricted common stock at a price of $1.80 per share for aggregate gross proceeds of approximately $359,860 in a private placement to Dato Seri Dr. How Kok Choong and Fortune Wealth (Asia) Limited.

5.	The Company completed the sale of 278,162 shares of restricted common stock at a price of $2.00 per share for aggregate gross proceeds of $556,324 in a private placement to CPN Investment Ltd and Fortune Wealth (Asia) Limited.

6.	The Company completed the sale of 27,472 shares of restricted common stock at a price of $2.50 per share for aggregate gross proceeds of $68,680 in a private placement to Fortune Wealth (Asia) Limited.

7.	The Company issued 340,645 restricted shares of common stock for the acquisition of 60% of the issued and outstanding securities of Billion Sino Holdings Limited.

As of December 31, 2017, there were 53,233,960 shares of common stock issued and outstanding.

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BUSINESS

Overview

We currently operate and provide a wide range of business solution services to small and medium-size businesses located in Asia and South-East Asia, with an initial focus on Hong Kong, China and Malaysia. Our comprehensive range of services includes cross-border business solutions, record management services, and accounting outsourcing services. Our cross border business services include, among other services, tax planning, trust and wealth management, cross border listing advisory services and transaction services. As part of the cross border business solutions, we have developed a package solution of services (“Package Solution”) that can reduce their business costs and improve their revenues.

We also operate a venture capital business through Greenpro Venture Capital Limited, an Anguilla corporation. Our venture capital business is focused on (1) establishing a business incubator for start-up and high growth companies to support such companies during critical growth periods, which includes education and support services that operates through our subsidiary, Greenpro Capital Village Sdn. Bhd., and (2) searching for investment opportunities in selected start-up and high growth companies, which we expect can generate significant returns to the Company. We expect to target companies located in Asia and South-East Asia including Hong Kong, Malaysia, China, Thailand and Singapore. We anticipate our venture capital business will also engage in the purchase, acquisition and rental of commercial properties in the same Asia and South-East Asia region.

Our Services

We provide a range of services to our clients as part of the Package Solution that we have developed. We believe that our clients can reduce their business costs and improve their revenues by utilizing our Package Solution.

Cross-Border Business Solutions/Cross-Border Listing Solutions

We provide a full range of cross-border services to small to medium-sized businesses to assist them in conducting their business effectively. Our “Cross-Border Business Solution” includes the following services:

●	Advising clients on company formation in Hong Kong, the United States, the British Virgin Islands and other overseas jurisdictions;

●	Providing assistance to set up bank accounts with banks in Hong Kong to facilitate clients’ banking operations;

●	Providing bank loan referral services;

●	Providing company secretarial services;

●	Assisting companies in applying for business registration certificates with the Inland Revenue Department of Hong Kong;

●	Providing corporate finance consulting services;

●	Providing due diligence investigations and valuations of companies;

●	Advising clients regarding debt and company restructurings;

●	Providing liquidation, insolvency, bankruptcy and individual voluntary arrangement advice and assistance;

●	Designing a marketing strategy and promoting the company’s business, products and services;

●	Providing financial and liquidity analysis;

●	Assisting in setting up cloud invoicing systems for clients;

●	Assisting in liaising with investors for purposes of raising capital;

●	Assisting in setting up cloud inventory system to assist clients to record, maintain and control their inventories and track their inventory levels;

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●	Assisting in setting up cloud accounting system to enable clients to keep track of their financial performance;

●	Assisting clients in payroll matters operated in our cloud payroll system;

●	Assisting clients in tax planning, preparing the tax computation and making tax filings with the Inland Revenue Department of Hong Kong;

●	Cross-border listing advisory services, including but not limited to, United States, United Kingdom, Hong Kong, Australia;

●	International tax planning in China;

●	Trust and wealth management; and

●	Transaction services.

There is a growing market in East Asia and South-East Asia, and to an extent this trend continues worldwide, of companies who are seeking to go public and become listed on a recognized exchange in a foreign jurisdiction. With respect to cross border listing advisory services, we are assisting private companies in their desire to list and trade on public exchanges, including the U.S. OTC markets. The Jumpstart Our Business Startups Act, or JOBS Act, signed in 2012, eases the initial public offering (“IPO”) process for “emerging growth companies” and reduces their regulatory burden, (2) improves the ability of these companies to access capital through private offerings and small public offerings without SEC registration, and (3) allows private companies with a substantial shareholder base to delay becoming a public reporting company.

Through our cross border listing advisory services, we seek to form the bridge between these companies seeking to conduct their IPO (or in some cases self-directed public offerings), and their goal of becoming a listed company on a recognized U.S. national exchange, such as NASDAQ and the NYSE.

While there are several alternatives for companies seeking to go public and trade on the U.S. OTC markets, we primarily focus on three methods:

●	Registration Statement on Form S-1.
●	Regulation A+ offering.
●	The Form 10 shell company.

The manner in which the OTC markets are structured provides companies the ability to “move up” in the marketplace as they provide better transparency. These markets include:

●	OTCQX Best Marketplace: offers transparent and efficient trading of established, investor-focused U.S. and global companies.

●	OTCQB Venture Marketplace: for early-stage and developing U.S. and international companies that are not yet able to qualify for OTCQX.

●	OTC Pink Open Marketplace: offers trading in a wide spectrum of securities through any broker. With no minimum financial standards, this market includes foreign companies that limit their disclosure, penny stocks and shells, as well as distressed, delinquent, and dark companies not willing or able to provide adequate information to investors.

We act as a case reference for our clients, in which we first list on OTC market and subsequently uplift to a U.S. national exchange.

With growing competition and increasing economic sophistication, we believe more companies need strategies for cross-border restructuring and other corporate matters. Our plan is to bundle our Cross-Border Business Solution services with our Cloud Accounting Solution and Accounting Outsourcing Services described below.

Accounting Outsourcing Services

We intend to develop relationships with professional firms from Hong Kong, Malaysia and China that can provide company secretarial, business centers and virtual offices, book-keeping, tax compliance and planning, payroll management, business valuation, and wealth management services to our clients. We intend to include local accounting firms within this network to provide general accounting, financial evaluation and advisory services to our clients. Our expectation is that firms within our professional network will refer their international clients to us that may need our book-keeping, payroll, company secretarial and tax compliance services. We believe that this accounting outsourcing service arrangement will be beneficial to our clients by providing a convenient, one-stop firm for their local and international business and financial compliance and governance needs.

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Our Service Rates

We intend to have a two-tiered rate system based upon the type of services being offering. We may impose project-based fees, where we charge 10%-25% of the revenues generated by the client on projects that are completed using our services, such as transaction projects, contract compliance projects, and business planning projects. We may also charge a flat rate fee or fixed fee based on the estimated complexity and timing of a project when our professionals provide specified expertise to our clients on a project. For example, for the Cross-Border Business Solutions, we plan to charge our client a monthly fixed fee.

Our Venture Capital Business Segment

Venture Capital Investment

As a result of our acquisition of Greenpro Venture Capital Limited (“GPVC”) in 2015, we entered the venture capital business in Hong Kong with a focus on companies located in Asia and South-East Asia, including Hong Kong, Malaysia, China, Thailand and Singapore. Our venture capital business is focused on (1) establishing a business incubator for start-up and high growth companies to support such companies during critical growth periods and (2) investment opportunities in select start-up and high growth companies.

We believe that a company’s life cycle can be divided into five stages, including the seed stage, start-up stage, expansion stage, mature stage and decline stage.

●	Seed stage: Financing is needed for assets, and research and development of an initial business concept. The company usually has relatively low costs in developing the business idea. The ownership model is considered and implemented.

●	Start-up stage: Financing is needed for product development and initial marketing. Firms in this phase may be in the process of setting up a business or they might have been in operating the business for a short period of time, but may not have sold their products commercially. In this phase, costs are increasing due to. product development, market research and the need to recruit personnel. Low levels of revenues are starting to generate.

●	Expansion stage: Financing is needed for growth and expansion. Capital may be used to finance increased production capacity, product or marketing development or to hire additional personnel. In the early expansion phase, sales and production increases but there is not yet any profit. In the later expansion stage, the business typically needs extra capital in addition to organically generated profit, for further development, marketing or product development.

We anticipate that most of a company’s funding needs will occur during these first three stages.

We intend for our business incubators to provide valuable support to young, emerging growth and potential high growth companies at critical junctures of their development. For example, our incubators will offer office space at a below market rental rate. We will also provide our expertise, business contacts, introductions and other resources to assist their development and growth. Depending on each individual circumstance, we may also take an active advisory role in our venture capital companies including board representation, strategic marketing, corporate governance, and capital structuring. We believe that there will be potential investment opportunities for us in these start-up companies.

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Our business processes for our investment strategy in select start-up and high growth companies is as follows:

●	Step 1. Generating Deal Flow: We expect to actively search for entrepreneurial firms and to generate deal flow through our business incubator and the personal contacts of our executive team. We also anticipate that entrepreneurs will approach us for financing.

●	Step 2. Investment Decision: We will evaluate, examine and engage in due diligence of a prospective portfolio company, including but not limited to product/services viability, market potential and integrity as well as capability of the management. After that both parties arrive at an agreed value for the deal. Following that is a process of negotiation, which if successful, ends with capital transformation and restructuring.

●	Step 3. Business Development and Value Adding: In addition to capital contribution, we expect to provide expertise, knowledge and relevant business contacts to the company.

●	Step 4. Exit: There are several ways to exit an investment in a company. Common exits are:

●	IPO (Initial Public Offering): The company’s shares are offered in a public sale on an established securities market.

●	Trade sale (Acquisition): The entire company is sold to another company.

●	Secondary sale: The company’s firm sells only part of its shares.

●	Buyback or MBO: Either the entrepreneur or the management of the company buys back the company’s shares of the firm.

●	Reconstruction, liquidation or bankruptcy: If the project fails the company will restructure or close down the operations.

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Our objective is to achieve a superior rate of return through the eventual and timely disposal of investments. We intend to invest in businesses that meet the following criteria:

●	high growth prospects;

●	ambitious teams;

●	viability of product or service;

●	experienced management;

●	ability to convert plans into reality; and

●	justification of venture capital investment and investment criteria.

Our Venture Capital Related Education and Support Services.

In addition to providing venture capital services through GPVC, we also provide educational and support services that we believe will be synergistic with our venture capital business. We have arranged few seminars called the CEO & Business Owners Strategic Session (“CBOSS”) in Malaysia and Singapore for business owners who are interested in the following:

●	Developing their business globally;

●	Expanding business with increased capital funding;

●	Creating a sustainable SME business model;

●	Accelerating the growth of the business; or

●	Significantly increasing company cash flows.

The objective the CBOSS seminar is to educate the chief executive officers or business owners on how to acquire “smart capital” and the considerations involved. The seminar includes an introduction to the basic concepts of “smart capital,” “wealth and value creation,” recommendation and planning and similar topics. We believe that this seminar will synergistically support our venture capital business segment.

China Service Centres Expansion

With a population of 1.3 billion, China is the second largest economy and has been the largest contributor to world growth since the global financial crisis of 2008.

Figures released by a Hurun Report in 2016 shows that as of May 2016, there were almost 1.34 million High Net Worth Individuals (HNWIs) with a net worth exceeding RMB 10 million (USD 1.47 million) in the Chinese mainland, up 10.7% from prior year.

(Reference from: http://www.ebeijing.gov.cn/BeijingInformation/BeijingNewsUpdate/t1458502.htm)

Among those HNWIs, there are approximately 89,000 billionaires, reaching a 14.1% growth rate, which means the number of Chinese HNWIs accounts for 0.1%, according to the data from National Bureau of Statistics of the PRC. In 2016, the largest number of HNWIs resided in Guangdong Province, Beijing, Shanghai, Zhejiang Province and Jiangsu Province.

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Tier 1 City in China

(Reference from: http://multimedia.scmp.com/2016/cities/)

Our expansion strategy is to establish service centres in the Tier 1 cities of Guangzhou, Beijing and Shanghai, where a majority of the HNWIs reside. The centres will cater to customer’ needs by providing and delivering professional, high quality service and assistance before, during, and after the customer’s requirements are met. Approximately 2 million of the proceeds from this offering will be used for renting office space ranging from f 180 to 250 square meters (approximate 2,150 to 2,690 square feet) and recruiting a team of 10 people (estimated) in the first year of present in the city. The plan in each city would be based on various factors, such as property availability and job market conditions.

Sales and Marketing

We plan to deploy three strategies to market the Greenpro brand: leadership, market segmentation and sales management process development.

●	Building Brand Image: Greenpro’s marketing efforts will focus on building the image of our extensive expertise and knowledge of our professionals. We intend to conduct a marketing campaign through media visibility, seminars, webinars, and the creation of a wide variety of white papers, newsletters, books, and other information.

●	Market segmentation: We plan to devote marketing resources to the highly measurable and high return on investment tactics that specifically target those industries and areas where Greenpro has particularly deep experience and capabilities. These efforts typically involve local, regional or national trade show and event sponsorships, targeted direct mail, email, and telemarketing campaigns, and practice and industry specific micro-sites and newsletters in the Asia region.

●	Social Media: We plan to begin a social media campaign utilizing blogs, Twitter, Facebook and LinkedIn after we secure sufficient financing. A targeted campaign will be made to the following groups of clients: law firms, auditing firms, consulting firms and small to medium-size enterprises in different industries, including biotechnology, intellectual property, information technologies and real estate.

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Worldwide Wealth Wisdom Development

Worldwide Wealth Wisdom Development (“WWW”) is our marketing and promotional campaign, which is focused on building long-term awareness of our brand. WWW targets the following markets (i) business owners and senior management; (ii) high and medium net worth individuals in China and (iii) financial services providers, such as Certified Financial Planners in China. The campaign involves sharing content, knowledge and information about wealth management, including wealth creation, wealth protection and wealth succession.

The objectives of WWW are:

1.	To arouse public awareness resulting in the recognition of Greenpro as a well-known advocate of the wealth principles described above;

2.	For our philosophy to gain recognition so that our clients are confident and comfortable with our services and trust us;

3.	To educate existing clients and potential prospects; and

4.	To act as a channel of communication to gather market data and feedback.

Approximately 3.5 million of the proceeds from this offering will be used to develop the following marketing strategies.

Awareness & Optimization

1.	Email Blasts and E-Newsletter

Email blasts are one of the commonly used tactics to disseminate information. Our email database will be collected through leads generated by online marketing (social media) and promotional events. Future event invitations and monthly/quarterly newsletters will be sent to the email database in order to boost event participation and provide updates on Company development.

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2.	Media PR and News Releases

Our post event information will be sent to news and media platforms as part of our publicity effort to increase public awareness about our events and developments, and to encourage more participants to join our upcoming events. We will also share our analysis on various industries and industry trends to the media network providers for free. We believe that this strategy will strengthen the relationship between Greenpro and the media network providers.

3.	Social Media

To generate more leads and subscribers, two to four articles related to wealth management will be shared in our official Wechat account. These articles are tools we use to share content online, through social media platforms such as Wechat, Toutiao and Facebook, which increases our online presence.

4.	Online Search Engine Optimization

Online Search Engine Optimization (SEO) will be used as a supporting strategy to enhance our online presence campaign. We will seek a SEO expert team in China and Malaysia to assist in the promotion of the campaign by using an advertising and keyword tagging strategy to drive traffic to our social media accounts and our company website. The major search engines are Baidu and Google as these are the common search engine worldwide.

Interaction & Conversion

1.	Seminars and Conferences

Seminars and conferences will be held once a month to deliver and educate the attendees on wealth management. We target between 80 and 100 attendees each time. We intend to invite professionals and strategic partners to share their ideas, resources and knowhow in the seminars and conferences. The seminars and conferences will focus on our three core wealth management principles, namely “Wealth Creation, Wealth Protection and Wealth Succession”.

2.	Private Events By Invitation

Private and exclusive events are planned to be held quarterly with a target between 30 and 40 attendees. These events are exclusive and by-invitation only, at which we will share insights into our services and explain to attendees how they can proceed with wealth management planning.

3.	Small Group Meet Ups and Networking

Small Group Meet Ups will be held twice a month targeting the public with an estimated five to ten attendees per session. The objective of these sessions is to encourage idea exchanges, to provide a platform for networking and potentially future collaboration opportunities, and foster better understanding between the participants and us, as well as among themselves.

Front Door View of the Company Office in Shenzhen, China, with two banners of the Company

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Market Opportunities

We believe the main drivers for the growth of our business are the products and services together with the resources such as an office network, professional staff members and operational tools to make the advisory and consulting business more competitive.

We intend to assist our clients in the cost-effective preparation of their financial statements and provide security based on such financial information since the data will be stored in the cloud system. We anticipate a market with growing needs in East Asia and South-East Asia. We believe that there is currently an increasing need for enterprises in different industries to maximize their performance with cost-effective methods. We believe our services will create numerous competitive advantages for our clients. We believe that with us handling the administrative and logistic support, our clients can focus on developing their businesses and expanding their own client portfolio.

Customers

Our revenues are generated from clients located globally, including those from Hong Kong, China, Malaysia, Singapore, Indonesia, Thailand, Australia, Japan, Taiwan, Russia and the United States. Our venture capital business segment will initially focus on Hong Kong and South-East Asia start-ups and high growth companies. We hope to generate deal flow through personal contacts of our management team as well as through our business incubator.

We generated net revenues of $3,916,372 during the fiscal year ended December 31, 2017 and $3,091,735 during the fiscal year ended December 31, 2016. Our venture capital business accounted for approximately thirteen percent and two percent of our net revenue in 2017 and 2016, respectively. We are not a party to any long-term agreements with our customers.

Competition

We operate in a mature, competitive industry. We consider our focus to be on a niche market of small and medium-sized businesses. Competition in the general field of business advisory services is quite intense, particularly in Hong Kong. We face competition principally from established law firms and consulting service providers in the corporate finance industry, such as Marbury, King & Wood Mallesons, QMIS Financial Group, First Asia Finance Group Limited and their respective affiliates, as well as from certain accounting firms, including those that specialize in a tax planning and corporate restructuring. The competition in China and Malaysia is not as fierce as in Hong Kong. Our major competitors in China are JP Investment Group and QMIS Financial Group while our major competitors in Malaysia are Global Bridge Management Sdn. Bhd. and QMIS Financial Group. These competitors generate significant traffic and have established brand recognition and financial resources. New or existing competition that uses a business model that is different from our business model may apply pressure on us to change so that we can remain competitive.

We believe that the principal competitive factors in our market include quality of analysis; applicability and efficacy of recommendations; strength and depth of relationships with clients; ability to meet the changing needs of current and prospective clients; and service scope. By utilizing our competitive strengths, we believe that we have a competitive edge over other competitors due to the breadth of our service offerings, one stop convenience, pricing, marketing expertise, coverage network, service levels, track record, brand and reputation. We are confident we can retain and enlarge our market share.

Intellectual Property

We intend to protect our investment in the research and development of our products and technologies. We intend to seek the widest possible protection for significant product and process developments in our major markets through a combination of trade secrets, trademarks, copyrights and patents, if applicable. We anticipate that the form of protection will vary depending upon the level of protection afforded by a particular jurisdiction. Currently, our revenue is derived principally from our operations in Hong Kong, China and Malaysia, where intellectual property protection may be limited and difficult to enforce. In such instances, we may seek protection of our intellectual property through measures taken to increase the confidentiality of intellectual property.

We have registered trademarks as a means of protecting the brand names of our companies and products. We intend to protect our trademarks against infringement and also seek to register design protection where appropriate. Currently, there are six trademarks registered under the name of Greenpro Resources (HK) Limited.

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Trademark Owner	Country/ Territory	Registration Date	Brief Description
	Hong Kong	August 11, 2010, June 25, 2013 and December 3, 2014	Advertising, business management, business administration, office functions, research services, education, training
Greenpro Resources (HK) Limited	The U.S.	February 2, 2016	Business administration services, Business assistance, management and information services, Business knowledge management and consulting services
	China	December 28, 2014	Advertising, business management, business administration, office functions and research services
	Singapore	July 22, 2013	Advisory services related to business management and administration, computer software and security

We rely on trade secrets and un-patentable know-how that we seek to protect, in part, by confidentiality agreements. Our policy is to require all employees to execute confidentiality agreements upon the commencement of employment with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. The agreements also provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of our company. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Government Regulation

We provide our Package Solution initially in Hong Kong, China and Malaysia, which we believe are locations that would need outsourcing support services. Further, we believe these markets are the central and regional markets for many customers doing cross border business in Asia. We target those customers from East Asia and South-East Asia doing international business and plan to provide our Package Solution to meet their needs. Our planned Packaged Solution will be structured in Hong Kong but services may be outsourced to lower cost jurisdictions such as Malaysia and China, which encourage and welcome outsourcing services.

The following regulations are the laws and regulations that may be applicable to us:

Hong Kong

Our businesses located in Hong Kong are subject to the general laws in Hong Kong governing businesses, including labor, occupational safety and health, general corporations, intellectual property and other similar laws. Because our website is maintained through the server in Hong Kong, we expect that we will be required to comply with the rules of regulations of Hong Kong governing the data usage and regular terms of service applicable to our potential customers. As the information of our potential customers is preserved in Hong Kong, we will need to comply with the Hong Kong Personal Data (Privacy) Ordinance (Cap 486).

The Employment Ordinance is the main piece of legislation governing conditions of employment in Hong Kong. It covers a comprehensive range of employment protection and benefits for employees, including Wage Protection, Rest Days, Holidays with Pay, Paid Annual Leave, Sickness Allowance, Maternity Protection, Statutory Paternity Leave, Severance Payment, Long Service Payment, Employment Protection, Termination of Employment Contract, Protection Against Anti-Union Discrimination.

An employer must also comply with all legal obligations under the Mandatory Provident Fund Schemes Ordinance, (Cap 485). These include enrolling all qualifying employees in Mandatory Provident Fund (“MPF”) schemes and making MPF contributions for them. Except for exempt persons, employer should enroll both full-time and part-time employees who are at least 18 but under 65 years of age in an MPF scheme within the first 60 days of employment. The 60-day employment rule does not apply to casual employees in the construction and catering industries.

We are required to make MPF contributions for our Hong Kong employees once every contribution period (generally the wage period). Employers and employees are each required to make regular mandatory contributions of 5% of the employee’s relevant income to an MPF scheme, subject to the minimum and maximum relevant income levels. For a monthly-paid employee, the minimum and maximum relevant income levels are $7,100 and $30,000 respectively.

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We are in compliance with the above applicable ordinances and regulations in Hong Kong and have not involved any lawsuit or prosecuted by the local authority resulting from any breach of the ordinances and regulations.

Malaysia

Our businesses located in Malaysia are subject to the general laws in Malaysia governing businesses including labor, occupational safety and health, general corporations, intellectual property and other similar laws including the Computer Crime Act 1997 and The Copyright (Amendment) Act 1997. We believe that the focus of these laws is censorship in Malaysia, however we believe this does not impact our businesses because the censorship focus is on media controls and does not relate to cloud based technology we plan to use.

Our real estate investments are subject to extensive local, city, county and state rules and regulations regarding permitting, zoning, subdivision, utilities and water quality as well as federal rules and regulations regarding air and water quality and protection of endangered species and their habitats. Such regulation may result in higher than anticipated administrative and operational costs.

We are in compliance with the above applicable ordinances and regulations in Malaysia and have not involved any lawsuit or prosecuted by the local authority resulting from any breach of the ordinances and regulations.

China

A portion of our acquired businesses is located in China and subject to the general laws in China governing businesses including labor, occupational safety and health, general corporations, intellectual property and other similar laws.

Employment Contracts

The Employment Contract Law was promulgated by the National People’s Congress’ Standing Committee on June 29, 2007 and took effect on January 1, 2008. The Employment Contract Law governs labor relations and employment contracts (including the entry into, performance, amendment, termination and determination of employment contracts) between domestic enterprises (including foreign-invested companies), individual economic organizations and private non-enterprise units (collectively referred to as the “employers”) and their employees.

a. Execution of employment contracts

Under the Employment Contract Law, an employer is required to execute written employment contracts with its employees within one month from the commencement of employment. In the event of contravention, an employee is entitled to receive double salary for the period during which the employer fails to execute an employment contract. If an employer fails to execute an employment contract for more than 12 months from the commencement of the employee’s employment, an employment contract would be deemed to have been entered into between the employer and employee for a non-fixed term.

b. Right to non-fixed term contracts

Under the Employment Contract Law, an employee may request for a non-fixed term contract without an employer’s consent to renew. In addition, an employee is also entitled to a non-fixed term contract with an employer if he has completed two fixed term employment contracts with such employer; however, such employee must not have committed any breach or have been subject to any disciplinary actions during his employment. Unless the employee requests to enter into a fixed term contract, an employer who fails to enter into a non-fixed term contract pursuant to the Employment Contract Law is liable to pay the employee double salary from the date the employment contract is renewed.

c. Compensation for termination or expiry of employment contracts

Under the Employment Contract Law, employees are entitled to compensation upon the termination or expiry of an employment contract. Employees are entitled to compensation even in the event the employer (i) has been declared bankrupt; (ii) has its business license revoked; (iii) has been ordered to cease or withdraw its business; or (iv) has been voluntarily liquidated. Where an employee has been employed for more than one year, the employee will be entitled to such compensation equivalent to one month’s salary for every completed year of service. Where an employee has employed for less than one year, such employee will be deemed to have completed one full year of service.

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d. Trade union and collective employment contracts

Under the Employment Contract Law, a trade union may seek arbitration and litigation to resolve any dispute arising from a collective employment contract; provided that such dispute failed to be settled through negotiations. The Employment Contract Law also permits a trade union to enter into a collective employee contract with an employer on behalf of all the employees.

Where a trade union has not been formed, a representative appointed under the recommendation of a high-level trade union may execute the collective employment contract. Within districts below county level, collective employment contracts for industries such as those engaged in construction, mining, food and beverage and those from the service sector, etc., may be executed on behalf of employees by the representatives from the trade union of each respective industry. Alternatively, a district-based collective employment contract may be entered into.

As a result of the Employment Contract Law, all of our employees have executed standard written employment agreements with us. We have not experienced any significant labor disputes or any difficulties in recruiting staff for our operations.

On October 28, 2010, the National People’s Congress of China promulgated the PRC Social Insurance Law, which became effective on July 1, 2011. In accordance with the PRC Social Insurance Law, the Interim Regulations on the Collection and Payment of Social Security Fund and other relevant laws and regulations, China establishes a social insurance system including basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance. An employer shall pay the social insurance for its employees in accordance with the rates provided under relevant regulations and shall withhold the social insurance that should be assumed by the employees. The authorities in charge of social insurance may request an employer’s compliance and impose sanctions if such employer fails to pay and withhold social insurance in a timely manner. Under the Regulations on the Administration of Housing Fund effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds.

The Ministry of Human Resources and Social Security promulgated the Interim Provisions on Labor Dispatch on January 24, 2014. The Interim Provisions on Labor Dispatch, which became effective on March 1, 2014, sets forth that labor dispatch should only be applicable to temporary, auxiliary or substitute positions. Temporary positions shall mean positions subsisting for no more than six months, auxiliary positions shall mean positions of non-major business that serve positions of major businesses, and substitute positions shall mean positions that can be held by substitute employees for a certain period of time during which the employees who originally hold such positions are unable to work as a result of full-time study, being on leave or other reasons. The Interim Provisions further provides that, the number of the dispatched workers of an employer shall not exceed 10% of its total workforce, and the total workforce of an employer shall refer to the sum of the number of the workers who have executed labor contracts with the employer and the number of workers who are dispatched to the employer.

Foreign Exchange Control and Administration

Foreign exchange in China is primarily regulated by:

●	The Foreign Currency Administration Rules (1996), as amended; and

●	The Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Foreign Currency Administration Rules, if documents certifying the purposes of the conversion of RMB into foreign currency are submitted to the relevant foreign exchange conversion bank, the RMB will be convertible for current account items, including the distribution of dividends, interest and royalties payments, and trade and service-related foreign exchange transactions. Conversion of RMB for capital account items, such as direct investment, loans, securities investment and repatriation of investment, however, is subject to the approval of SAFE or its local counterpart.

Under the Administration Rules for the Settlement, Sale and Payment of Foreign Exchange, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE or its local counterpart.

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As an offshore holding company with a PRC subsidiary, we may (i) make additional capital contributions to our PRC subsidiaries, (ii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, (iii) make loans to our PRC subsidiaries or consolidated affiliated entities, or (iv) acquire offshore entities with business operations in China in offshore transactions. However, most of these uses are subject to PRC regulations and approvals. For example:

●	Capital contributions to our PRC subsidiaries, whether existing or newly established ones, must be approved by the Ministry of Commerce or its local counterparts;

●	Loans by us to our PRC subsidiaries, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with SAFE or its local branches; and

●	Loans by us to our consolidated affiliated entities, which are domestic PRC entities, must be approved by the National Development and Reform Commission and must also be registered with SAFE or its local branches.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or “Circular 142”. On March 30, 2015, SAFE issued the Circular of the State Administration of Foreign Exchange Concerning Reform of the Administrative Approaches to Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or “Circular 19”, which became effective on June 1, 2015, to regulate the conversion by foreign invested enterprises, or FIEs, of foreign currency into RMB by restricting how the converted RMB may be used. Circular 19 requires that RMB converted from the foreign currency-dominated capital of a FIE shall be managed under the Accounts for FX settlement and pending payment. The expenditure scope of such Account includes: expenditure within the business scope, payment of funds for domestic equity investment and RMB deposits, repayment of the RMB loans after completed utilization and so forth. A FIE shall truthfully use its capital by itself within the business scope and shall not, directly or indirectly, use its capital or RMB converted from the foreign currency-dominated capital for (i) expenditure beyond its business scope or expenditure prohibited by laws or regulations, (ii) disbursing RMB entrusted loans (unless permitted under its business scope), repaying inter-corporate borrowings (including third-party advance) and repaying RMB bank loans already refinanced to any third party. Where a FIE, other than a foreign-invested investment company, foreign-invested venture capital enterprise or foreign-invested equity investment enterprise, makes domestic equity investment by transferring its capital in the original currency, it shall obey the current provisions on domestic re-investment. Where such a FIE makes domestic equity investment by its RMB conversion, the invested enterprise shall first go through domestic re-investment registration and open a corresponding Accounts for FX settlement and pending payment, and the FIE shall thereafter transfer the conversion to the aforesaid Account according to the actual amount of investment. In addition, according to the Regulations of the People’s Republic of China on Foreign Exchange Administration, which became effective on August 5, 2008, the use of foreign exchange or RMB conversion may not be changed without authorization.

Violations of the applicable circulars and rules may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiary or future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and the concurrent private placement and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are in compliance with the above applicable ordinances and regulations in China and have not involved any lawsuit or prosecuted by the local authority resulting from any breach of the ordinances and regulations.

Insurance

We do not current maintain property, business interruption and casualty insurance. As our business matures, we expect to obtain such insurance in accordance with customary industry practices in Malaysia, Hong Kong and China, as applicable.

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Employees

As of April 27, 2018, we have 59 employees, located in the following territories:

Country/Territory	Number of Employees
Malaysia	13
China	24
Hong Kong	22

As a result of the PRC Employment Contract Law, all of our employees in China have executed standard written employment agreements with us.

We are required to contribute to the Employees Provident Fund under a defined contribution pension plan for all eligible employees in Malaysia between the ages of eighteen and fifty-five. We are required to contribute a specified percentage of the participant’s income based on their ages and wage level. The participants are entitled to all of our contributions together with accrued returns regardless of their length of service with the Company. For the years ended December 31, 2017 and 2016, the contributions were $38,074 and $19,151, respectively.

We are required to contribute to the MPF for all eligible employees in Hong Kong between the ages of eighteen and sixty-five. We are required to contribute a specified percentage of the participant’s income based on their ages and wage level. For the years ended December 31, 2017 and 2016, the MPF contributions by the Company were $31,717 and $14,529, respectively. We have not experienced any significant labor disputes or any difficulties in recruiting staff for our operations.

We are required to contribute to the Social Insurance Schemes and Housing Fund Schemes for all eligible employees in the PRC. For the years ended December 31, 2017 and 2016, the contributions were $16,306 and $9,262, respectively.

Executive Office

Our principal executive office is located at Room 1701-1703, 17/F, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. Our principal telephone number is +852 3111 7718. Our website is at: http://www.greenprocapital.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

Properties

Our principal executive office is located at Room 1701-1703, 17/F, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. We are subject to a two-year operating lease expiring on April 30, 2018. In January 2018, the tenancy agreement was renewed for three years commencing from May 1, 2018 and expiring on April 30, 2021.

The Company owns the following properties which are currently used for investment purposes:

Location	Owner	Use

B-7-5, North Point Office, Mid Valley City, No. 1, Medan Syed Putra Utara~59200 Kuala Lumpur, Malaysia	Greenpro Resources Sdn. Bhd.	Office Building

D-07-06 and D-07-07~Skypark @ One City Jalan USJ 25.1~47650 Subang Jaya, Selangor, Malaysia	Greenpro Resources Sdn. Bhd.	Investment for rental and capital gains

Factory Units A3, A7, A8, A8, B1, B2, B3, B5, B6, B7, B8, B9, C1, C2, C3, C5, C6, C7, C8, C9, D1, D3, D8, D9, D10 on 14/F, Wang Cheung Industrial Building, 6 Tsing Yeung Circuit- Tuen Mun, N.T., Hong Kong	Forward Win International Limited	Investment for rental and capital gains

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In May 2013, the Company obtained a loan in the principal amount of MYR1,629,744 (approximately $495,170) from Standard Chartered Saadiq Berhad, a financial institution in Malaysia to finance the acquisition of leasehold office units at Skypark One City, Selangor in Kuala Lumpur, Malaysia. The loan bears interest at the base lending rate less 2.1% per annum with 300 monthly installments of MYR9,287 (approximately $2,840) each and will mature in May 2038. The mortgage loan is secured by (i) the first legal charge over the property, (ii) personally guaranteed by Mr. Lee Chong Kuang and Mr. Loke Che Chan Gilbert, the directors of the Company, and (iii) corporate guaranteed by a related company which is controlled by the directors of the Company.

In August 2013, the Company, through Mr. Lee Chong Kuang, the chief executive officer of the Company, obtained a loan in the principal amount of MYR1,074,696 (approximately $326,530) from United Overseas Bank (Malaysia) Berhad, a financial institution in Malaysia to finance the acquisition of a leasehold office unit at Northpoint, Mid Valley City in Kuala Lumpur, Malaysia. The loan bears interest at the base lending rate less 2.2% per annum with 360 monthly installments of MYR5,382 (approximately $1,645) each and will mature in August 2043. The mortgage loan is secured by the first legal charge over the property.

In September, 2017, the Company borrowed HKD 8,000,000 (approximately $1,032,258) from Laboratory JaneClare Limited, a non-banking lender located in Hong Kong. The loan is secured by the Company’s real estate held for sale, bears interest at 8.4% per annum, and is due September 12, 2018.

In December 2017, the Company obtained a loan in the principal amount of RMB9,000,000 (approximately $1,383,360) from Bank of China Limited, a financial institution in China, to finance the acquisition of leasehold office units of approximately 5,000 square feet at the Di Wang Building (Shun Hing Square), Shenzhen, China. The loan bears interest at a 25% premium above the 5-year-or-above RMB base lending rate per annum with 120 monthly installments and will mature in December 2027. The current interest rate of the loan is 6.125% per annum. The monthly installments will be determined by the sum of (i) a 25% premium above the 5-year-or-above RMB base lending rate per annum on the 20th day of each month for the interest payment and (ii) RMB75,000 (approximately $11,528) for the fixed repayment of principal. The mortgage loan is secured by (i) the first legal charge over the property, (ii) a Restricted-Cash Fixed Deposit of RMB1,000,000 (approximately $153,707) of Greenpro Management Consultancy (Shenzhen) Limited, (iii) the accounts receivable of Greenpro Management Consultancy (Shenzhen) Limited, (iv) corporate guaranteed by Greenpro Financial Consulting Limited, (v) corporate guaranteed by a related company which is controlled by Loke Che Chan Gilbert, and (vi) personally guaranteed by Ms. Chen Yanhong, the legal representative of Greenpro Management Consultancy (Shenzhen) Limited and a shareholder of the Company.

We believe that the current facilities are adequate for our current needs. We intend to secure new facilities or expand existing facilities as necessary to support future growth. We believe that suitable additional space will be available on commercially reasonable terms as needed to accommodate our operations.

Legal Proceedings

As of the date hereof, we know of no material pending legal proceedings against to which we or any of our subsidiaries is a party or of which any of our property is the subject. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest. From time to time, we may be subject to various claims, legal actions and regulatory proceedings arising in the ordinary course of business.

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OUR CORPORATE STRUCTURE AND ACQUISITION HISTORY

We were incorporated on July 19, 2013 in the state of Nevada under the name Greenpro, Inc. On May 6, 2015, we changed our name to Greenpro Capital Corp. Our corporate structure is set forth below:

A list of our subsidiaries, affiliates and VIE entities together with a brief description of their business is set forth below:

Name (Domicile)	Business

Greenpro Capital Corp. (Nevada, USA)	Provides financial consulting services and corporate services

Greenpro Resources Limited (British Virgin Islands)	Holding company

Greenpro Holding Limited (Hong Kong)	Holds life insurance products

Greenpro Resources (HK) Limited (Hong Kong)	Holds Greenpro intellectual property and currently holds six trademarks and applications thereof

Greenpro Resources Sdn. Bhd. (Malaysia)	Holds real property usable as offices in Malaysia

Greenpro Management Consultancy (Shenzhen) Limited (China)	Provides corporate advisory services such as tax planning, cross-border listing solution and advisory, transaction services in China

Shenzhen Falcon Financial Consulting Limited (China)	Provides Hong Kong company formation advisory services & company secretarial services and financial services. It focuses on China clients.

Greenpro Capital Village Sdn. Bhd. (Formerly known as Greenpro Global Advisory Sdn. Bhd.) (Malaysia)	Provides educational and support services through seminars and courses to new start-up companies or SMEs.

Greenpro Wealthon Sdn. Bhd. (Malaysia)	Provides corporate advisory services such as company review, bank loan advisory and bank products analysis services.

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Greenpro Financial Consulting Limited (Belize)	Provides corporate advisory services such as tax planning, cross-border listing solution and advisory, transaction services

Asia UBS Global Limited (Belize)	Provides business advisory services with main focus on offshore company formation advisory and company secretarial service, such as tax planning, bookkeeping and financial review. It focuses on South-East Asia and China clients.

Asia UBS Global Limited (Hong Kong)	Provides business advisory services with main focus on Hong Kong company formation advisory and company secretarial service, such as tax planning, bookkeeping and financial review. It focuses on Hong Kong clients.

Falcon Corporate Services Limited (Formerly known as Ace Corporate Services Limited) (Hong Kong)	Provides offshore company formation advisory services & company secretarial services. Clients based in Hong Kong & China

Falcon Secretaries Limited (Hong Kong)	Provides Hong Kong company formation advisory services & company secretarial services. Clients based in Hong Kong & China

Yabez (Hong Kong) Company Limited (Hong Kong)	Provides Hong Kong company formation advisory services, corporate secretarial services and IT related services to Hong Kong based clients.

Yabez Business Service (SZ) Company Limited (China)	Provides Shenzhen company formation advisory services, corporate secretarial services and IT related services to China based clients.

Billion Sino Holdings Limited (Seychelles)	Holding company

Parich Wealth Management Limited (Hong Kong)	Provides insurance intermediary business in Hong Kong. Services include long term and general insurance. A qualified member of Professional Insurance Brokers Association (“PIBA”)

Greenpro Credit Limited (Hong Kong) (Formerly known as Gushen Credit Limited)	Provides loan and credit services in Hong Kong. Holder of Money Lenders License.

Greenpro Family Office Limited (Hong Kong)	Provides professional multi-family office offers services such as wealth planning, administration, asset protection & management, asset consolidation, asset performance monitoring, charity services, tax and legal services, trusteeship and risk management, investment planning & management, and business support services.

Greenpro Venture Capital Limited (Anguilla)	Holding company

Forward Win International Limited (Hong Kong)	Holds investment in commercial Hong Kong real estate

Chief Billion Limited (Hong Kong)	Holds investment in commercial Hong Kong real estate

Greenpro Venture Cap (Qianhai) Limited (Formerly known as Greenpro Venture Cap (CGN) Limited) (Anguilla)	Holding company

Greenpro Synergy Network Limited (Hong Kong)	Holds universal life insurance policies and provides a borderless platform through networking events and programs in Hong Kong.

Greenpro Synergy Network (Shenzhen) Limited (China)	Provides a borderless platform through networking events and programs in China for our members to seek professional services, business opportunities, and to exchange sources of information and research

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Acquisition and Reorganization History

Acquisition of entities under common control

Acquisition of Greenpro Resources Limited, a British Virgin Islands company

On July 31, 2015, we acquired 100% of the issued and outstanding securities of Greenpro Resources Limited, a British Virgin Islands corporation that was our affiliate at the time of the acquisition (“GRBV”). As consideration thereof, we issued to the shareholders of GRBV 9,070,000 restricted shares of our common stock (valued at $3,174,500 based on the average closing price of the six trading days preceding July 28, 2015, which was $0.35 per share) and paid US$25,500 in cash, representing an aggregate purchase price of US$3,200,000. The purchase price was determined based on the existing business value of GRBV, carrying value of GRBV properties, brand names of GRBV and settlement of GRBV founder initial investment.

GRBV provides corporate advisory services such as tax planning, cross-border listing solutions and advisory and transaction services to start-up and high –growth companies. It also owns real estate in Selangor Darul Ehsan, Malaysia and Kuala Lumpur, Malaysia that are investment properties, which are currently generating rental income. Through our acquisition of GRBV, we hope to expand our customer and revenue base as well as broaden the range of services we offer.

Lee Chong Kuang, our Chief Executive Officer, President and director, was also the Chief Executive Officer, President and director of GRBV at the time of the acquisition. Mr. Lee holds 44.6% of our issued and outstanding securities and held 50% of the issued and outstanding securities of GRBV at the time of the acquisition. Loke Che Chan Gilbert, our Chief Financial Officer, Secretary, Treasurer and director, is also the Chief Financial Officer and director of GRBV. Mr. Loke holds 44.6% of our issued and outstanding securities and held 50% of the issued and outstanding securities of GRBV at the time of the acquisition. Upon the consummation of the acquisition, Messrs. Lee and Loke received, in the aggregate, US$25,500 in cash and 9,070,000 shares of our restricted common stock.

Acquisition of A&G International Limited, a Belize company

On September 30, 2015, we acquired 100% of the issued and outstanding securities of A&G International Limited, a Belize corporation (“A&G”). In connection therewith, we issued to Yap Pei Ling, the shareholder of A&G, 1,842,000 restricted shares of our common stock, representing an aggregate purchase price of $957,840 based on the average closing price of the ten trading days preceding July 31, 2015, the date of the acquisition agreement, of $0.52 per share. The purchase price was determined based on the existing business value generated from A&G.

Ms. Yap Pei Ling, the director and sole shareholder of A&G, is the spouse of Lee Chong Kuang, our Chief Executive Officer, President and director.

A&G provides corporate and business advisory services through its wholly-owned subsidiaries, Asia UBS Global Limited (Hong Kong) and Asia UBS Global Limited (Belize).

On December 30, 2015, A&G International Limited transferred all of the issued and outstanding securities of Asia UBS Global Limited, a Belize Corporation, and Asia UBS Global Limited, a Hong Kong limited company, to Greenpro Resources Limited to simplify our corporate structure. A&G International Limited, now a corporation with no assets, was subsequently transferred back to Ms. Yap Pei Ling.

Acquisition of Greenpro Venture Capital Limited, an Anguilla corporation

On September 30, 2015, we acquired all of the issued and outstanding securities of Greenpro Venture Capital Limited, an Anguilla corporation, (“GPVC”) from its shareholders, Lee Chong Kuang and Loke Che Chan Gilbert. As consideration thereof, we issued to the shareholders of GPVC an aggregate of 13,260,000 restricted shares of our common stock (valued at $7,956,000 based on the signed Memorandum of Understanding on July 25, 2015 of $0.60 per share) and paid $6,000 in cash, representing an aggregate purchase price of $7,962,000. The purchase price was determined based on the existing business value of GPVC, including all customers, fixed assets, investments, cash and cash equivalents and assuming certain liabilities of GPVC. Mr. Lee Chong Kuang, our Chief Executive Officer, President and director, was also the Chief Executive Officer, President and director of GPVC at the time of the acquisition. Mr. Lee holds 43.02% of our issued and outstanding shares and held 50% of the issued and outstanding shares of GPVC at the time of the acquisition. Mr. Loke Che Chan Gilbert, our Chief Financial Officer, Secretary, Treasurer and director, was also the Chief Financial Officer and director of GPVC. Mr. Loke holds 43.02% of our issued and outstanding shares and held 50% of the issued and outstanding shares of GPVC at the time of the acquisition.

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Incorporation of Greenpro Capital Pty Ltd, an Australian company

Greenpro Capital Pty Ltd. was formed on May 11, 2016 with 50% held by Greenpro Holding Limited, one of our subsidiaries, and 50% was held by Mohammad Reza Masoumi Al Agha.

Acquisition of Greenpro Wealthon Sdn. Bhd., a Malaysia company

On May 23, 2016, our subsidiary. Greenpro Holding Limited (“GPHL”) acquired 400 shares of Greenpro Wealthon Sdn. Bhd. from Mr. Lee Chong Kuang with MYR 1 (approximately $0.25). On June 7, 2016, GPHL acquired an additional 200 shares of Greenpro Wealthon Sdn. Bhd. for MYR120,000 (approximately $30,000), resulting in GPHL owing 60% of Greenpro Wealthon Sdn. Bhd. The remaining 40% of Greenpro Wealthon Sdn. Bhd. is held by Mr. Yiap Soon Keong.

Acquisition of Greenpro Family Office Limited, a Hong Kong company

On July 21, 2017, Greenpro Resources Limited, the wholly owned subsidiary of GRNQ, acquired 51% of the shareholdings of Greenpro Family Office Limited (“GFOL”). GFOL allotted 231,895 shares of GFOL to Greenpro Resources Limited, representing 51% of the shareholdings of GFOL. The remaining 49% of the shareholdings of GFOL is held by Icon Capital Management Company Limited.

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VIE Structure and Arrangements

Greenpro Synergy Network Ltd (“GSN”) was incorporated in Hong Kong on March 2, 2016, as a variable interest entity (“VIE”) that is subject to consolidation with the Company. GSN’s principal activities are to hold certain of our universal life insurance policies. Loke Che Chan Gilbert, our Chief Financial Officer, Secretary, Treasurer and director and Lee Chong Kuang, our Chief Executive Officer, President and director are the sole shareholders of GSN. We control GSN through a series of contractual arrangements (the “VIE Agreements”) between GPHL and GSN. The VIE agreements include (i) an Exclusive Business Cooperation Agreement, (ii) a Loan Agreement, (iii) a Share Pledge Agreement, (iv) a Power of Attorney and (v) an Exclusive Option Agreement with the shareholder of GSN.

Set forth below is a more detailed description of each of the VIE agreements.

Exclusive Business Cooperation Agreement: Pursuant to the Exclusive Business Cooperation Agreement, GPHL serves as the exclusive provider of technical support, consulting services and management services to GSN. In consideration of such services, GSN has agreed to pay a service fee to GPHL, which is based on the time of services rendered multiplied by the corresponding rate, plus amount of the services fees or ratio decided by the board of directors of GPHL. The Agreement has a term of 10 years but may be extended GPHL in its discretion.

Loan Agreement: Pursuant to the Loan Agreement, GPHL granted interest-free loans to the shareholders of the GSN for the sole purpose of increasing the registered capital of the GSN. These loans are eliminated with the capital of GSN during consolidation.

Share Pledge Agreement: Pursuant to the Share Pledge Agreement, the shareholders of GSN pledged to GPHL a first security interest in all of their equity interests in GSN to secure GSN’s timely and complete payment and performance of its obligations under the Exclusive Business Cooperation Agreement. During the term of the Share Pledge Agreement, the pledgors agreed, among other things, not to transfer, place or permit the existence of any security interest or other encumbrance on their interest in GSN without the prior written consent of GPHL. The pledge shall remain in effect until 10 years after the obligations under the principal agreement will have been fulfilled. However, upon the full payment of the consulting and service fees under the Exclusive Business Cooperation Agreement and upon the termination of GSN’s obligations under the Exclusive Business Cooperation Agreement, the Share Pledge Agreement shall be terminated and GPHL shall terminate this agreement as soon as reasonably practicable.

Power of Attorney: Pursuant to the Power of Attorney, Messrs. Lee and Loke, as the sole shareholders of GSN, granted to the GPHL the right to (i) attend shareholders meetings of GSN (ii) exercise all shareholder rights (including voting rights) with respect to such equity interests in GSN and (iii) designate and appoint on behalf of such shareholders the legal representative, directors, supervisors, and other senior management members of GSN. The Power of Attorney is irrevocable and is continuously valid from the date of execution of such Power of Attorney, so long as such persons remain shareholders of GSN.

Exclusive Option Agreement: Pursuant to the Exclusive Option Agreement, the shareholders of GSN granted to the GPHL an irrevocable and exclusive right and option to purchase all of their equity interests in GSN. The purchase price shall be equal to the capital paid in by the shareholders, adjusted pro rata for the purchase of less than all of the equity interests. The Agreement is effective for a term of 10 years, and may be renewed at GPHL’s election.

On July 28, 2017, GSN incorporated a new subsidiary in Shenzhen, China, Greenpro Synergy Network (Shenzhen) Limited, with 100% ownership. Greenpro Synergy Network (Shenzhen) Limited was incorporated for cross-border cooperation among independent professional services firms, global institutions, high net worth individuals, and entrepreneurs. We intend to provide a borderless platform through networking events and programs in China for our members to seek professional services, business opportunities, and to exchange sources of information and research.

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Acquisitions

Acquisition of Yabez (Hong Kong) Company Limited, a Hong Kong company

On September 30, 2015, we acquired 60% of the issued and outstanding securities of Yabez (Hong Kong) Company Limited, a Hong Kong corporation (“Yabez”). As consideration thereto, we issued to the shareholders of Yabez 486,171 restricted shares of our common stock, representing an aggregate purchase price of $252,808 based on the average closing price of the ten trading days preceding July 31, 2015, the date of the acquisition agreement, of $0.52 per share. The purchase price was determined based on the existing business value generated from Yabez. Yabez provides Hong Kong company formation advisory services, corporate secretarial services and IT related services to Hong Kong based clients.

Acquisition of Falcon Secretaries Limited and Ace Corporate Services Limited, each Hong Kong companies, and Shenzhen Falcon Financial Consulting Limited, a Shenzhen, China company

On September 30, 2015, we acquired all of the issued and outstanding securities of Falcon Secretaries Limited, Ace Corporate Services Limited and Shenzhen Falcon Financial Consulting Limited (these companies collectively known as “F&A”). As consideration thereto, we issued to Ms. Chen Yanhong, the sole shareholder of F&A, 2,080,200 restricted shares of our common stock, representing an aggregate purchase price of $1,081,704 based on the average closing price of the ten trading days preceding July 31, 2015, the date of the acquisition agreement, of $0.52 per share. The purchase price was determined based on the existing business value generated from F&A.

Ms. Chen Yanhong, the director and sole shareholder of F&A, is also the director and legal representative of Greenpro Management Consultancy (Shenzhen) Limited, one of our subsidiaries.

Acquisition of Billion Sino Holdings Limited, a Seychelles company

On April 25, 2017, GRNQ and Mr. Yiu Yau Wing and Mr. Chui Sang Derek, representing the 91% & 9% shareholders of Billion Sino Holdings Limited respectively, a Seychelles corporation (“BSHL”), entered into a Sale and Purchase Agreement, pursuant to which GRNQ acquired 60% of the issued and outstanding shares of BSHL. As consideration thereto, GRNQ agreed to issue to the shareholders of BSHL in the aggregate 340,645 restricted shares of GRNQ’s common stock.

Acquisition of Gushen Credit Limited, a Hong Kong company

On April 27, 2017, Greenpro Resources Limited, the wholly owned subsidiary of GRNQ and Gushen Credit Limited, a Hong Kong corporation (“GCL”), entered into an Asset Purchase Agreement, pursuant to which GRNQ purchased the assets in GCL. As consideration thereto, GRNQ agreed to pay the purchase price of $105,000.

GCL operates a money lending business in Hong Kong, located at 1701-03, 17/F, Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong. On April 28, 2017, GSHL sold two (2) ordinary shares of GCL to GRNQ, representing 100% ownership, for a total consideration of $0.26 in cash. The purchase price is determined based on the mutual agreement between GSHL and GRNQ. GCL was renamed to Greenpro Credit Limited on May 16, 2017.

Potential acquisitions

We are searching for potential acquisitions targets in financial technology and/or financial services industries. Currently we have not entered into any material definitive agreements with any potential targets as of the filing date of the prospectus.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers and directors as of the date of this prospectus.

Name	Age	Positions and Offices

Lee, Chong Kuang	44	President, Chief Executive Officer, Chairman of the Board
Loke, Che Chan Gilbert	63	Chief Financial Officer, Secretary, Treasurer, Director
Chuchottaworn, Srirat	49	Director
Hee, Chee Keong (1)	46	Director
Shum, Albert (1)(2)(3)	58	Director
Chin, Kiew Kwong (1)(2)(3)	46	Director
How, Kok Choong	54	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Lee, Chong Kuang, age 44, has served as our Chief Executive Officer, President and Chairman of the Board since July 19, 2013. From 2003 until January 2015, Mr. Lee served as a director of Asia UBS Global Ltd, a Hong Kong company, which he founded in 2003. He served as director, Chief Financial Officer and Treasurer of Odenza Corp. from February 4, 2013 to April 29, 2016. He also served as the Chief Financial Officer and director of Moxian Corporation from October 2012 until December 2014. Mr. Lee served as director of Greenpro Talents Ltd. from November 16, 2015 to June 6, 2017. Mr. Lee served as director of GC Investment Management Limited, which is the investment manager of Greenpro Asia Strategic SPC, since April 6, 2016. From 1997 to 2000, Mr. Lee worked at K. Y. Ho & Co, Chartered Accountants. He began his professional career with Siva Tan & Co., a Chartered Accountant firm in Malaysia in 1995 where he remained until 1997. As a qualified member of the ACCA and Malaysia Institute of Accountants, Mr. Lee earned his professional qualification from the Hong Kong Institute of Certified Public Accountants and extended his professional services covering accounting, tax, corporate structuring planning with special focus in cross-border client nature, in addition to his accounting software businesses. Mr. Lee established the Cross Border Business Association (CBBA) – a NGO (Non-Government Organization) established under Hong Kong Society Act - to provide information and professional advice in Cross Border Business for its investment members. For the Cross Border Investment especially in the mining resources companies which are growing fast since 2011, Mr. Lee continues to support its clients by using cloud platform to strengthen its clientele through the use of technology advancement and models such as SaaS, PaaS, etc., for accounting and management solution purposes. Mr. Lee brings to the board of directors business leadership, corporate strategy and accounting and financial expertise.

Loke, Che Chan Gilbert, age 63, has served as our Chief Financial Officer, Treasurer and Director since inception on July 19, 2013. Mr. Loke has extensive knowledge in accounting and has been an accountant for more than 30 years. He was trained and qualified with UHY (formerly known as Hacker Young), Chartered Accountants, one of the large accounting firms based in London, England between 1980 and 1988. His extensive experience in auditing, accounting, taxation, SOX compliance and corporate listing has prompted him to specialize in corporate advisory, risk management and internal controls serving those small medium-sized enterprises. From September 1999 until June 2013, Mr. Loke served as an adjunct lecturer in ACCA P3 Business Analysis at HKU SPACE (HKU School of Professional and Continuing Education), which is an extension of the University of Hong Kong and provides professional and continuing education. Mr. Loke worked as an independent, non-executive director of ZMay Holdings Limited, a public company listed on the Hong Kong Stock Exchange from January 2008 to July 2008 and as Chief Financial Officer for Asia Properties Inc. from May 31, 2011 to March 28, 2012 and Sino Bioenergy Inc., with both companies listed on the OTC Markets in the US, from 2011 to 2012. Mr. Loke has served as the Chief Executive Officer and a director of Greenpro Resources Corporation since October 16, 2012. He has also served the Chief Executive Officer and a director of Moxian Corporation from October 2012 until December 2014. Mr. Loke served as an independent director of Odenza Corp. from February 2013 to May 2015. He has also served as the Chief Financial Officer, Secretary, Treasurer, and a director of CGN Nanotech, Inc. from September 4, 2014 to September 28, 2016.

Mr. Loke served as director of Greenpro Talents Ltd. from November 16, 2015 to June 6, 2017. Mr. Loke served as director of GC Investment Management Limited, which is the investment manager of Greenpro Asia Strategic SPC, since April 6, 2016. Mr. Loke earned his degree of MBA from Bulacan State University, Philippines, and earned his professional accountancy qualifications from the ACCA, AIA and HKICPA. He also earned other professional qualifications from the HKICS, ICSA as Chartered Secretary, FPAM - Malaysia as Certified Financial Planner, ATIHK as tax adviser in Hong Kong and CWM Institute as Chartered Wealth Manager in Hong Kong. Mr. Loke brings to the board of directors accounting and financial expertise and business leadership.

Chuchottaworn, Srirat, age 49, joined us as an Independent Director on October 18, 2015. Ms. Chuchottaworn has more than 20 years in the IT and consulting business. In 1997, she became an SAP consultant for finance and controlling (FI/CO) and held a certificate of FI/CO. In 2004, she found I AM Group and has been the group director since then. She is an experienced project manager and holds multiple SAP certifications. She obtained a Bachelor Degree in Engineer from the King Monkut’s Institute of Technology Ladkrabang and Master of Science in Information Technology from the Chulalongkorn University. Ms. Chuchottaworn brings to the board of directors business leadership and experience and familiarity with conducting business in Thailand.

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Hee, Chee Keong, age 46, joined us as an Independent Director of the Company on March 14, 2016. From June 2014 to October 2015, Mr. Hee served as the Chief Financial Officer of Galasys Plc. From June 2013 to September 2014, he served as the Chief Financial Officer of Apple Green Holding, Inc. (formerly called Blue Sun Media, Inc). Mr. Hee was the Finance Director and Non-Independent & Non-Executive Director at NetX Holdings Berhad (known as Global Soft Berhad) from November 2004 to January 2009 and January 2009 to June 2013, respectively. Mr. Hee is a Chartered Accountant of the Malaysian Institute of Accountants (MIA) and a fellow member of Association of Chartered Certified Accountants (FCCA). He has more than 18 years of working experience in both private and public companies. Mr. Hee has also worked as the Group Accountant and Principal Accounting Officer in his career. During the course of his career, Mr. Hee was involved in various industries, including accounting, information technology, manufacturing, trading, property, construction, leisure and entertainment. He has hands-on experience with the due diligence process, IPOs, issuance of warrants, corporate and debt restructuring in different fields and industries especially in accounting and finance. He brings to the board of directors deep finance, audit and business experience.

Shum, Albert, age 58, joined us as an Independent Director of the Company on March 14, 2016. Mr. Shum is a certified Project Management Practitioner with over 30 years of experience in leading projects and people, implementing and overseeing technology programs, and administering all facets of technology initiatives. Mr. Shum has served as the Global Head of IT (ADM) in the Intertrust Group since May 2010, where he was responsible for leading the delivery of core information technology services through a global team to business units across more than twenty jurisdictions. Mr. Shum was fully accountable for the implementation of professional and effective solutions to ensure that the underlying functions, coupled with effective internal controls and worked together with the business to achieve its overall strategy across all locations. Prior to that time, Mr. Shum served as the Chief Information Officer in the South China Morning Post Group from January 2007 to March 2010 and the Regional CIO for Schindler Group from October 2000 to December 2006. Mr. Shum holds a Bachelor Degree of Business Administration from Pacific States University, USA, a Diploma in Computer Science from the Computer Learning Institute, USA and had attended program for Executive Development at IMD business school in Lausanne, Switzerland. Mr. Shum brings to the board of directors his wide experience in internal controls and information technology.

Chin, Kiew Kwong, age 46, joined us as an Independent Director of the Company on March 14, 2016. Mr. Chin has served as a Group Agency Manager at Public Mutual Berhad since 2005, a company listed on the Bursa, Stock Exchange of Malaysia which is a provider of private unit trust company and private retirement scheme (PRS) in Malaysia. He is a project leader and marketing expert in leading more than 100 unit trust consultants for the past 10 years. He was frequently awarded by the Great Eastern Assurance from 1997 to 2004 and Public Mutual Berhad Achievement since 2005. Mr. Chin was a Post graduate in computer studies from Informatics College, Kuala Lumpur in 1993. He is also a Certified NLP Practitioner and has vast experience in the fields of IT services, finance and unit trust since 1991. Mr. Chin brings to the board of directors his broad business and management experience.

How, Kok Choong, age 54, joined us as an Independent Director of the Company on December 7, 2016. Mr. How earned a Master and Doctorate in Business Administrative from Newport University, USA. He is also a Fellow Member of Chartered Institute of Management in UK and a Fellow Member of Canadian Chartered Institute of Business Administration in Canada. Mr. How has extensive knowledge in business management for more than 20 years. Since 1993, Mr. How has served as CEO of San Hin Group which is a strong group of companies ranging from property development, civil & building construction, machinery & transportation, ready mixed concrete and shopping complex management in Malaysia. Since 1994, he has also served as managing director of Wawasan Saga, Kota Kinabalu which is a shopping complex with hotel at the heart of Kota Kinabalu, Malaysia. Since 1997, he has served as a group CEO of Tang Dynasty Hotel Group which is the largest chain hotel in Sabah, Malaysia. In 2004, Mr. How started to work as Global president of AGAPE Superior Living International Group which is a leading health and wellness company in nine countries. Since 2010, he has worked as president of TH3 Holdings Sdn. Bhd. which specializes in IT, academy, online education, mobile App, e-Commerce and digital marketing. Since June, 2016, Mr. How has served as CEO and a director of Agape ATP Corporation, a company which provides health solution advisory services. In Malaysia, he received Outstanding Asian Community Contribution Award in 2011, Malaysia Top Team 50 Enterprise Award in 2011, The Contributor Award (Medical and Health Research) in 2012, “Man of The Year” in Worldwide Excellence Award in 2015 and “Man of The Year” in McMillan Global Award in 2016. Mr. How brings to the board of directors his business leadership and experience in a wide range of industries.

Family Relationships

There are no family relationships between any of our directors or executive officers.

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Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Directors are elected at the annual meetings to serve for one-year terms. Officers are elected by, and serve at the discretion of, the board of directors. Our board of directors shall hold meetings on at least a quarterly basis.

The board of directors has determined to comply with the NASDAQ Listing Rules with respect to certain corporate governance matters. As a smaller reporting company, under the NASDAQ rules we are only required to maintain a board of directors comprised of at least 50% independent directors, and an audit committee of at least two members, comprised solely of independent directors who also meet the requirements of Rule 10A-3 under the Securities Exchange Act of 1934.

Director Independence

The board of directors has reviewed the independence of our directors, applying the NASDAQ independence standards. Based on this review, the board of directors determined that each of Chuchottaworn Srirat, Hee Chee Keong, Shum Albert, Chin Kiew Kwong and How Kok Choong are independent within the meaning of the NASDAQ rules. In making this determination, our board of directors considered the relationships that each of these non-employee directors has with us and all other facts and circumstances our board of directors deemed relevant in determining their independence. As required under applicable NASDAQ rules, we anticipate that our independent directors will meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our board of directors has adopted written charters for each of these committees. Copies of the charters are available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Our Audit Committee was established on March 23, 2016 and is comprised of three of our independent directors: Hee Chee Keong (Chairman), Shum Albert and Chin Kiew Kwong. Hee Chee Keong qualifies as the Audit Committee financial expert as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act.

According to its charter, the Audit Committee consists of at least three members, each of whom shall be a non-employee director who has been determined by the Board to meet the independence requirements of NASDAQ, and also Rule 10A-3(b)(1) of the SEC, subject to the exemptions provided in Rule 10A-3(c). We do not have a website containing a copy of the Audit Committee Charter. The Audit Committee Charter describes the primary functions of the Audit Committee, including the following:

●	Oversee the Company’s accounting and financial reporting processes;

●	Oversee audits of the Company’s financial statements;

●	Discuss policies with respect to risk assessment and risk management, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

●	Review and discuss with management the Company’s audited financial statements and review with management and the Company’s independent registered public accounting firm the Company’s financial statements prior to the filing with the SEC of any report containing such financial statements.

●	Recommend to the board that the Company’s audited financial statements be included in its annual report on Form 10-K for the last fiscal year;

●	Meet separately, periodically, with management, with the Company’s internal auditors (or other personnel responsible for the internal audit function) and with the Company’s independent registered public accounting firm;

●	Be directly responsible for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged to prepare or issue an audit report for the Company;

●	Take, or recommend that the board take, appropriate action to oversee and ensure the independence of the Company’s independent registered public accounting firm; and

●	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the Company’s independent registered public accounting firm, internal auditors or management.

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Compensation Committee

The Compensation Committee will be responsible for, among other matters:

●	reviewing and approving, or recommending to the board of directors to approve the compensation of our CEO and other executive officers and directors reviewing key employee compensation goals, policies, plans and programs;

●	administering incentive and equity-based compensation;

●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and

●	appointing and overseeing any compensation consultants or advisors.

Our Compensation Committee was established on March 17, 2017 and currently consists of Mr. Chin Kiew Kwong and Mr. Shum Albert. Mr. Chin Kiew Kwong serves as chair of the Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee will be responsible for, among other matters:

●	selecting or recommending for selection candidates for directorships;

●	evaluating the independence of directors and director nominees;

●	reviewing and making recommendations regarding the structure and composition of our board and the board committees;

●	developing and recommending to the board corporate governance principles and practices;

●	reviewing and monitoring the Company’s Code of Business Conduct and Ethics; and

●	overseeing the evaluation of the Company’s management.

Our Corporate Governance and Nominating Committee was established on March 17, 2017 and currently consists of Mr. Shum Albert and Mr. Chin Kiew Kwong. Mr. Shum Albert serves as chair of the Corporate Governance and Nominating Committee.

Board Leadership Structure and Role in Risk Oversight

Mr. Lee Chong Kuang holds the positions of chief executive officer and chairman of the board of the Company. The board believes that Mr. Lee’s services as both chief executive officer and chairman of the board is in the best interest of the Company and its shareholders. Mr. Lee possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company in its business and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters relating to the business of the Company. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareholders, employees and customers.

The board has not designated a lead director. Given the limited number of directors comprising the Board, the independent directors call and plan their executive sessions collaboratively and, between meetings of the Board, communicate with management and one another directly. Under these circumstances, the directors believe designating a lead director to take on responsibility for functions in which they all currently participate might detract from rather than enhance performance of their responsibilities as directors.

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Management is responsible for assessing and managing risk, subject to oversight by the board of directors. The board oversees our risk management policies and risk appetite, including operational risks and risks relating to our business strategy and transactions. Various committees of the board assist the board in this oversight responsibility in their respective areas of expertise.

●	The Audit Committee assists the board with the oversight of our financial reporting, independent auditors and internal controls. It is charged with identifying any flaws in business management and recommending remedies, detecting fraud risks and implementing anti-fraud measures. The audit committee further discusses Greenpro policies with respect to risk assessment and management with respect to financial reporting.

●	The Compensation Committee oversees compensation, retention, succession and other human resources-related issues and risks.

●	The Corporate Governance and Nominating Committee overviews risks relating to our governance policies and initiatives.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The code addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. The code of ethics is available on the Company’s website at www.greenprocapital.com.

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EXECUTIVE COMPENSATION

Set forth below is information regarding the compensation paid during the years ended December 31, 2017 and 2016 to our principal executive officer and principal financial officer, who are collectively sometimes referred to as “named executive officers” elsewhere in this prospectus.

Name and Principal Position	Year	Salary ($)	Total ($)

Lee Chong Kuang	2017	180,000	180,000
Chief Executive Officer and President	2016	180,000	180,000

Loke Che Chan Gilbert	2017	180,000	180,000
Chief Financial Officer, Treasurer and Secretary	2016	180,000	180,000

Employment Agreements

Each of Loke Che Chan Gilbert, our Chief Financial Officer, Secretary, and director, and Mr. Lee Chong Kuang, our Chief Executive Officer, signed new employment agreements on July 28, 2017. The new employment agreements came into effect on September 1, 2017 and will expire on August 31, 2020. The terms of the agreements are the same as that of the existing employment agreements.

Under the terms of the agreements, each of Messrs. Loke and Lee will receive a monthly salary equal to $13,000, and a monthly housing allowance of $2,000, both which may also be payable in Hong Kong Dollars.

Messrs. Loke and Lee are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with their services on our behalf. The employment agreements also contain normal and customary terms relating to confidentiality, indemnification, non-solicitation and ownership of intellectual property.

Outstanding Equity Awards At Fiscal Year-End

None.

Director Compensation

During our fiscal years ended December 31, 2017 and 2016, we provided $500 per month as compensation to our independent directors, including Hee Chee Keong, Shum Albert and Chin Kiew Kwong, who serve on the audit committee.

We currently have no plan for compensating our executive directors for their services in their capacity as directors, although we may elect to issue stock options or provide cash compensation to such persons from time to time in the future. However, we are compensating the independent directors who are serving in the audit committee. These independent directors in the audit committee are entitled to the reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Compensation Committee Interlocks and Insider Participation

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Except as set forth below, we have not been a party to any transaction since January 1, 2016, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as at the year-end for the last two completed fiscal years, and to which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Our policy is that a contract or transaction either between the Company and a director, or between a director and another company in which he is financially interested is not necessarily void or void-able if the relationship or interest is disclosed or known to the board of directors and the board of directors is entitled to vote on the issue.

Transactions with certain companies which Greenpro Venture Capital Limited owns a certain percentage of such company shares and companies that we have determined that we can significantly influence based on our common business relationships.

Related party transactions amounted to $329,645 and $406,631 for the years ended December 31, 2017 and 2016, respectively, in service revenue and rental revenue.

Our related parties are those companies where Greenpro Venture Capital Limited owns a certain percentage of the shares of such companies, and companies that we have determined that we can significantly influence based on our common business relationships. One related party is under common control of Mr. Loke Che Chan, Gilbert, the chief financial officer of the Company. All of these related party transactions are transacted at an arms-length basis at the current market value in the normal course of business.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 27, 2018, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock or series a common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within sixty (60) days through the conversion or exercise of any convertible security, warrant, option, or other right. More than one (1) person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within sixty (60) days, by the sum of the number of shares outstanding as of such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

The column entitled “Percentage of Shares Beneficially Owned — Before Offering” is based on a total of 53,233,960 shares of our common stock outstanding on April 27, 2018. The columns entitled “Percentage of Shares Beneficially Owned — After Offering” also include shares of common stock outstanding after completion of the minimum offering amount of 500,000 shares or the maximum offering amount of 2,500,000 shares sold by us pursuant to the public offering prospectus filed contemporaneously herewith.

		Percentage of Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Before Offering	After Offering (Minimum Offering)	After Offering (Maximum Offering)

Officers and Directors

Lee Chong Kuang(3) President, Chief Executive Officer and Director	20,099,600	37.76%	37.41%	36.06%

Loke Che Chan Gilbert Chief Financial Officer and Director	18,438,450	34.64%	34.31%	33.08%

Chuchottaworn Srirat Independent Director	1,221,500	2.29%	2.27%	2.19%

Hee Chee Keong Independent Director	0	0%	0%	0%

Shum Albert Independent Director	0	0%	0%	0%

Chin Kiew Kwong Independent Director	0	0%	0%	0%

How Kok Choong Independent Director	55,400	0.10%	0.10%	0.10%

All officers and directors as a group (7 persons named above)	39,814,950	74.79%	74.10%	71.44%

(1)	Except as otherwise set forth below, the address of each beneficial owner is Room 1701-1703, 17/F, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

(2)	Based on 53,233,960 shares of common stock outstanding as of April 27, 2018, together with securities exercisable or convertible into shares of common stock within 60 days of April 27, 2018. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that a person has the right to acquire beneficial ownership of upon the exercise or conversion of options, convertible stock, warrants or other securities that are currently exercisable or convertible or that will become exercisable or convertible within 60 days of April 27, 2018 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the number of shares beneficially owned and percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Represents 18,438,450 shares held directly by Mr. Lee Chong Kuang and 1,661,150 shares held by his spouse Yap Pei Ling.

54

DESCRIPTION OF SECURITIES

The following description of our capital stock is only a summary, and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our articles of incorporation and our bylaws.

As of April 27, 2018, we had 53,233,960 shares of our common stock issued and outstanding. There were approximately 301 record holders of our common stock. Such number does not include any shareholders holding shares in nominee or “street name”.

Our authorized capital consists, of 600,000,000 shares, of which 500,000,000 shares are designated as shares of common stock, par value $0.0001 per share, and 100,000,000 shares are designated as shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are currently outstanding. Shares of preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, relative, participating, options and other rights, and the qualifications, limitations, or restrictions thereof, of the preferred stock shall hereinafter be prescribed by resolution of the board of directors before the issuance of any shares of preferred stock in such series.

Common Stock

Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. The holders of our common stock are entitled to receive dividends, in equal amounts per share, when and as declared by our board of directors from legally available sources, subject to any restrictions in our certificate of incorporation or prior rights of the holders of our preferred stock. In the event of our liquidation or dissolution, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock. The holders of our common stock have no subscription, redemption or conversion privileges. Our common stock does not entitle its holders to preemptive rights. All of the outstanding shares of our common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Transfer Agent

The transfer agent for our capital stock is VStock Transfer, LLC, with an address at 18 Lafayette Place, Woodmere, NY 11598, telephone number is 212-828-8436.

Listing

Our common stock has been approved for listing, subject to notice of issuance, on the NASDAQ Capital Market under the symbol “GRNQ.”

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions. The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights. A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

55

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, only a limited public market for our common stock existed on the OTCQB. Our common stock has been approved for listing on the NASDAQ Capital Market under the symbol “GRNQ.” Prior to the commencement of trading of our common stock, we are required to provide to NASDAQ the final number of shares to be sold and a full list of participants in the primary offering of our common stock pursuant to the public offering prospectus filed contemporaneously herewith. Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding warrants, or the anticipation of such sales, could adversely affect prevailing market prices of our common stock from time to time and could impair our ability to raise equity capital in the future.

Upon the closing of the primary offering of our common stock, we will have 53,733,960 shares of our common stock issued and outstanding assuming the minimum offering amount of 500,000 shares of our common stock is sold and 55,733,960 shares of our common stock issued and outstanding assuming the maximum offering amount of 2,500,000 shares of our common stock is sold. In addition, we will have outstanding 53,983,960 shares of common stock issuable upon the exercise of the Placement Agent’s Warrants assuming the minimum offering amount of 500,000 shares of our common stock is sold and 55,983,960 shares of our common stock issued and outstanding assuming the maximum offering amount of 2,500,000 shares of our common stock is sold.

All of the shares sold in this offering will be freely tradable unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act.

Lock-Up

Except for Srirat Chuchottaworn, How Kok Choong and Yap Pei Ling, none of the Selling Stockholders are subject to lock-up agreements on the sale of their shares.

In connection with the primary offering, we, each of our directors and officers and holders of ten percent or more of our common stock on a fully diluted basis immediately prior to the consummation of this offering have agreed or are otherwise contractually restricted for a period of 180 days after the date of this prospectus, without the prior written consent of the placement agent not to directly orindirectly:

● issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock;

● in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, other than registration statements on Form S-8 filed with the SEC after the closing date of this offering; or

● enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months, and who has beneficially owned their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and, after owning such shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares of our common stock without restriction.

A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	one percent (1%) of the number of shares of our common stock then outstanding, which will equal approximately 557,340 shares assuming all of the shares of common stock offered hereby are sold, or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a Notice of Proposed Sale of Securities pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

56

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned by each selling stockholder immediately prior to the date of this prospectus and the number of shares to be offered by the selling stockholder pursuant to this prospectus. The table also provides information regarding the beneficial ownership of our common stock by each Selling Stockholder as adjusted to reflect the assumed sale of the minimum offering amount of 500,000 shares of common stock and the maximum offering amount of 2,500,000 shares of common stock sold by us pursuant to the public offering prospectus filed contemporaneously herewith.

Percentage of beneficial ownership before this offering is based on 53,233,960 shares of our common stock outstanding as April 27, 2018. Beneficial ownership is based on information furnished by the selling stockholders. The table below assumes full exercise of the over-allotment shares. Unless otherwise indicated and subject to community property laws where applicable, the selling stockholder named in the following table has, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by him.

None of the selling stockholders is a broker dealer or an affiliate of a broker dealer. None of the selling stockholders has an agreement or understanding to distribute any of the shares being registered. Each selling stockholder may offer for sale from time to time any or all of the shares, subject to the lock up agreements described in the “Plan of Distribution.” The table below assumes that the selling shareholders will sell all of the shares offered for sale hereby. A selling stockholder is under no obligation to sell any shares pursuant to this prospectus.

57

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering (Minimum Offering)	Percentage Ownership After Offering (Maximum Offering)	Date(s) of transaction(s)	Amount of consideration paid
Greenpro Talents Ltd (2)	5,000,000	1,145,765	3,854,235	7.23%	6.97%	#	#
Chen Yan Hong	1,916,475	800,000	1,116,475	2.08%	2.00%	09/14/2014	$350
						09/30/2015+	$1,081,704
Yap Pei Ling	1,661,150	200,000	1,461,150	2.72%	2.62%	09/12/2014	$350
						09/30/2015+	$957,840
Thanawat Lertwattanarak	1,227,500	800,000	427,500	0.80%	0.77%	09/12/2014	$100,000
						08/21/2015*	$250,000
						08/31/2015*	$585,000
Srirat Chuchottaworn	1,221,500	200,000	1,021,500	1.90%	1.83%	09/12/2014	$100,000
						08/21/2015*	$250,000
						08/31/2015*	$585,000
Zong Yi Holding Co. Ltd (3)	625,000	625,000	-	-	-	08/20/2015*	$500,000
Dongjia Holdings Limited (4)	336,374	336,374	-	-	-	12/31/2015*	$540,471
						05/20/2016*	$80,000
						12/27/2016*	$210,247.2
Cheng Chi Ho	255,239	255,239	-	-	-	09/30/2015+	$132,724
Home Boutique International Limited (5)	240,000	240,000	-	-	-	#	#
Aquarius Protection Fund SPC-ACP Link SP (6)	166,667	166,667	-	-	-	#	#
Yiu Li Ngor	155,000	155,000	-	-	-	#	#
Wong Chun Keen	150,338	150,338	-	-	-	#	#
Wong Mew Chan	270,870	270,870	-	-	-	09/16/2014	$36,100
						09/23/2014*	$25,700
						10/19/2015*	$35,505
Wong Kit Mei	115,466	115,466	-	-	-	09/30/2015+	$60,042
Wong Kit Yi	115,466	115,466	-	-	-	09/30/2015+	$60,042
Li Kit Wa	100,000	100,000	-	-	-	09/11/2014	$25,000
Thee Chiu Un	91,682	91,682	-	-	-	#	#
Loo Poh Har	80,000	80,000	-	-	-	09/15/2014	$20,000

58

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering (Minimum Offering)	Percentage Ownership After Offering (Maximum Offering)	Date(s) of transaction(s)	Amount of consideration paid
Ma Jia	80,000	80,000	-	-	-	09/10/2014	$20,000
Koh Khee Ngiap	80,000	80,000	-	-	-	09/22/2014	$20,000
Wong Yuet Ngor	80,000	80,000	-	-	-	09/10/2014	$20,000
Ching-Nan Wang	80,000	80,000	-	-	-	#	#
Chin-Chiang Wang	60,000	60,000	-	-	-	#	#
Chin-Ping Wang	60,000	60,000	-	-	-	#	#
How Kok Choong	55,400	20,000	35,400	-	-	12/07/2016*	$49,860
						01/13/2017*	$49,860
CPN Investment Ltd. (7)	50,000	50,000	-	-	-	03/08/2017*	$100,000
Wong Fei Chin	40,000	40,000	-	-	-	09/18/2014	$10,000
Wong Joon Heng	40,000	40,000	-	-	-	09/18/2014	$10,000
Wong Fei Hwee	40,000	40,000	-	-	-	09/18/2014	$10,000
Low Hun Kiat	40,000	40,000	-	-	-	09/12/2014	$10,000
Teh Kok Lee	40,000	40,000	-	-	-	09/19/2014	$10,000
Pua Shiau Lin	40,000	40,000	-	-	-	09/14/2014	$10,000
Wong Fei Min	40,000	40,000	-	-	-	09/18/2014	$10,000
Low Hun Ngee	40,000	40,000	-	-	-	09/12/2014	$10,000
Chua Heng Siang	40,000	40,000	-	-	-	09/23/2014	$10,000
Yeo Kok Sing	40,000	40,000	-	-	-	09/14/2014	$10,000

59

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering (Minimum Offering)	Percentage Ownership After Offering (Maximum Offering)	Date(s) of transaction(s)	Amount of consideration paid
Wong Hwee Wen	40,000	40,000	-	-	-	09/18/2014	$10,000
Then Guang Yaw	40,000	40,000	-	-	-	09/11/2014	$10,000
Chew Tee Hooi	35,000	35,000	-	-	-	#	#
Derek Chui Sang	30,968	30,968	-	-	-	04/25/2017+	$108,388
Chong Choon Voon	28,953	28,953	-	-	-	#	#
Chen Mee Ching	25,500	25,500	-	-	-	#	#
Chai Yin Hong	20,748	20,748	-	-	-	#	#
Chang Ai Lian	20,500	20,500	-	-	-	#	#
Sze Tech Cheong	20,000	20,000	-	-	-	#	#
Teoh Seow Chiew	20,000	20,000	-	-	-	#	#
Chai Sin Hioong	20,000	20,000	-	-	-	09/16/2014	$5,000
Tan Chin Yee	18,000	18,000	-	-	-	#	#
Wong Kum Loong	15,940	15,940	-	-	-	10/19/2015*	$23,910
Lim Mea Chian	15,475	15,475	-	-	-	#	#
Chan Kok Kong	15,290	15,290	-	-	-	10/19/2015*	$22,935
Lim Keng Nen	15,000	15,000	-	-	-	#	#
Jeanny Ong Seok Lan	15,000	15,000	-	-	-	#	#
LST Fresh Fruits (M) Sdn. Bhd. (549193-A) (8)	15,000	15,000	-	-	-	#	#
Hiew Yoon Kim	14,000	14,000	-	-	-	#	#
Wong Yuet Cheong	13,886	13,886	-	-	-	#	#
Lee Tian Chiat	12,569	12,569	-	-	-	#	#
Fortune Wealth (Asia) Limited (9)	12,000	12,000	-	-	-	09/16/2014	$3,000
						12/31/2015*	$75,000
						05/20/2016*	$232,000
						12/27/2016*	$39,600
						01/13/2017*	$309,999.6
						03/08/2017*	$456,324
						04/18/2017*	$68,680
Loke Hang Choon, Raymond	12,000	12,000	-	-	-	09/17/2014	$3,000
Goh Kee Seng	12,000	12,000	-	-	-	09/15/2014	$3,000
Loke Chan Thow	11,870	11,870	-	-	-	09/17/2014	$1,000
						10/19/2015*	$11,805
Yap Yin Sin	11,800	11,800	-	-	-	#	#
Phang Khar Wei	11,288	11,288	-	-	-	#	#
Chia Li Huey	10,555	10,555	-	-	-	#	#
Chin Yuen Ling	10,423	10,423	-	-	-	#	#
Chua Thin Thin	10,031	10,031	-	-	-	#	#
Ang Ming Ann	10,000	10,000	-	-	-	#	#
Khor Guat Bee	10,000	10,000	-	-	-	#	#
Koh Khee Chai	10,000	10,000	-	-	-	#	#
Koh Mui Cheng	10,000	10,000	-	-	-	#	#
Lim Ah Boey	10,000	10,000	-	-	-	#	#
Yap Chee Choong	10,000	10,000	-	-	-	#	#
Mooi Si Kee	10,000	10,000	-	-	-	#	#
Media King International Ltd. (10)	10,000	10,000	-	-	-	#	#
Mooi Koon Rho	10,000	10,000	-	-	-	#	#
Mooi Koon Wern	10,000	10,000	-	-	-	#	#
Leong Ming Chia	8,000	8,000	-	-	-	09/18/2014	$2,000
Wong Khoon Leong	8,000	8,000	-	-	-	#	#
Chan Kui Kai	7,910	7,910	-	-	-	10/19/2015*	$11,865
Chan Kum Kong	7,910	7,910	-	-	-	10/19/2015*	$11,865
Tang Kok Wai	7,500	7,500	-	-	-	#	#
Ng Hooi Khiang	7,500	7,500	-	-	-	#	#
Tan Shu Juen	7,400	7,400	-	-	-	10/19/2015*	$11,100
Lim Siew Yee	7,200	7,200	-	-	-	09/12/2014	$100
						#
Teh Mei Kuin	7,000	7,000	-	-	-	#	#
Lok Swee Lin	7,000	7,000	-	-	-	#	#

60

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering (Minimum Offering)	Percentage Ownership After Offering (Maximum Offering)	Date(s) of transaction(s)	Amount of consideration paid
Lee Wei Kwong	6,667	6,667	-	-	-	#	#
Chin Siew Choo	6,000	6,000	-	-	-	#	#
Lim Kooi Choong	6,000	6,000	-	-	-	#	#
Siah Siew Chuan	6,000	6,000	-	-	-	#	#
Dragon Venture International Limited (11)	6,000	6,000	-	-	-	09/15/2014	$1,500
Eu Chong Hee	6,000	6,000	-	-	-	#	#
Lau Woan Yee	5,572	5,572	-	-	-	#	#
Teoh Ewe Wei	5,500	5,500	-	-	-	#	#
Lilian Kwan Wai Fong	5,300	5,300	-	-	-	#	#
Teoh Sook Ai	5,250	5,250	-	-	-	#	#
Lee Yi Shen	5,250	5,250	-	-	-	#	#
Phoy Boon Bee	5,200	5,200	-	-	-	#	#
Chew Yee Ching	5,000	5,000	-	-	-	#	#
Woo Shuk Fong	5,000	5,000	-	-	-	09/15/2014	$1,250
Noraizanie Binti Awang Gani	5,000	5,000	-	-	-	#	#
Global Enterprise Exchange Pte Ltd (12)	5,000	5,000	-	-	-	#	#
Teo Tit Hian	5,000	5,000	-	-	-	#	#
Tsang Wing Ka, Joan	5,000	5,000	-	-	-	09/19/2014	$1,250
Tan Siew Khing	5,000	5,000	-	-	-	#	#
Lim Heng Lai	5,000	5,000	-	-	-	#	#
Hooi Choong Leng	5,000	5,000	-	-	-	#	#
Weraya Limpasuthum	5,000	5,000	-	-	-	#	#
Fenswar Online Mall (13)	5,000	5,000	-	-	-	#	#
Yap Kok Ngai	5,000	5,000	-	-	-	#	#
Aniell Sabhneni	5,000	5,000	-	-	-	#	#
W Lamin Bin Taba	5,000	5,000	-	-	-	#	#
Wong Hon Wai	5,000	5,000	-	-	-	#	#
Lai Wai Yong	5,000	5,000	-	-	-	#	#
Toh Kai Sim	4,652	4,652	-	-	-	#	#
Looi See Wan	4,525	4,525	-	-	-	#	#
Teow Sin Bee	4,500	4,500	-	-	-	#	#
Khaw Soo Boon	4,500	4,500	-	-	-	#	#
Ang Choo Lian	4,166	4,166	-	-	-	#	#
Cheah Soon Lye	4,000	4,000	-	-	-	#	#
Ching Chee Pun	4,000	4,000	-	-	-	09/18/2014	$1,000
Loh Ying Ying	4,000	4,000	-	-	-	#	#
Louis Ramesh Ruben	4,000	4,000	-	-	-	09/15/2014	$1,000
Lum Wan Tat Ricky	4,000	4,000	-	-	-	#	#
Ng Seow Wei	4,000	4,000	-	-	-	#	#
Raja Kumar Tk Arumugam	4,000	4,000	-	-	-	#	#
Wan Kean Fooi	4,000	4,000	-	-	-	#	#

61

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering (Minimum Offering)	Percentage Ownership After Offering (Maximum Offering)	Date(s) of transaction(s)	Amount of consideration paid
Tan Siew Choo	3,650	3,650	-	-	-	#	#
Lim Tiong Gee	3,501	3,501	-	-	-	#	#
Lee Kok Thye	3,500	3,500	-	-	-	#	#
Wong Siew Hong	3,464	3,464	-	-	-	#	#
Chai Kok Woei	3,250	3,250	-	-	-	#	#
Chang Tau Koon	3,200	3,200	-	-	-	#	#
Loh Mei Ling	3,160	3,160	-	-	-	10/19/2015*	$4,740
Tan Poh Tin	3,094	3,094	-	-	-	#	#
Chan Kui Heong	3,000	3,000	-	-	-	#	#
Chen Kim Foo	3,000	3,000	-	-	-	#	#
Chen King Yee	3,000	3,000	-	-	-	#	#
Chua Sin Nin	3,000	3,000	-	-	-	#	#
Foo Nyuk Mei	3,000	3,000	-	-	-	#	#
Lai Kim In	3,000	3,000	-	-	-	#	#
Lee Yoon Kam	3,000	3,000	-	-	-	#	#
Lim Oon Cheang	3,000	3,000	-	-	-	#	#
Low Yee Wan	3,000	3,000	-	-	-	#	#
Nge Siew Choo	3,000	3,000	-	-	-	#	#
Chew Leong Chuan	2,578	2,578	-	-	-	#	#
Chen Kin Tong	2,500	2,500	-	-	-	#	#
Gan Sze Huey	2,500	2,500	-	-	-	#	#
Looi Siew Wah	2,500	2,500	-	-	-	#	#
Sirendar Singh Naranjan Singh	2,500	2,500	-	-	-	#	#
Tan Poh Siew	2,500	2,500	-	-	-	#	#
Tan Poo Siok	2,500	2,500	-	-	-	#	#
Teh Kian Hook	2,500	2,500	-	-	-	#	#
Wong Boon Ming	2,500	2,500	-	-	-	#	#
Wong Chen An	2,500	2,500	-	-	-	#	#
Wong Chen Yong	2,500	2,500	-	-	-	#	#
Wong Chew Li	2,500	2,500	-	-	-	#	#

62

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering (Minimum Offering)	Percentage Ownership After Offering (Maximum Offering)	Date(s) of transaction(s)	Amount of consideration paid
Yong Kok Seong	2,500	2,500	-	-	-	#	#
Sim Yin Hin	2,380	2,380	-	-	-	10/19/2015*	$3,570
Tan Sio Fui	2,300	2,300	-	-	-	#	#
Leow Siew Loong	2,250	2,250	-	-	-	#	#
Lai Nyok Khim	2,230	2,230	-	-	-	#	#
Yap Hong Kee	2,222	2,222	-	-	-	#	#
Too Leck Ming	2,200	2,200	-	-	-	#	#
Ching Lian Kiat	2,083	2,083	-	-	-	#	#
Ng See Kwang	2,083	2,083	-	-	-	#	#
Aldrin Sim Kim Par	2,000	2,000	-	-	-	#	#
Alicia Toh Yar Lee	2,000	2,000	-	-	-	#	#
Chia Chiew Yeng	2,000	2,000	-	-	-	#	#
Chong Chee Wai	2,000	2,000	-	-	-	#	#
Chong Soo Chien	2,000	2,000	-	-	-	#	#
Chow Soong Ming	2,000	2,000	-	-	-	#	#
Chua Hing Kiat	2,000	2,000	-	-	-	#	#
Chung Tek Wei	2,000	2,000	-	-	-	#	#
Fongchan Sookying	2,000	2,000	-	-	-	#	#
Goh Kee Leong	2,000	2,000	-	-	-	#	#
Guan Tjen Seong	2,000	2,000	-	-	-	#	#
Ho Sin Yu	2,000	2,000	-	-	-	#	#
Huang Yin Chiao	2,000	2,000	-	-	-	#	#
Joseph Siaw Meng Guan	2,000	2,000	-	-	-	#	#
Kastil Capital Sdn Bhd (14)	2,000	2,000	-	-	-	#	#
Kerk Yuh Ling	2,000	2,000	-	-	-	#	#
Kong Jin Nan	2,000	2,000	-	-	-	#	#
Lai Chiew Yoong	2,000	2,000	-	-	-	#	#
Lee Bee Choo	2,000	2,000	-	-	-	#	#
Lee Eng Wah	2,000	2,000	-	-	-	#	#
Lee How Choo	2,000	2,000	-	-	-	#	#
Leong Wei Kang	2,000	2,000	-	-	-	#	#
Liew Kien Meng	2,000	2,000	-	-	-	#	#
Liew Yeong Kang	2,000	2,000	-	-	-	#	#
Lim Say Khoon	2,000	2,000	-	-	-	#	#
Lim Tian Seong	2,000	2,000	-	-	-	#	#
Loh Sai Mun	2,000	2,000	-	-	-	#	#
Low Ley Tian	2,000	2,000	-	-	-	#	#
Mugilen Elangovan	2,000	2,000	-	-	-	#	#
Neoh Siew Siew	2,000	2,000	-	-	-	#	#
Noor’ain Binti Ahmad	2,000	2,000	-	-	-	#	#

63

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering (Minimum Offering)	Percentage Ownership After Offering (Maximum Offering)	Date(s) of transaction(s)	Amount of consideration paid
Ong Ee Hsien	2,000	2,000	-	-	-	#	#
Peter Thien Shin Foh	2,000	2,000	-	-	-	#	#
Santha Kumar A/L Sandaram	2,000	2,000	-	-	-	#	#
Soh Soong Shin	2,000	2,000	-	-	-	#	#
Tan King Han	2,000	2,000	-	-	-	#	#
Tan See Lee	2,000	2,000	-	-	-	#	#
Tan Soon Hoe	2,000	2,000	-	-	-	#	#
Tan Yoke Chin	2,000	2,000	-	-	-	#	#
Tang Lee Fong	2,000	2,000	-	-	-	#	#
Teo Beng Chai	2,000	2,000	-	-	-	#	#
Tong Yoong Kua	2,000	2,000	-	-	-	#	#
Treza Aizureen Zulkeffly	2,000	2,000	-	-	-	#	#
Wang Chong	2,000	2,000	-	-	-	#	#
Wang Hun	2,000	2,000	-	-	-	#	#
Wang Po	2,000	2,000	-	-	-	#	#
Wilson Allie Anak Banyie	2,000	2,000	-	-	-	#	#
Wirongroung Tangsripairoje	2,000	2,000	-	-	-	#	#
Wong Gooi Fook	2,000	2,000	-	-	-	#	#
Yeh Hsui Kai	2,000	2,000	-	-	-	#	#
Yeoh Oon Looi	2,000	2,000	-	-	-	#	#
Yew Chi Keong	2,000	2,000	-	-	-	#	#
Yong Yip Fei Kingsley	2,000	2,000	-	-	-	#	#
Zulkeffly Bin Harun	2,000	2,000	-	-	-	#	#
Ngo Yuen Der	1,750	1,750	-	-	-	#	#
Lam Chee Wah	1,600	1,600	-	-	-	#	#
Chin Lee Moon	1,580	1,580	-	-	-	10/19/2015*	$2,370
How Pi Noi	1,580	1,580	-	-	-	10/19/2015*	$2,370
Loke Chan Sim	1,580	1,580	-	-	-	10/19/2015*	$2,370
Low Mei Ling	1,500	1,500	-	-	-	#	#
Cheok Sook Peng	1,432	1,432	-	-	-	#	#
Khok Poh Kian	1,352	1,352	-	-	-	#	#
Kok Kung Mun	1,289	1,289	-	-	-	#	#
Mun Yah Chet	1,289	1,289	-	-	-	#	#
Lee Hong Keow	1,250	1,250	-	-	-	#	#
Tee Yoon Fei	1,250	1,250	-	-	-	#	#
Teo Mei Ching	1,250	1,250	-	-	-	#	#
Thow Siew Noy	1,111	1,111	-	-	-	#	#
Lee Teck Leong	1,100	1,100	-	-	-	#	#
Chang Kek Voon	1,000	1,000	-	-	-	#	#

64

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering (Minimum Offering)	Percentage Ownership After Offering (Maximum Offering)	Date(s) of transaction(s)	Amount of consideration paid
Chow Tee Yong	1,000	1,000	-	-	-	#	#
Christopher Lee King Hong	1,000	1,000	-	-	-	#	#
Daniel Ch’ng Chin Huang	1,000	1,000	-	-	-	#	#
Dawn Poh Yi Von	1,000	1,000	-	-	-	#	#
Eh Chong Min	1,000	1,000	-	-	-	#	#
Gan Kam Ren	1,000	1,000	-	-	-	#	#
Goh Yee Hwa	1,000	1,000	-	-	-	#	#
Heng Teck Woo	1,000	1,000	-	-	-	#	#
Hew Kim Siong	1,000	1,000	-	-	-	#	#
Hoong Chien Ru	1,000	1,000	-	-	-	#	#
Jatuporn Konghun	1,000	1,000	-	-	-	#	#
Kanittha Tharanut	1,000	1,000	-	-	-	#	#
Kasam Lertvatanarak	1,000	1,000	-	-	-	#	#
Khor Kim Hua	1,000	1,000	-	-	-	#	#
Kon Fui Sun	1,000	1,000	-	-	-	#	#
Kriengsak Supaibulpipat	1,000	1,000	-	-	-	#	#
Ku Chun Leong	1,000	1,000	-	-	-	#	#
Kum Bee Tee	1,000	1,000	-	-	-	#	#
Lai Kim Ngo	1,000	1,000	-	-	-	#	#
Lai Yong Xin	1,000	1,000	-	-	-	#	#
Lee Wai Kit	1,000	1,000	-	-	-	#	#
Leon Tan Ming Guey	1,000	1,000	-	-	-	#	#
Leong Choon Fatt	1,000	1,000	-	-	-	#	#
Leow Ee Zee	1,000	1,000	-	-	-	#	#
Liew Wai San	1,000	1,000	-	-	-	#	#
Lim Chew Mui	1,000	1,000	-	-	-	#	#
Lim Wan Ping	1,000	1,000	-	-	-	#	#
Ling Yate May	1,000	1,000	-	-	-	#	#
Liu Chee Keat	1,000	1,000	-	-	-	#	#
Low Sam Moy	1,000	1,000	-	-	-	#	#
Natthanon Chuchottaworn	1,000	1,000	-	-	-	#	#
Ng Chia Her	1,000	1,000				#	#
Ng Wai Loon	1,000	1,000				#	#
Pang Yew Leong	1,000	1,000	-	-	-	#	#
Pitchaya Tirasetphakdee	1,000	1,000	-	-	-	#	#
Pong Sze Yuan	1,000	1,000	-	-	-	#	#
Raweewan Lertwattanarak	1,000	1,000	-	-	-	#	#
Sasarak Ruangritwattana	1,000	1,000	-	-	-	#	#
Siriporn Jittangcharoenchai	1,000	1,000	-	-	-	#	#
Sunatda Buranakit	1,000	1,000	-	-	-	#	#
Sunsanee Pongpakdee	1,000	1,000	-	-	-	#	#
Tan Boi Jee	1,000	1,000	-	-	-	#	#
Tan Chau Khang	1,000	1,000	-	-	-	#	#

65

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Number of Shares Owned After Offering	Percentage Ownership After Offering (Minimum Offering)	Percentage Ownership After Offering (Maximum Offering)	Date(s) of transaction(s)	Amount of consideration paid
Tan Siew Chin	1,000	1,000	-	-	-	#	#
Tan Soi Leng	1,000	1,000	-	-	-	#	#
Tan Wan Sing	1,000	1,000	-	-	-	#	#
Tanic Bunyajarak	1,000	1,000	-	-	-	#	#
Tongjie	1,000	1,000	-	-	-	#	#
Walailuck Jariyasathaporn	1,000	1,000	-	-	-	#	#
Wang Hon Weng	1,000	1,000	-	-	-	#	#
Wang Juan	1,000	1,000	-	-	-	#	#
Wang Kam	1,000	1,000	-	-	-	#	#
Wong Fue Hian	1,000	1,000	-	-	-	#	#
Wong Kwee Ming	1,000	1,000	-	-	-	#	#
Wong Shi Khai	1,000	1,000	-	-	-	#	#
Yap Kai Shin, Peter	1,000	1,000	-	-	-	09/12/2014	$250
Yeoh Gin Nie	1,000	1,000	-	-	-	#	#
Ho Sow Teng	800	800	-	-	-	#	#
Ng Mei Ling	700	700	-	-	-	#	#
Adrian Tai Kim Wai	500	500	-	-	-	#	#
Chuah Siew Kee	500	500	-	-	-	#	#
Koh Goek Hiang	500	500	-	-	-	#	#
Lim Ai Siew Mei	500	500	-	-	-	#	#
Poh Hong Giap	500	500	-	-	-	#	#
Tan Siew Cheng	500	500	-	-	-	#	#
Tang Wai Leng	500	500	-	-	-	#	#
Teh Hong Kiew	500	500	-	-	-	#	#
Teo Chye Hwa	500	500	-	-	-	#	#
Wong Sau Lan	500	500	-	-	-	#	#
Cai Wenyuan	400	400	-	-	-	09/14/2014	$100
Chan Clarie	400	400	-	-	-	09/14/2014	$100
Chen Hongyan	400	400	-	-	-	09/14/2014	$100
Chen Miaozhen	400	400	-	-	-	09/14/2014	$100
Li Yan Hong	400	400	-	-	-	09/14/2014	$100
Liang Mengshuang	400	400	-	-	-	09/14/2014	$100
Lin Yu Ting	400	400	-	-	-	09/14/2014	$100
Wu Minghua	400	400	-	-	-	09/14/2014	$100
Yu Anthony	400	400	-	-	-	09/14/2014	$100
Zhang Qiaoqin	400	400	-	-	-	09/14/2014	$100
Zhou Jun	400	400	-	-	-	09/14/2014	$100
Total	15,912,383	7,996,123	7,916,260	14.73%	14.20%	N/A	N/A

66

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 53,233,960 shares of common stock outstanding as of April 27, 2018.

(2) Greenpro Talents Ltd is wholly-owned by Greenpro International Foundation and beneficial ownerships are shared over with three members of Greenpro International Foundation’s counsel, namely Ms. Lu Qi, Mr. Wing Wai Heung and Mr. Inn Shen Tan. The registered address of Greenpro Talents Ltd is Room 1701-1703, 17/F, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong.

(3) Zong Yi Holding Co. Ltd is owned and controlled by Mr. Liang Ming Ching. Mr. Liang Ming Ching is the sole director of Zong Yi Holding Co. Ltd. The registered address of Zong Yi Holding Co. Ltd is Palm Grove House, P.O. Box 438, Road Town, Tortola, VG1110, British Virgin Islands.

(4) Dongjia Holdings Limited is wholly-owned and controlled by Mr. Koh Khee Ngiap. Mr. Koh Khee Ngiap is the sole director of Dongjia Holdings Limited. The registered address of Dongjia Holdings Limited is 306, Victoria House, Victoria, Mahe, Seychelles.

(5) Home Boutique International Limited is wholly-owned and controlled by Mr. Lee Kok Thye. Mr. Lee Kok Thye is the sole director of Home Boutique International Limited. The registered address of Home Boutique International Limited is Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands.

(6) Aquarius Protection Fund SPC-ACP Link SP is controlled and managed by Leader Financial Asset Management Limited, a company incorporated in Cayman Islands which Mr. Lin Yi Hsiu is the sole director. Mr. Lin Yi Hsiu is the sole director of Leader Financial Asset Management Limited. The registered address of Aquarius Protection Fund SPC-ACP Link SP is Elian Fiduciary Services (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman KY1-9007 Cayman Islands.

(7) CPN Investment Ltd. is wholly-owned and controlled by Mr. Lin Yi Hsiu. Mr. Lin Yi Hsiu is the sole director of CPN Investment Ltd. The registered address of CPN Investment Ltd. is Hansa Bank Building, 1st Floor, Landsome Road, The Valley, AI-2640, Anguilla, British West Indies.

(8) LST Fresh Fruits (M) Sdn. Bhd.(549193-A) are owned and controlled by Mr. Ang Beng Hock, Mr. Ang Ming Ann and Mr Ang Kim Suie. Mr. Ang Beng Hock, Mr. Ang Ming Ann and Mr Ang Kim Suie are the directors of LST Fresh Fruits (M) Sdn. Bhd.(549193-A). The registered address of LST Fresh Fruits (M) Sdn. Bhd.(549193-A) is 182-190, Jalan 2/3A, Bandar Utara, Selayan Baru, KM12, Jalan Ipoh, 68100 Batu Caves, Kuala Lumpur, Malaysia.

(9) Fortune Wealth (Asia) Limited is wholly-owned and controlled by Ms. Tan Tee Sek. Ms. Tan Tee Sek is the sole director of Fortune Wealth (Asia) Limited. The registered address of Fortune Wealth (Asia) Limited is 60 Market Square, P.O. Box 364, Belize City, Belize.

(10) Media King International Ltd. is wholly-owned and controlled by Mr. Soon Lee Fong. Mr. Soon Lee Fong is the sole director of Media King International Ltd. The registered address of Media King International Ltd. is Suite 2, 3 Floor, No. 10 Eve Street, Belize City, Belize.

(11) Dragon Venture International Limited is wholly-owned and controlled by Mr. Inn Shen Tan. Mr. Inn Shen Tan is the sole director of Dragon Venture International Limited. The registered address of Dragon Venture International Limited is Oliaji Trade Centre – 1st Floor, Victoria, Mahe, Seychelles.

67

(12) Global Enterprise Exchange Pte Ltd is wholly-owned and controlled by Mr. Liew Siow Gian Patrick. Mr. Liew Siow Gian Patrick and Mr. Tan Siew Hong are the directors of Global Enterprise Exchange Pte Ltd. The registered address of Global Enterprise Exchange Pte Ltd is 190, Lorong 6 Toa Payoh #02-514, Singapore.

(13) Fenswar Online Mall is wholly-owned and controlled by Mr. Ngui Sui Fen. Mr. Ngui Sui Fen is the sole director of Fenswar Online Mall. The registered address of Fenswar Online Mall is No. 965, Jalan Perak, Taman Bandar Baru, 31900 Kampar, Perak, Malaysia.

(14) Kastil Capital Sdn. Bhd. are owned and controlled by Mr. Lee Wee Teck and Mrs. Chew Choon Tau. Mr. Lee Wee Teck and Mrs. Chew Choon Tau are the directors of Kastil Capital Sdn. Bhd. The registered address of Kastil Capital Sdn. Bhd. is No. 39-01, Jalan Permas 10/5, Bandar Baru Permas Jaya, 81750, Masai, Johor, Malaysia.

#The shares being registered by this selling stockholder were acquired in private transactions in which the Company did not receive any consideration.

*The shares sold in the private placement were issued in reliance on an exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof. The bases for the availability of this exemption include the facts that the issuance was a private transaction which did not involve a public offering and the shares were offered and sold to a limited number of investors.

+ The shares were issued according to the consideration in the acquisition agreement.

None of the selling stockholders has had any position, office or other material relationship within past three years with the Company except the following:

Name of Selling Stockholder	Position, Office or Other Material Relationship
Greenpro Talents Ltd	Previously owned by current directors of the Company - Mr. Lee Chong Kuang and Mr. Loke Che Chan Gilbert
Chen Yan Hong	Director of Company subsidiary
Yap Pei Ling	Director of Company subsidiary, Spouse of CEO
Thanawat Lertwattanarak	Previous director of the Company
Srirat Chuchottaworn	Existing director of the Company
Cheng Chi Ho	Previous shareholder of Company subsidiary
Wong Kit Mei	Previous shareholder of Company subsidiary
Wong Kit Yi	Previous shareholder of Company subsidiary
How Kok Choong	Existing independent director of the Company
Derek Chui Sang	Previous shareholder of Company subsidiary

68

SELLING STOCKHOLDERS PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position; and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any of these methods of sale; and
●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended, if available for a selling stockholder, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

69

Rule 2710 requires members firms to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Stockholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

●	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;
●	the complete details of how the selling stockholders’ shares are and will be held, including location of the particular accounts;
●	whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling stockholders, including details regarding any such transactions; and
●	in the event any of the securities offered by the selling stockholders are sold, transferred, assigned or hypothecated by any Selling Stockholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm will receive compensation in connection with the resale of the securities by the selling shareholders.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

70

LEGAL MATTERS

The validity of the common stock offered in this offering and legal matters as to Nevada law will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2017 and 2016 (restated), and for the years ended December 31, 2017 and 2016 (restated), incorporated by reference into this prospectus have been so incorporated in reliance on the report of Weinberg & Company, P.A., independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website atwww.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at Room 1701-1703, 17/F, The Metropolis Tower, 10 Metropolis Drive, Hung Hom, Kowloon, Hong Kong or telephoning us at +852 3111 7718.

We are subject to the information reporting requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.greenprocapital.com, at which, following the closing of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website incorporated by reference in, and is not part of, this prospectus.

71

F-1

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Greenpro Capital Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Greenpro Capital Corporation (the “Company”) as of December 31, 2017 and 2016 (restated), the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017, the related consolidated statements of operations and comprehensive loss, change in stockholders’ equity, and cash flows for the year ended December 31, 2016 (restated) and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The 2016 consolidated financial statements were previously audited by another auditor. As discussed in Note 2 to the financial statements, the 2016 consolidated financial statements have been restated to correct errors.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, during the year ended December 31, 2017 the Company incurred a net loss and utilized cash flows in operations, and at December 31, 2017 had a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement, whether due to error fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

WEINBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2017.

Los Angeles, California

April 13, 2018

F-2

GREENPRO CAPITAL CORP.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017, AND 2016

(Expressed in U.S. Dollars)

	December 31, 2017	December 31, 2016
		(As Restated)
ASSETS
Current assets
Cash and cash equivalents (including $166,610 of restricted cash at December 31, 2017)	$1,162,394	$1,021,351
Accounts receivable, net	345,734	384,418
Prepaids and other current assets (includes due from related parties of $1,761 and $30,215 as of December 31, 2017 and 2016, respectively)	270,760	115,180
Deferred costs of revenue	74,990	75,207
Total current assets	1,853,878	1,596,156

Property and equipment, net	3,266,829	38,531
Real Estate investments:
Real estate held for sale	3,430,641	3,747,732
Real estate held for investment, net	868,984	801,514
Intangible assets, net	251,655	472,320
Goodwill	1,211,863	1,646,730
Other investments (includes investments in related party of $51,613)	130,457	108,253
TOTAL ASSETS	$11,014,307	$8,411,236

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$768,994	$241,786
Current portion of loans secured by real estate	928,147	13,042
Due to related parties	1,813,930	1,509,492
Income tax payable	68,008	18,077
Deferred revenue	345,000	215,000
Total current liabilities	3,924,079	1,997,397

Long term portion of loans secured by real estate	1,842,840	554,128
Total liabilities	5,766,919	2,551,525

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 53,233,960 and 52,387,759 shares issued and outstanding, respectively	5,323	5,239
Additional paid in capital	8,465,294	6,628,901
Accumulated other comprehensive loss	(40,199)	(111,818)
Accumulated deficit	(3,266,313)	(981,754)
Total Greenpro Capital Corp. common stockholders’ equity	5,164,105	5,540,568
Noncontrolling interests in consolidated subsidiaries	83,283	319,143

Total Stockholders’ equity	5,247,388	5,859,711

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,014,307	$8,411,236

See accompanying notes

F-3

GREENPRO CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(Expressed in U.S. Dollars)

	Year ended December 31,
	2017	2016
		(As Restated)
REVENUES:
Service revenue (including $281,962 and $399,792 of service revenue from related parties, respectively)	$3,313,819	$2,991,592
Sale of properties	423,871	-
Rental revenue (including $47,683 and $6,839 of rental revenue from related parties, respectively)	178,682	100,143
Total revenues	3,916,372	3,091,735

OPERATING COSTS AND EXPENSES:
Cost of service revenue	(1,071,910)	(1,086,393)
Cost of properties sold	(347,479)	-
Cost of rental revenue	(68,412)	(48,914)
General and administrative	(3,350,896)	(1,924,293)
Impairment of goodwill and intangible assets	(1,898,721)	-
Total operating costs and expenses	(6,737,418)	(3,059,600)

INCOME (LOSS) FROM OPERATIONS	(2,821,046)	32,135

OTHER INCOME (EXPENSE)
Other income	22,901	12,063
Loss on other investments	(196,082)	(9,007)
Interest expense	(54,310)	(67,398)

INCOME (LOSS) BEFORE INCOME TAX	(3,048,537)	(32,207)
Income tax expense	(68,372)	(7,459)
NET INCOME (LOSS)	(3,116,909)	(39,666)
Net (income) loss attributable to noncontrolling interest	832,350	(11,149)

NET INCOME (LOSS) ATTRIBUTED TO COMMON STOCKHOLDERS	(2,284,559)	(50,815)
Other comprehensive loss:
- Foreign currency translation income (loss)	71,619	(11,022)
COMPREHENSIVE LOSS	$(2,212,940)	$(61,837)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.04)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK OUTSTANDING, BASIC AND DILUTED	53,060,323	52,125,008

See accompanying notes

F-4

GREENPRO CAPITAL CORP.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(Expressed in U.S. Dollars)

	Common Stock		Additional	Accumulated Other		Non-
	Number of shares	Amount	Paid-in Capital	Comprehensive Income (Loss)	Accumulated Deficit	Controlling Interest	Total Equity
Balance as of December 31, 2015, as restated	51,963,755	$5,196	$5,917,237	$(100,795)	$(930,939)	$307,896	$5,198,595
Shares issued for cash	424,004	43	711,664	-	-	-	711,707
Sale of interest in subsidiary	-	-	-	-	-	98	98
Foreign currency translation, as restated	-	-	-	(11,023)	-	-	(11,023)
Net Income (loss) for the period, as restated	-	-	-	-	(50,815)	11,149	(39,666)
Balance as of December 31, 2016, as restated	52,387,759	5,239	6,628,901	(111,818)	(981,754)	319,143	5,859,711
Shares issued for cash	505,556	50	984,814	-	-	-	984,864
Shares issued for acquisition	340,645	34	851,579	-	-		851,613
Noncontrolling interest related to acquisition	-	-	-	-	-	567,742	567,742
Acquisition of common controlled company	-	-	-	-	-	28,748	28,748
Foreign currency translation	-	-	-	71,619	-	-	71,619
Net loss for the period	-	-	-	-	(2,284,559)	(832,350)	(3,116,909)
Balance as of December 31, 2017	53,233,960	$5,323	$8,465,294	$(40,199)	$(3,266,313)	$83,283	$5,247,388

See accompanying notes.

F-5

GREENPRO CAPITAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(Expressed in U.S. Dollars)

	Year ended December 31,
	2017	2016
		(As Restated)
Cash flows from operating activities:
Net loss	$(3,116,909)	$(39,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	188,487	167,204
Impairment of goodwill and intangible assets	1,898,721	-
Gain on sale of real estate held for sale	(76,392)	-
Provision for bad debts	21,381	54,799
Write off of other receivables (includes write off of related party receivable of $28,340)	121,906	-
Increase in cash surrender value on life insurance	(19,285)	(19,226)
Loss on other investments	196,082	9,007
Changes in operating assets and liabilities:
Accounts receivable, net	(180,281)	(288,962)
Prepaids and other current assets	(76,146)	151,036
Deferred costs of revenue	217	88,994
Accounts payable and accrued liabilities	419,676	(178,295)
Income tax payable	49,832	10,228
Deferred revenue	130,000	(455,347)
Net cash used in operating activities	(442,711)	(500,228)

Cash flows from investing activities:
Purchase of property and equipment	(3,152,539)	(16,126)
Purchase of intangible assets	(1,058)	(600)
Proceeds from real estate held for sale	393,483	-
Purchase of investments	(199,109)	-
Cash acquired on acquisition of business	145,354	-
Net cash used in investing activities	(2,813,869)	(16,726)

Cash flows from financing activities:
Proceeds from shares issued for cash	984,864	711,707
Proceeds from loans secured by real estate	2,368,085	-
Principal payments of loans secured by real estate	(272,034)	(13,860)
Advances from related parties	286,343	42,901
Repayment of advances from related parties	-	(787,008)
Proceeds from sale of interest in subsidiary	-	98
Net cash provided by (used in) financing activities	3,367,258	(46,162)

Effect of exchange rate changes in cash and cash equivalents	30,365	(3,394)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	141,043	(566,510)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF YEAR	1,021,351	1,587,861

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF YEAR	$1,162,394	$1,021,351

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income tax	$7,417	$-
Cash paid for interest	$69,337	$27,162

NON-CASH INVESTING AND FINANCING ACTIVITIES
Acquisition of lease deposit in settlement of accounts receivable	$105,000	-
Shares issued for acquisition of business	$851,613	$-

See accompanying notes

F-6

GREENPRO CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(Expressed in U.S. Dollars)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Greenpro Capital Corp. (the “Company” or “GRNQ”) was incorporated on July 19, 2013 in the state of Nevada. On May 6, 2015, the Company changed its name to Greenpro Capital Corp. The Company currently provides a wide range of business consulting and corporate advisory services including cross-border listing advisory services, tax planning, advisory and transaction services, record management services, and accounting outsourcing services. As part of our business consulting and corporate advisory business segment, Greenpro Venture Capital Limited provides a business incubator for start-up and high growth companies during their critical growth period, and focuses on investments in select start-up and high growth potential companies. In addition to our business consulting and corporate advisory business segment, we operate another business segment that focuses on the acquisition and rental of real estate properties held for investment and the acquisition and sale of real estate properties held for sale. Our focus is on companies located in Asia and Southeast Asia including Hong Kong, Malaysia, China, Thailand, and Singapore.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, for the year ended December 31, 2017, the Company incurred a net loss of $3,116,909 and used cash in operating activities of $442,711, and at December 31, 2017, the Company had a working capital deficiency of $2,070,201. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stock holders, in the case of equity financing.

Basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and majority-owned subsidiaries over which the Company exercises control, and entities for which the Company is the primary beneficiary. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The Company’s consolidated financial statements are expressed in U.S. Dollars. All inter-company accounts and transactions have been eliminated in consolidation.

At December 31, 2017, the Company’s holds 60% of the shareholdings of Forward Win International Limited, Yabez (Hong Kong) Company Limited, Greenpro Wealthon Sdn Bhd, Billion Sino Holdings Limited, and Parich Wealth Management Limited (Hong Kong). At December 31, 2017, the Company holds 51% of the shareholdings of Greenpro Capital Village Sdn Bhd and Greenpro Family Office Limited.

F-7

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates include certain assumptions related to, among others, the allowance for doubtful accounts receivable, impairment analysis of real estate assets and other long term assets including goodwill, valuation allowance on deferred income taxes, and the accrual of potential liabilities. Actual results may differ from these estimates.

Cash, cash equivalents, and restricted cash

Cash consists of funds on hand and held in bank accounts. Cash equivalents includes demand deposits placed with banks or other financial institutions and all highly liquid investments with original maturities of three months or less, including money market funds. Restricted cash represents cash restricted for the loan collateral requirements as defined in a loan agreement, and also the minimum paid-up share capital requirement for insurance brokers specified under the Insurance Ordinance of Hong Kong.

At December 31, 2017 and 2016, cash included funds held by employees of $32,673 and $51,283, respectively and was held to facilitate payment of expenses in local currencies and to facilitate third-party online payment platforms which the Company had not set up corporate accounts for (Wechat Pay and Alipay).

	December 31, 2017	December 31, 2016
Cash, cash equivalents, and restricted cash
Denominated in United States Dollars	$283,674	$529,563
Denominated in Hong Kong dollars	568,008	211,776
Denominated in Renminbi	239,502	131,081
Denominated in Malaysian Ringgit	71,210	148,931
Cash, cash equivalents, and restricted cash	$1,162,394	$1,021,351

Accounts receivable

Accounts receivable are recorded at the invoiced amount less an allowance for any uncollectible accounts. Management reviews the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history, and the current economic conditions to make adjustments in the allowance when it is considered necessary. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for uncollectible accounts at December 31, 2017 and 2016 was $76,180 and $54,799 respectively.

F-8

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Categories	Expected useful life	Residual value
Office leasehold	27 years
Furniture and fixtures	3 - 10 years	5%
Office equipment	3 - 10 years	5% - 10%
Leasehold improvement	Over the shorter of estimated useful life or term of lease	-

Office leasehold represents three adjoining office units used by the Company located in a commercial building in Shenzhen, China. The office leasehold is subject to a 50 years land lease with a remaining term of 27 years, and is being amortized over the remaining lease term. Expenditures for maintenance and repairs are expensed as incurred.

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the year ended December 31, 2017, the Company determined there were no indicators of impairment of its property and equipment.

Depreciation and amortization expense, classified as operating expenses, was $21,992 and $15,292 for the years ended December 31, 2017 and 2016, respectively.

Real estate held for sale

Real estate held for sale is reported at the lower of its carrying amount or fair value, less estimated costs to sell. The cost of real estate held for sale includes the purchase price of property, legal fees, improvement costs to the building structure, and other acquisition costs. Project wide costs such as land and building acquisition and certain development costs are allocated to the specific units based upon their relative fair value before construction. We continue to actively market all properties that are designated as held for sale. Real estate held for sale is not depreciated.

In conducting its reviews for indicators of impairment, the Company evaluates, among other things, the margins on units already sold within the project, margins on units under contract but not closed (none as of December 31, 2017), and projected margin on future unit sales. The Company pays particular attention to discern if the real estate held for sale is moving at a slower than expected pace or where margins are trending downward. As at December 31, 2017, the Company determined there were no indicators of impairment of its real estate held for sale.

Real estate held for investment, net

Real estate held for investment is stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational and after taking into account their estimated residual values:

Categories	Expected useful life	Residual value
Office leasehold	50 years	-
Furniture and fixtures	3 – 10 years	5%
Office equipment	3 – 10 years	5% - 10%
Leasehold improvement	Shorter of the estimated useful life or term of lease	-

The cost of office leasehold includes the purchase price of property, legal fees, and other acquisition costs.

Depreciation and amortization expense, classified as cost of rental, was $30,570 and $30,050 for the years ended December 31, 2017 and 2016, respectively. As at December 31, 2017, the Company determined there were no indicators of impairment of its real estate held for investment.

F-9

Intangible assets, net

Intangible assets are stated at cost less accumulated amortization. Intangible assets represented customer lists and order backlogs acquired in business combinations and certain trademarks registered in Hong Kong, the PRC, and Malaysia. Intangible assets are amortized on a straight-line basis over their estimated useful life’s ranging from five to ten years. Amortization expense for the years ended December 31, 2017 and 2016 were $135,925 and $121,862, respectively.

The Company follows ASC 360 in accounting for intangible assets, which requires impairment losses to be recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by the assets are less than the assets’ carrying amounts. At December 31, 2017, the Company recorded an impairment of intangible assets of $164,337. There were no impairments recorded at December 31, 2016

Goodwill

Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. Under the guidance of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit and would be measured as the excess carrying value of goodwill over the derived fair value of goodwill. The Company’s policy is to perform its annual impairment testing for its reporting units on December 31, of each fiscal year. At December 31, 2017, based on its annual impairment testing, the Company recorded impairment of goodwill of $1,734,384. There were no impairments recorded at December 31, 2016

Impairment of long-lived assets

Long-lived assets primarily include real estate held for investment, property and equipment and intangible assets. In accordance with the provision of ASC 360, the Company generally conducts its annual impairment evaluation to its long-lived assets, usually in the fourth quarter of each year, or more frequently if indicators of impairment exist, such as a significant sustained change in the business climate. The recoverability of long-lived assets is measured at the reporting unit level. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. As at December 31, 2017, the Company determined there were no indicators of impairment of its real estate held for investment and its property and equipment.

F-10

Comprehensive income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company’s accumulated other comprehensive income consists of cumulative foreign currency translation adjustments.

Revenue recognition

The Company recognizes its revenue in accordance with ASC 605, “Revenue Recognition”, upon the delivery of its products when: (1) delivery has occurred or services rendered; (2) persuasive evidence of an arrangement exists; (3) there are no continuing obligations to the customer; and (4) the collection of related accounts receivable is probable.

(a) Service revenue

Revenue from the provision of (i) business consulting and advisory services and (ii) company secretarial, accounting and financial review services are recognized when there is (i) an existence of contract or an arrangement (ii) services are rendered, (iii) the service price is fixed or determinable, and (iv) collectability is reasonable assured.

For certain service contracts, the completed performance method is applied. Revenue, expenses and gross profit are deferred until the performance obligation is complete and collectability is reasonably assured. For contracts where performance is not completed, deferred costs related to revenue are recorded as incurred and deferred revenue is recorded for any payments received on such yet to be completed performance obligations. When all contractual performance obligations have been met, revenue and expenses will be recorded. Deferred revenue related to contracts where performance was not completed was $345,000 and $215,000 as of December 31, 2017 and 2016, respectively. Deferred costs related to such contracts was $74,990 and $75,207 as of December 31, 2017 and 2016, respectively. On an ongoing basis, management monitors these contracts for profitability and when needed may record a liability if a determination is made that costs will exceed revenue. For other service contracts such as company secretarial, accounting and financial review services, revenue is recognized as services are rendered.

(b) Rental revenue

Revenue from rental of leasehold land and buildings is recognized as earned based upon amounts that are currently due from tenants, collectability is reasonably assured, and the tenant has taken possession or controls the physical use of the leased assets.

The Company leases its commercial office premises in Malaysia and Hong Kong under various non-cancelable operating leases with terms of two to three years and contains renewal options. For the year ended December 31, 2017, the Company recorded $178,682 in rental revenue.

(c) Sale of properties

Revenue from the sale of properties is recognized at the time each unit is delivered and title and possession are transferred to the buyer. Specifically, the Company utilizes the full accrual method where recognition occurs when (i) the collectability of the sales price is reasonably assured, (ii) the seller is not obligated to perform significant activities after the sale, (iii) the initial investment from the buyer is sufficient, and (iv) the Company recognizes revenue when it satisfies a performance obligation by transferring control of a promised property to a customer.

Cost of revenues

Costs of service revenue primarily consists of employee compensation and related payroll benefits, company formation cost and other professional fees directly attributable to the services rendered.

Cost of rental revenue primarily includes costs associated with repairs and maintenance, property insurance, depreciation and other related administrative costs. Property management fees and utility expenses are paid directly by tenants.

Cost of properties sold primary consist of the purchase price of property, legal fees, improvement costs to the building structure, and other acquisition costs. Selling and advertising costs are expensed as incurred.

F-11

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company conducts major businesses in Hong Kong, Malaysia and China and is subject to tax in these jurisdictions. As a result of its business activities, the Company will file separate tax returns that are subject to examination by the foreign tax authorities.

Income (loss) per Share

Basic income (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding during the period plus any potentially dilutive shares related to the issuance of stock options, shares from the issuance of stock warrants, shares issued from the conversion of redeemable convertible preferred stock and shares issued for the conversion of convertible debt. At December 31, 2017 and 2016, there were no potentially dilutive shares outstanding.

Foreign currencies translation

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In addition, the Company’s operating subsidiaries maintain their books and records in their respective local currency, which consists of the Malaysian Ringgit (“MYR”), Renminbi (“RMB”), and Hong Kong Dollars (“HK$”), which is also the respective functional currency of subsidiaries.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not the US$ are translated into US$ using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of a foreign subsidiary are recorded as a separate component of accumulated other comprehensive loss within equity.

Translation of amounts from the local currencies of the Company into US$ has been made at the following exchange rates for the respective periods:

	As of and for the years ended December 31,
	2017	2016
Period-end MYR : US$1 exchange rate	4.05	4.48
Period-average MYR : US$1 exchange rate	4.28	4.14
Period-end RMB : US$1 exchange rate	6.51	6.95
Period-average RMB : US$1 exchange rate	6.74	6.66
Period-end / average HK$ : US$1 exchange rate	7.75	7.75

F-12

Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Transactions with related parties are disclosed in the financial statements.

Fair value of financial instruments

The Company follows the guidance of the ASC 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

●	Level 1 : Observable inputs such as quoted prices in active markets;

●	Level 2 : Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3 : Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of December 31, 2017 or 2016. The Company believes the carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, deferred revenue, and due to related parties, approximate at their fair values because of the short-term nature of these financial instruments.

Concentrations of risks

For the year ended December 31, 2017, no customer accounted for 10% or more of the service revenue or accounts receivable at year-end.

For the year ended December 31, 2016, the two customers that accounted for 10% or more of the service income and one customer that accounted for 24% of trade accounts receivable are presented as follows:

	For the year ended December 31, 2016		As of December 31, 2016
	Revenues	Percentage of revenues	Trade accounts receivable

Customer A	$361,200	12%	$106,800
Customer B	503,500	16%	-
Total:	$864,700	27%	$106,800

For the years ended December 31, 2017 and 2016, no vendor accounted for 10% or more of the Company’s cost of revenues, or accounts payable at year-end.

F-13

Exchange rate risk

The reporting currency of the Company is US$. To date the majority of the revenues and costs are denominated in MYR and RMB and a significant portion of the assets and liabilities are denominated in MYR and RMB. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$, MYR and RMB. If MYR and RMB depreciates against US$, the value of MYR and RMB revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose it to substantial market risk.

Economic and political risks

Substantially all of the Company’s services are conducted in Malaysia, the PRC and Asian region. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in Malaysia. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations in Malaysia.

The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. Under ASU 2014-09, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The FASB has recently issued ASU 2016-08, ASU 2016-10, ASU 2016-11, ASU 2016-12, ASU 2016-20, and ASU 2017-05, all of which clarify certain implementation guidance within ASU 2014-09. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. The standard can be adopted either retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The Company will adopt the provisions of this statement in the first quarter of fiscal 2018, using the modified retrospective approach. We have assessed the impact adoption of this standard will have on our consolidated financial statements and related disclosures. Based on our assessment, the adoption of this standard will not have a material impact on our revenue recognition policies for our service revenues.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This update will require the recognition of a right-of-use asset and a corresponding lease liability, initially measured at the present value of the lease payments, for all leases with terms longer than 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income and the repayment of the principal portion of the lease liability will be classified as a financing activity while the interest component will be included in the operating section of the statement of cash flows. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018 for public business entities. Early adoption is permitted. Upon adoption, leases will be recognized and measured at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its financial statements and related disclosures.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (ASU 2017-04), which eliminates step two from the goodwill impairment test. Under ASU 2017-04, an entity should recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value up to the amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual and interim reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted. The Company early adopted ASU 2017-04 during the fourth quarter of 2017.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

F-14

NOTE 2 – RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

The financial statements for the year ended December 31, 2016 have been restated. On March 15, 2018, our management determined the following:

●	that the Company’s method of recognizing revenue on service contracts was erroneously accounted for when billed.

●	that the Company erroneously used an incorrect exchange rate in the translation of fixed assets into the Company’s reporting currency.

●	that the Company’s accounting for the acquisition of Yabez (Hong Kong) in 2015 was erroneously recorded using the partial goodwill method.

●	that the Company erroneously did not record an allowance for uncollectible accounts receivable at December 31, 2016.

The effects on the previously issued financial statements are as follows:

(A)	In 2017, the Company corrected its method of recognizing revenue from certain service contracts to use of the performance completion method. Previously the Company had recognized revenues upon billings. The cumulative effect of the correction of the error was to increase accumulated deficit by $366,099 at December 31, 2015. The Company restated its consolidated financial statements as of and for the year ended December 31, 2016 to reflect the correction of the error. The restatement resulted in the Company recording $315,300 of additional service revenue, $88,992 of additional costs, and additional net income of $226,307 for 2016.

(B)

At December 31, 2015, the Company erroneously calculated the cost of real estate held for investment due to an incorrect exchange rate used for translation of amounts from the local currencies of the Company’s operating subsidiaries into the reporting currency of the Company. In preparing its financial statements for the year ended December 31, 2017, the Company determined that the incorrect exchange rate was used and corrected it. The cumulative effect of the correction of the error was to decrease real estate held for investment by $173,352 and decrease accumulated other comprehensive income by $175,298 at December 31, 2015. The Company restated its consolidated financial statements as of and for the year ended December 31, 2016 to reflect the correction of the error and real estate held for investment was decreased by $212,775 and accumulated other comprehensive income was decreased $214,716.

In addition, the Company erroneously calculated the noncontrolling interest of Yabez (Hong Kong) for the year ended December 31, 2015. The cumulative effect of the correction of the error was to increase the accumulated deficit and decrease the noncontrolling interest by $3,088. The Company restated its consolidated financial statements as of and for the year ended December 31, 2016 to reflect the correction of the error, and accumulated deficit was increased by $3,088 while the noncontrolling interest was decreased by $3,088. There was no effect on net income for 2016.

(C)	In September 2015, the Company acquired Yabez (Hong Kong) and calculated goodwill using the partial goodwill method. In preparing its financial statements for the year ended December 31, 2017, the Company determined that the full goodwill method is required by US GAAP. The cumulative effect of the correction of the error was to increase goodwill by $174,001 and noncontrolling interest by $174,001 at December 31, 2015. The Company restated its consolidated financial statements as of and for the year ended December 31, 2016 to reflect the correction of the error, and goodwill and noncontrolling interest were increased by $174,001. There was no effect on net loss for 2016.

(D)	In preparing its financial statements for the year ended December 31, 2016, the Company erroneously did not record an allowance for uncollectible accounts and bad debts. The Company restated its consolidated financial statements as of and for the year ended December 31, 2016 to reflect an allowance for uncollectible accounts and bad debts, and accounts receivable was decreased by $54,799 and accumulated deficit was increased by $54,799.

F-15

The following table presents the effect of the restatements on the Company’s previously issued consolidated balance sheet:

	As of December 31, 2016
	As Previously Reported	Adjustments	Notes	As Restated

Accounts receivable	$439,217	$(54,799)	D	$384,418
Deferred costs related to revenue	-	75,207	A	75,207
Real estate held for investment, net	1,014,289	(212,775)	B	801,514
Goodwill	1,472,729	174,001	C	1,646,730

Deferred revenue	-	215,000	A	215,000
Additional paid in capital	6,626,958	1,943	B	6,628,901
Accumulated other comprehensive income	102,898	(175,298)	B	(111,818)
		(39,418)	B
Accumulated deficit	(790,254)	(191,500)	A	(981,754)
Noncontrolling interests in consolidated subsidiaries	$148,230	$170,913	C	$319,143

The following table presents the effect of the restatements on the Company’s previously issued consolidated statement of operations and comprehensive loss:

	For the year ended December 31, 2016
	As Previously Reported	Adjustments	Notes	As Restated

Service revenue	$2,676,292	$315,300	A	$2,991,592

Cost of service revenue	(997,401)	(88,992)	A	(1,086,393)
General and administrative	(1,869,494)	(54,799)	D	(1,924,293)
Net income (loss) attributable to common shareholders	(222,324)	171,509		(50,815)
Foreign currency translation income (loss)	28,395	(39,418)	B	(11,023)
Comprehensive loss	$(193,928)	$132,091		$(61,837)

Net loss per share, basic and diluted	$(0.00)			$(0.00)

The following table presents the effect of the restatements on the Company’s previously issued consolidated statement of stockholder’s equity:

	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non- Controlling Interest	Total Equity
Balance as of December 31, 2015, as previously reported	$5,915,294	$74,503	$(567,931)	$136,983	$5,564,045
Prior Period revisions
Correction of errors	1,943	(175,298)	(363,008)	170,913	(365,450)
Balance as of December 31, 2015, as restated	$5,917,237	$(100,795)	$(930,939)	$307,896	$5,198,595

The following table presents the effect of the restatements on the Company’s previously issued consolidated statement of cash flows:

	For the year ended December 31, 2016
	As Previously Reported	Adjustments	Notes	As Restated

Cash flows from operating activities:
Net (loss) income	$(211,175)	$171,509	A	$(39,666)
Provision for bad debts	-	54,799	D	54,799
Changes in operating assets and liabilities:
Accounts receivable, net	(254,462)	(34,500)	A, D	(288,962)
Deferred revenue	(174,547)	(280,800)	A	(455,347)
Deferred costs	-	88,994	A	88,994
Net cash used in operating activities	$(502,388)	$2,160		$(500,228)
Net cash used in investing activities	$(14,566)	$(2,160)		$(16,726)

The information herein amends and supersedes the information contained in our Annual Report on Form 10-K for the year ended December 31, 2016. The affected financial statements and related financial information contained in our previously filed reports for those periods should no longer be relied upon and should be read only in conjunction with the restated financial information set forth herein.

F-16

NOTE 3 - BUSINESS COMBINATIONS

On April 25, 2017, the Company completed the purchase of a 60% equity interest and assets of Billion Sino Holdings Limited (“BSHL”). The Company acquired BSHL to expand insurance services. BSHL, through its wholly owned subsidiary, Parich Wealth Management Limited (Hong Kong), provides insurance intermediary services in Hong Kong, which include long term and general insurance. Due to the thinly traded market of the Company’s common stock, the purchase price consideration was based on the latest offering price in a contemporaneous private placement to a third party, which was $2.50 per share of common stock, and the total purchase consideration of $851,613.

As of the acquisition date, the allocations of the purchase price are stated as follows:

BSHL
Cash and cash equivalents	$145,354
Deposits	3,481
Amount due to a director	(16,597)
Accrued expenses	(90,939)
Intangible assets	94,057
Deferred tax liabilities	(15,519)
Goodwill	1,299,518
Fair value of BSHL	1,419,355
Noncontrolling interest	(567,742)
Total purchase consideration	$851,613

The following unaudited pro forma information presents the combined results of operations as if the acquisition of BSHL had been completed on January 1, 2016, the beginning of the comparable prior annual reporting period. These unaudited pro forma results are presented for informational purpose only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisition had occurred at the beginning of the period presented, nor are they indicative of future results of operations:

	For the years ended December 31
	2017	2016
	(unaudited)	(unaudited)
Revenue	$4,204,075	$3,302,198
Gross profit	2,438,003	2,070,759
Operating income (loss)	(2,839,246)	32,282
Net income (loss)	$(2,939,808)	$(38,919)
Net income (loss) per share	$(0.06)	$(0.00)

Subsequent to the acquisition of Billion Sino Holdings Limited (“BSHL”), the operating performance of the BSHL reporting unit decreased and began to be affected by reduced margins as a result of certain regulatory changes. Specifically, the Chinese government introduced certain capital controls that curtailed certain types of revenue in the insurance market. As a result of this decline, particularly in future expected cash flows, along with comparable fair value information, management concluded that the carrying value of goodwill of $1,299,518 and intangible asset of $68,087 for BSHL exceeded its fair value. In addition, at December 31, 2017, the Company determined that $434,865 of goodwill and $96,250 of an intangible asset recorded in 2015 arising from the acquisition of Yabez (Hong Kong) Company Limited was impaired. Accordingly, at December 31, 2017, the Company recorded a total impairment of goodwill and intangible assets of $1,898,720.

On July 21, 2017, Greenpro Resources Limited, the wholly owned subsidiary of the Company, acquired 51% of the shareholdings of Greenpro Family Office Limited (“GFOL”). Loke Che Chan Gilbert, our Chief Financial Officer,

was the sole shareholder of GFOL before the transaction and the acquisition is accounted for as a transfer among entities under common control. GFOL had net assets of $1 at the time of the transaction.

NOTE 4 – PROPERTY AND EQUIPMENT, NET

	As of	As of
	December 31, 2017	December 31, 2016

Office leasehold	$3,194,858	$-
Furniture and fixtures	46,890	26,048
Office equipment	43,076	31,890
Leasehold improvement	41,340	13,586
	3,326,164	71,524
Less: Accumulated depreciation and amortization	(59,335)	(32,993)
Total	$3,266,829	$38,531

Office leasehold represents three adjoining office units used by the Company located in a commercial building in Shenzhen, China. The office leasehold is subject to a 50 year land lease with a remaining term of 27 years, and is being amortized over the remaining lease term. Depreciation and amortization expense, classified as operating expenses, was $21,992 and $15,292 for the years ended December 31, 2017 and 2016, respectively.

At December 31, 2017, the Company’s office leasehold was pledged to banks as security collateral for loans of $1,383,360 (see Note 10).

NOTE 5 - REAL ESTATE HELD FOR SALE

At December 31, 2017 and 2016, real estate held for sale totaled $3,430,641 and $3,747,732, respectively. Real estate held for sale represents multiple units in a building located in Hong Kong. During the year ended December 31, 2017, the Company sold three units for $423,871, with related costs of sales of $347,479. The property was developed for resale on a unit by unit basis and is stated at the lower of cost or estimated fair value, less estimated costs to sell. Real estate held for sale represents properties for which a committed plan to sell exists and an active program to market such properties has been initiated. Real estate held for sale is stated at cost less costs to sell unless the inventory is determined to be impaired in which case the impaired inventory is written down to fair value. At December 31, 2017, the Company’s real estate held for sale was pledged to a non-banking lender as security collateral for loans of $774,194 (see Note 10).

NOTE 6 - REAL ESTATE HELD FOR INVESTMENT

	As of	As of
	December 31, 2017	December 31, 2016

Office leasehold	$851,120	$766,674
Furniture and fixtures	57,814	48,174
Office equipment	15,378	9,989
Leasehold improvement	75,210	65,334
	999,522	890,171
Less: Accumulated depreciation and amortization	(130,538)	(88,657)
Total	$868,984	$801,514

Real estate held for investment represents three office units located in two commercial buildings in Kuala Lumpur, Malaysia. Two adjoining offices in one building are used or rented by the Company, and one office in another building is rented. Depreciation and amortization expense, classified as cost of rental, was $30,570 and $30,050 for the years ended December 31, 2017 and 2016, respectively. At December 31, 2017, the Company’s real estate held for investment was pledged to banks as security collateral for loans of $613,433 (see Note 10).

F-17

NOTE 7 – OTHER INVESTMENTS

	As of	As of
	December 31, 2017	December 31, 2016

(A) Investment in Greenpro Trust Limited – related party	$51,613	$51,613
(B) Investments in unconsolidated subsidiaries	3,500	582
Cash surrender value of life insurance, net of policy loan	75,344	56,058
Total	$130,457	$108,253

(A)	At December 31, 2017 and 2016, the Company had an investment in Greenpro Trust Limited of $51,613, which is approximately 12% of the equity interest of Greenpro Trust Limited and is accounted for under the cost method of accounting. Greenpro Trust Limited is a company incorporated in Hong Kong and Mr. Lee Chong Kuang and Mr. Loke Che Chan, Gilbert are common directors of Greenpro Trust Limited and the Company.

(B)	At December 31, 2017, the Company had investments in two unconsolidated entities with investment amounts aggregating $3,500. The Company’s ownership was less than 5% in each investment and each investment is accounted for under the cost method of accounting. At December 31, 2016, the Company had investments in two other unconsolidated entities aggregating $582.

During 2017, the Company invested $196,082 into an investment fund. At December 31, 2017, the Company determined that the investment was impaired and recorded a loss on other investments of $196,082.

F-18

NOTE 8 – INTANGIBLE ASSETS

	As of	As of
	December 31, 2017	December 31, 2016

Trademarks	$6,186	$5,127
Customer Lists and order backlog	703,037	624,500
	709,223	629,627
Less: Accumulated amortization	(293,231)	(157,307)
Less: Impairment	(164,337)	-
Total	$251,655	$472,320

Amortization expense for the years ended December 31, 2017 and 2016 were $135,925 and $121,862, respectively.

At December 31, 2017, the Company’s management determined that an impairment indicator was present for intangible assets acquired from BSHL and Yabez (Hong Kong) Company Limited. Based on the results of managements impairment analysis, it was determined that customer lists of $96,250 and order backlog of $68,087 were impaired, resulting in an impairment charge of $164,337. At December 31, 2016, there were no impairments of intangible assets recorded.

Amortization for each of the five years and thereafter following December 31, 2017 are as follows:

Year ending December 31:
2018	$90,000
2019	90,000
2020	69,055
Thereafter	2,600

Total	$251,655

NOTE 9 - DUE TO RELATED PARTIES

	As of	As of
	December 31, 2017	December 31, 2016

Due to noncontrolling interests	$1,617,241	$1,441,548
Due to shareholders	3,993	4,880
Due to directors	85,212	46,109
Due to related companies	107,484	16,955
Total	$1,813,930	$1,509,492

At December 31, 2017 and 2016, $1,441,548, was due to the noncontrolling interest in Forward Win International Limited, and is unsecured, bears no interest, is payable upon demand, and related to the initial acquisition of the Company’s real estate held for sale property. At December 31, 2017, $175,693 was due to the noncontrolling interest in BSHL, and is unsecured, bears no interest, and is payable upon demand.

Due to shareholders, directors, and related companies represents expenses paid by the related companies or shareholder or director to third parties on behalf of the Company, are non-interest bearing, and are due on demand.

F-19

NOTE 10 – LOANS SECURED BY REAL ESTATE

	As of	As of
	December 31, 2017	December 31, 2016

(A) Standard Chartered Saadiq Berhad, Malaysia	$363,974	$337,464

(B) United Overseas Bank (Malaysia) Berhad	249,459	229,706

(C) Bank of China Limited, Shenzhen, PRC	1,383,360	-

(D) Loan from non-banking lender, Hong Kong	774,194	-

	2,770,987	567,170
Less: current portion	(928,147)	(13,042)
Loans secured by real estate, net of current portion	$1,842,840	$554,128

(A)	In May 2013, the Company obtained a loan in the principal amount of MYR1,629,744 (approximately $495,170) from Standard Chartered Saadiq Berhad, a financial institution in Malaysia to finance the acquisition of leasehold office units at Skypark One City, Selangor in Kuala Lumpur, Malaysia. The loan bears interest at the base lending rate less 2.1% per annum (6.7% at December 31, 2017 and 2016) with 300 monthly installments of MYR9,287 (approximately $2,840) each and will mature in May 2038. The mortgage loan is secured by (i) the first legal charge over the property, (ii) personally guaranteed by Mr. Lee Chong Kuang and Mr. Loke Che Chan Gilbert, the directors of the Company, and (iii) guaranteed by a related corporation which is controlled by the directors of the Company.

(B)	In August 2013, the Company, through Mr. Lee Chong Kuang, the chief executive officer of the Company, obtained a loan in the principal amount of MYR1,074,696 (approximately $326,530) from United Overseas Bank (Malaysia) Berhad, a financial institution in Malaysia to finance the acquisition of a leasehold office unit at Northpoint, Mid Valley City in Kuala Lumpur, Malaysia. The loan bears interest at the base lending rate less 2.2% per annum (6.81% at December 31, 2017 and 2016) with 360 monthly installments of MYR5,382 (approximately $1,645) each and will mature in August 2043. The mortgage loan is secured by the first legal charge over the property.

(C)	In December 2017, the Company obtained a loan in the principal amount of RMB 9,000,000 (approximately $1,383,360) from Bank of China Limited, a financial institution in China, to finance the acquisition of leasehold office units of approximately 5,000 square feet at the Di Wang Building (Shun Hing Square), Shenzhen, China (the “Property”). The loan bears interest at a 25% premium above the 5-year-or-above RMB base lending rate per annum (6.125% at December 31, 2017) with 120 monthly installments and will mature in December 2027. The monthly installments will be determined by the sum of (i) a 25% premium above the 5-year-or-above RMB base lending rate per annum on the 20th day of each month for the interest payment and (ii) RMB75,000 (approximately $11,528) for the fixed repayment of principal. The mortgage loan is secured by (i) the first legal charge over the Property, (ii) a restricted-cash fixed time deposit of RMB 1,000,000 (approximately $153,707) of the Company, (iii) the accounts receivable of Greenpro Management Consultancy (Shenzhen) Limited, (iv) corporate guaranteed by the Company and by a related company which is controlled by Loke Che Chan Gilbert, and (v) personally guaranteed by Ms. Chen Yanhong, the legal representative of Greenpro Management Consultancy (Shenzhen) Limited and a shareholder of the Company.

(D)	In September, 2017, the Company borrowed HKD 8,000,000 (approximately $1,032,258) from Laboratory JaneClare Limited, a non-banking lender located in Hong Kong. The loan is secured by the Company’s real estate held for sale, bears interest at 8.4% per annum, and is due September 12, 2018.

Maturity dates of the loan secured by real estate for each of the five years and thereafter are as follows:

Year ending December 31:
2018	$928,147
2019	154,703
2020	155,413
2021	156,311
2022	157,175
Thereafter	1,219,238

Total	$2,770,987

F-20

NOTE 11 – STOCKHOLDERS’ EQUITY

Our authorized capital consists, of 600,000,000 shares, of which 500,000,000 shares are designated as shares of common stock, par value $0.0001 per share, and 100,000,000 shares are designated as shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are currently outstanding. Shares of preferred stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, relative, participating, options and other rights, and the qualifications, limitations, or restrictions thereof, of the preferred stock are to be determined by the Board of Directors before the issuance of any shares of preferred stock in such series.

In 2016, the Company sold a total of 424,004 shares of common stock in private placements at prices ranging from $1.60 to $1.80 per share, for aggregate gross proceeds of $711,707.

In 2017, the Company sold a total of 505,556 shares of common stock in private placements at prices ranging from of $1.80 to $2.50 per share, for aggregate gross proceeds of $984,864.

On April 25, 2017, the Company completed the acquisition of a 60% equity interest and assets of Billion Sino Holdings Limited (“BSHL”) and issued 340,645 shares of its restricted common stock at $2.50 per share to the stockholders of BSHL for consideration of $851,613. Due to the thinly traded market of the Company’s common stock, the purchase price consideration was based on the latest offering price in a contemporaneous private placement to a third party.

NOTE 12 - INCOME TAXES

The income (loss) before income taxes of the Company for the years ended December 31, 2017 and 2016 were comprised of the following:

	For the years ended December 31,
	2017	2016
Tax jurisdictions from:
– Local	$(723,141)	$(817,722)
– Foreign, representing:
Hong Kong	(2,174,011)	12,846
The PRC	114,443	(42,092)
Malaysia	(172,593)	(65,776)
Other (primarily nontaxable jurisdictions)	(93,235)	880,537

Loss before income taxes	$(3,048,537)	$(32,207)

Provision for income taxes consisted of the following:

	For the years ended December 31,
	2017	2016

Current:
– Local	$-	$-
– Foreign:
Hong Kong	20,286	7,459
The PRC	48,086	-

Deferred:
– Local	-	-
– Foreign	-	-
	$68,372	$7,459

F-21

Effective and Statutory Rate Reconciliation

The following table summarizes a reconciliation of the Company’s blended statutory income tax rate to the Company’s effective tax rate as a percentage of income from continuing operations before taxes:

	For the years ended December 31,
	2017	2016

Statutory blended tax rate	(24)%	(24)%
Goodwill impairment	16%	-
Increase in valuation allowance	10%	47%
– Foreign
Effective tax rate	2%	23%

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. During the periods presented, the Company has a number of subsidiaries that operates in different countries and is subject to tax in the jurisdictions in which its subsidiaries operate, as follows:

United States of America

The Company (GRNQ) is registered in the State of Nevada and is subject to United States of America tax law. As of December 31, 2017, the operations in the United States of America incurred $1,899,797 of cumulative net operating losses (NOL’s) which can be carried forward to offset future taxable income. The NOL carryforwards begin to expire in 2037, if unutilized. The Company has provided for a full valuation allowance of approximately $398,957 against the deferred tax assets on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

Hong Kong

The Company’s subsidiaries operating in Hong Kong are subject to the Hong Kong Profits Tax at the statutory income tax rate of 16.5% on its assessable income for its tax year. For the year ended December 31, 2017, certain subsidiaries in Hong Kong incurred an aggregate operating loss of $2,323,953 (including goodwill and impairment loss of $1,898,721), while other subsidiaries generated aggregate operating income of $149,942. For the year ended December 31, 2016, certain subsidiaries in Hong Kong incurred an aggregate operating loss of $32,514, while other subsidiaries generated aggregate operating income of $45,360. As of December 31, 2017, the cumulative operating losses and cumulative operating income for operations in Hong Kong was $3,154,457 and $140,779 respectively. The cumulative operating losses can be carried forward to offset future taxable income. The Company has provided for a full valuation allowance against the deferred tax assets of $520,486 (including goodwill and intangibles of $313,289) on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

F-22

The PRC

GMC(SZ), SZ Falcon and GSNSZ are operating in the PRC subject to the Corporate Income Tax governed by the Income Tax Law of the People’s Republic of China with a unified statutory income tax rate of 25%. For the year ended December 31, 2017, GMC(SZ), SZ Falcon and GSNSZ recorded aggregate operating income of $77,851. For the year ended December 31, 2016, GMC(SZ) and SZ Falcon recorded an aggregate operating loss of $42,092. As of December 31, 2017, the operations in the PRC had $162,985 of cumulative net operating losses which can be carried forward to offset future taxable income. The net operating loss carryforwards begin to expire in 2023, if unutilized. The Company has provided for a full valuation allowance against the deferred tax assets of $40,747 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

Malaysia

GRSB, GCVSB and GWSB are subject to the Malaysia Corporate Tax Laws at a progressive income tax rate starting from 20% on the assessable income for its tax year. For the years ended December 31, 2017 and 2016, GRSB, GCVSB and GWSB incurred an aggregate operating loss of $174,998 and $65,776, respectively, which can be carried forward indefinitely to offset its taxable income. As of December 31, 2017, the operations in Malaysia incurred $403,224 of cumulative net operating losses which can be carried forward to offset future taxable income. The net operating loss can be carried forward indefinitely. The Company has provided for a full valuation allowance against the deferred tax assets of $80,645 on the expected future tax benefits from the net operating loss carryforwards as the management believes it is more likely than not that these assets will not be realized in the future.

The following table sets forth the significant components of the aggregate deferred tax assets of the Company as of December 31, 2017 and December 31, 2016:

	As of	As of
	December 31, 2017	December 31, 2016
Deferred tax assets:
Goodwill and intangibles	$313,389	$-
Net operating loss carryforwards
– United States of America	398,857	431,009
– Hong Kong	207,197	26,506
– The PRC	40,747	60,209
– Malaysia	80,645	45,645
	1,040,835	563,369
Less: valuation allowance	(1,040,835)	(563,369)
Deferred tax assets	$-	$-

Management believes that it is more likely than not that the deferred tax assets will not be fully realizable in the future. Accordingly, the Company provided for a full valuation allowance against its deferred tax assets of $1,040,835 as of December 31, 2017. For the year ended December 31, 2017, the valuation allowance increased by $477,466, primarily relating to the impairment of goodwill and intangible assets and loss carryforwards from the various tax regimes.

F-23

NOTE 13 - RELATED PARTY TRANSACTIONS

	For the years ended December 31,
	2017	2016
Revenue from related parties is comprised of the following:
Service revenue
- Related party A	$10,065	$1,500
- Related party B	181,696	196,621
- Related party C	-	44,216
- Related party D	-	1,688
- Related party E	-	446
- Related party F	90,201	155,321
Total	$281,962	$399,792

Rental revenue
- Related party A	$3,484	$2,323
- Related party F	44,199	4,516
Total	$47,683	$6,839

Related parties A and E is under common control of Mr. Loke Che Chan, Gilbert, a director of the Company.

Related party B represent companies where Greenpro Venture Capital Limited owns a certain percentage of their company shares.

Related party C is under common control of Ms. Chen Yanhong, the director of GMC(SZ), a wholly-owned subsidiary of the Company.

Related party D is both under common control of Mr. Lee Chong Kuang and Mr. Loke Che Chan, Gilbert, the directors of the Company.

Related party F represents companies that we have determined that we can significantly influence based on our common business relationships.

F-24

NOTE 14 - SEGMENT INFORMATION

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. The Company has two reportable segments that are based on the following business units: service business and real estate business. In accordance with the “Segment Reporting” Topic of the ASC, the Company’s chief operating decision maker has been identified as the Chief Executive Officer and President, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Existing guidance, which is based on a management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report annually entity-wide disclosures about products and services, major customers, and the countries in which the entity holds material assets and reports revenue. All material operating units qualify for aggregation under “Segment Reporting” due to their similar customer base and similarities in: economic characteristics; nature of products and services; and procurement, manufacturing and distribution processes. The Company operates two reportable business segments:

●	Service business – provision of corporate advisory and business solution services

●	Real estate business – leasing and trading of commercial real estate properties in Hong Kong and Malaysia

The Company had no inter-segment sales for the periods presented. Summarized financial information concerning the Company’s reportable segments is shown as below:

(a) By Categories

	For the year ended December 31, 2017
	Real estate business	Service business	Corporate	Total

Revenues	$602,553	$3,313,819	$-	$3,916,372
Cost of revenues	(415,891)	(1,071,910)		(1,487,801)
Depreciation and amortization	20,091	155,681	12,715	188,487
Net income (loss)	99,181	(2,300,881)	(915,209)	(3,116,909)

Total assets	3,549,950	7,282,745	181,612	11,014,307
Capital expenditures for long-lived assets	$-	$3,109,152	$44,445	$3,153,597

	For the year ended December 31, 2016
	Real estate business	Service business	Corporate	Total

Revenues	$100,143	$2,991,592	$-	$3,091,735
Cost of revenues	(48,914)	(1,086,393)	-	(1,135,307)
Depreciation and amortization	30,050	136,671	483	167,204
Net income (loss)	(73,366)	98,060	(64,360)	(39,666)

Total assets	4,648,141	3,601,943	161,152	8,411,236
Capital expenditures for long-lived assets	$10,076	$6,050	$600	$16,726

F-25

(b) By Geography*

	For the year ended December 31, 2017
	Hong Kong	Malaysia	China	Total

Revenues	$2,705,182	$604,112	$607,078	$3,916,372
Cost of revenues	(1,207,775)	(224,963)	(55,063)	(1,487,801)
Depreciation and amortization	89,360	32,184	66,943	188,487
Net income (loss)	(3,191,830)	9,113	65,808	(3,116,909)

Total assets	5,396,075	1,203,016	4,415,216	11,014,307
Capital expenditures for long-lived assets	$45,503	$12,805	$3,095,289	$3,153,597

	For the year ended December 31, 2016
	Hong Kong	Malaysia	China	Total

Revenues	$2,449,225	$494,743	$147,767	$3,091,735
Cost of revenues	(980,442)	(107,996)	(46,869)	(1,135,307)
Depreciation and amortization	71,524	31,600	64,080	167,204
Net income (loss)	(69,725)	88,979	(58,920)	(39,666)

Total assets	7,210,984	1,134,046	66,206	8,411,236
Capital expenditures for long-lived assets	$3,422	$10,583	$2,721	$16,726

*Revenues and costs are attributed to countries based on the location of customers.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

The Company’s subsidiaries lease an office in Hong Kong under a non-cancellable operating lease that expires in April 2021. In addition, the Company’s subsidiaries lease certain office premises in the PRC under a non-cancellable operating lease that expired in December 2017. The aggregate lease expense for the years ended December 31, 2017 and 2016 were $474,741 and $273,949, respectively.

As of December 31, 2017, the Company has future minimum rental payments for office premises due under non-cancellable operating leases are as follows:

Year ending December 31:
2018	$270,732
2019	271,104
2020	260,645
2021	87,742
Thereafter	-

Total	$890,223

NOTE 16 - SUBSEQUENT EVENTS

In February and March 2018, Greenpro Venture Capital Limited (“GPVC”) entered into stock purchase agreements to sell an aggregate number of 14,900,000 shares of its investment in an unconsolidated subsidiary, Rito Group Corp., for total consideration of $300,000, resulting in a gain of $300,000. As of April 13, 2018, we still hold 100,000 shares of Rito Group Corp.

F-26

7,996,123 Shares of Common Stock

PROSPECTUS

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

The date of this prospectus is May 25, 2018